Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

BOOZ ALLEN HAMILTON INC.,

PAR GOVERNMENT SYSTEMS CORPORATION

and

PAR TECHNOLOGY CORPORATION

Dated as of June 7, 2024

i

TABLE OF CONTENTS
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TABLE OF CONTENTS
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EXHIBITS

Exhibit A	Contribution Agreement
Exhibit B	Distribution Agreement
Exhibit C	Balance Sheet Rules
Exhibit D	Current Assets and Current Liabilities
Exhibit E	Transferred Intellectual Property
Exhibit F	Transition Services Agreement
Exhibit G	R&W Insurance Policy

SCHEDULES

Schedule 1.1(a) – Retention Amount
Schedule 1.1(b) – Key Employees
Schedule 1.1(c) – Retained Employees
Schedule 2.2(b) – Pre-Closing Statement
Schedule 2.3 – Flow of Funds Memorandum
Schedule 3.2(a)(iv) – Third Party Consents
Schedule 3.2(a)(v) – Director and Officer Resignations
Schedule 7.4 – Affiliate Contracts
Schedule 7.7 – Transitional License
Schedule 7.8(c) – Vested Equity Awards of Continuing Employees
Schedule 7.8(f)(i) – Seller Deferred Compensation Plan - Accelerations
Schedule 7.8(f)(ii) – Seller Deferred Compensation Plan - Payout Amounts
Schedule 9.2(c) – Special Indemnity
Schedule 9.4(a) – Certain Excluded Liabilities
Seller and Company Disclosure Schedules
Buyer Disclosure Schedules

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of June 7, 2024 (this “Agreement”), by and among Booz Allen Hamilton Inc., a Delaware corporation (the “Buyer”), PAR Government Systems Corporation, a New York corporation (the “Company”), and PAR Technology Corporation, a Delaware corporation (the “Seller”).

RECITALS

A.          The Seller owns 100% of the issued and outstanding shares of common stock, par value $0.02 per share, of the Company (the “Shares”), which Shares constitute all of the issued and outstanding shares of capital stock of the Company.

B.           Prior to the date hereof, the Seller has, and has caused its Affiliates to, transfer to the Company all Transferred Intellectual Property pursuant to and subject to the terms and conditions of that certain Contribution Agreement, in the form attached hereto as Exhibit A (the “Contribution Agreement” and the transactions contemplated thereby, the “Pre-Transaction Asset Contribution”).

C.           Prior to the date hereof, the Seller has caused (a) the Capital Stock of the Excluded Subsidiary to be transferred to the Seller pursuant to the terms and conditions of that certain Distribution Agreement, in the form attached hereto as Exhibit B (the “Distribution Agreement”) and (b) the employment of the Retained Employees to be transferred to the Excluded Subsidiary (the transactions contemplated by the foregoing clauses (a) and (b), the “Pre-Transaction Asset Distribution”, and the Pre-Transaction Asset Distribution, together with the Pre-Transaction Asset Contribution, the “Pre-Transaction Asset Transfers”).

D.           The Company has adopted a “plan of liquidation” (within the meaning of Treasury Regulations Section 1.332-2) providing for the liquidation of the Company through the transactions to be completed in the Pre-Transaction Asset Distribution together with the Section 338(h)(10) Election.

E.           Concurrently with or prior to the execution and delivery of this Agreement, and as a material inducement to the Buyer to enter into this Agreement, each of the Key Employees has entered into and delivered to the Buyer a retention agreement in form and substance reasonably acceptable to the Buyer, in each case, to be effective as of the Closing Date.

F.            The Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, all of the Shares on the terms and subject to the conditions set forth in this Agreement (the “Stock Purchase”).

ACCORDINGLY, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1          Definitions.  The following capitalized terms shall have the following meanings for all purposes of this Agreement:

“Action” means any action, mediation, arbitration, hearing, indictment, litigation, investigation, audit, claim, suit or other similar civil, criminal or administrative proceeding by or before a Governmental Authority or arbitrator.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person.  For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings.  For purposes of this Agreement, the Company is an Affiliate of the Seller prior to the Closing and the Company is an Affiliate of the Buyer from and after the Closing.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act, any national and international Law enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, and any other applicable anti-corruption or anti-bribery Law.

“Balance Sheet Rules” means:  the specific accounting principles listed in Exhibit C.

“Benefit Plan” means any pension, profit-sharing, savings, retirement, (whether tax-qualified or not), employment, collective bargaining, consulting, severance, termination, executive compensation, incentive compensation, deferred compensation, bonus, stock purchase, stock option, phantom stock or other equity-based compensation, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies and including any self-insured arrangement), Code Section 125 “cafeteria” or “flexible” benefit, supplemental income, employee loan, educational assistance or fringe benefit plan, program, policy, practice, agreement or arrangement, whether written or oral, formal or informal, including each “employee benefit plan” within the meaning of Section 3(3) ERISA, Multiemployer Plan and any other employee benefit plan, program, policy, practice, agreement or arrangement, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the Contemplated Transactions).

“Business” means the business of providing products, solutions and services currently or historically provided or offered by or on behalf of the Company, or currently proposed for the Company to provide or offer, in each case, relating to:  (i) systems integration and engineering and situational awareness solutions (including Team Awareness Kit/Tactical Assault Kit (TAK) and any related Android, Windows, iOS variants, systems, including any and all current and prior versions, variations or derivatives thereof), (ii) counter small unmanned aerial systems research, development, integration, and related operation and maintenance services, and any and all hardware, Software, equipment, and other products and solutions related to such services, (iii) image processing, georeferenced imagery and communications, visualized data and data-sharing, and geospatial commercial Software solutions, (iv) data science solutions and services related to mission readiness and operational intelligence, (v) warfighter performance, human performance, immersive modeling and simulation, and training, (vi) media exploitation and forensics, (vii) cyber, air, and space domains, including proliferated low earth orbit (P-LEO) and Command, Control, Communications, and Computer, Intelligence, Surveillance, and Reconnaissance (C4ISR), and (viii) products, solutions and services which have been delivered pursuant to or are under development through the following projects:  Sit(x) and GOTS-Sit(x) Government Off the Shelf delivery of a product, derivative of Sit(x); GvStreamer; VATER Video at the Edge Relay; Data Marketplace; Push2TAK; Gv-x; GV 3.0; MQ 9 Menu Trainer; TAK Streaming Analytics; GvLF; and Gv2F.  For the avoidance of doubt, “Business” shall not include the mission systems business operated by the Excluded Subsidiary, the Excluded Lower-Tier Subsidiaries or the Excluded Lower-Tier JVs consisting of providing on-site technical support services for strategic communications and information systems to United States Governmental Authorities (the “Excluded Subsidiary Business”).

“Business Day” means any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Buyer Disclosure Schedules” means the disclosure schedules of the Buyer, dated as of the date hereof, accompanying this Agreement.

“Capital Stock” means (a) any shares, equity interests, equity participations or other equity equivalents (however designated) of capital stock of a corporation; (b) any equity ownership interests or other equity equivalents (however designated) in a Person other than a corporation, including membership interests and partnership interests; and (c) any warrants or options to purchase, calls or rights to acquire, or securities convertible or exchangeable into, any of the foregoing equity securities described in clauses (a) and (b).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, Pub. L. 116-136, and any administrative or other guidance published with respect thereto by any Governmental Authority.

“Closing Cash” means (a) all cash, cash equivalents and marketable securities of the Company, less (b) the amounts of any issued but uncleared checks and wires issued by the Company, and Restricted Cash, plus (c) without duplication, the amounts of any issued but uncleared checks and wires received by the Company but not yet cashed (in each case of the foregoing clauses (a), (b) and (c), calculated as of the Effective Time in accordance with the Balance Sheet Rules).

“Closing Indebtedness” means the amount of Indebtedness of the Company outstanding as of the Effective Time, and without giving effect to, the Closing, determined in accordance with the Balance Sheet Rules; provided that Closing Indebtedness shall be reduced by an amount equal to fifty percent (50%) of the Equity Vesting Amount.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any agreement, memorandum of understanding, or other contractual obligation between the Company and any labor organization, trade union, guild shop committee, employee association, works council, authorized employee representatives or other authorized group in respect of or affecting employees of the Company.

“Company Benefit Plan” means any Benefit Plan, excluding any Seller Benefit Plan, under which any current or former Service Provider (or any dependents thereof) has any present or future right to benefits and that is or has been maintained, sponsored, contributed to or required to be contributed to by the Company or with respect to which the Company has or may have any Liability.

“Company Intellectual Property” means, collectively, all of (a) the Intellectual Property owned, or purported to be owned, by the Company (together with the Transferred Intellectual Property, as defined below, the “Owned Intellectual Property”), and (b) all Intellectual Property that is Exploited by the Company that is not Owned Intellectual Property (the “Non-Owned Intellectual Property”).

“Company Products” means all products and all Software, hardware, firmware, appliance, sensor, server, equipment or device developed, in development, manufactured, deployed, made available (including on a cloud services, “as-a-service”, subscription or hosted service basis, or any similar basis), marketed, distributed, provided, supported, licensed, subscribed for, sold, offered for sale, imported or exported for resale, by or on behalf of the Company in the conduct of the Business as of the date hereof.

“Company Services” means any services provided by or on behalf of the Company in the conduct of the Business, including consulting, development, configuration, installation, operation, improvement, maintenance and support services.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of November 27, 2023, between the Seller and the Buyer.

“Contemplated Transactions” means the transactions contemplated by the Transaction Documents.

“Contract” means any legally binding contract, agreement, indenture, note, bond, loan, debt instrument, security agreement, license, lease, sublease, conditional sales contract, covenant, power of attorney, proxy, indenture, purchase and sale order, mortgage, franchise agreement, commitment, understanding or other agreement or arrangement, oral or written, to which a Person is a party or by which a Person or any of its assets or property is bound.

“Current Assets” means, as of the Effective Time, the current assets of the Company (including current non-income Tax assets, but specifically excluding Closing Cash, income Tax assets and deferred Tax assets), as determined in accordance with the Balance Sheet Rules.

“Current Government Contract” means any Government Contract for which the period of performance has not yet expired per its terms or been terminated, or for which final payment has not yet been received.

“Current Liabilities” means, as of the Effective Time, the current liabilities of the Company (including current non-income Tax liabilities, but specifically excluding any income Tax liabilities (which for the avoidance of doubt are intended to be taken into account in Indebtedness), deferred Tax liabilities, Indebtedness and Transaction Expenses), as determined in accordance with the Balance Sheet Rules.

“DCSA” means the Defense Counterintelligence and Security Agency (previously known as the Defense Security Service) of the U.S. Department of Defense.

“Disclosure Schedules” means (i) the Seller and Company Disclosure Schedules and (ii) the Buyer Disclosure Schedules.

“DOL” means the U.S. Department of Labor.

“Equity Vesting Amount” means an amount equal to the sum of (1)(A) the aggregate total of sum of “Outstanding Unvested Restricted Stock Units” set forth in Schedule 7.8(c), multiplied by (B) the closing sales price per share for a share of common stock of Seller on the Closing Date quoted on the NYSE, plus (2) the employer portion of the amount of any payroll, employment or similar Taxes owed by the Company or Seller in connection with vesting the Continuing Employees set forth on Schedule 7.8(c) in all of their equity and equity-based awards issued to them by the Seller relating to the equity of Seller as set forth in Schedule 7.8(c).  Solely for purposes of the Pre-Closing Statement, the parties will use the closing sales price per share for a share of common stock of Seller as of the date that is at least three (3) Business Days prior to the Closing Date, and the parties acknowledge and agree that such amount shall be subject to adjustment in accordance with Section 2.4 to reflect the actual closing sales price per share as of the Closing Date.

“Enforceability Exceptions” means (a) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and (b) general principles of equity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person under common control with the Company that, together with the Company, could be deemed a “single employer” under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m), or (o) of the Code, and the regulations issued thereunder.

“Excluded Liabilities” means (i) all Liabilities to the extent that such Liabilities relate to the Excluded Subsidiary and the Excluded Lower-Tier Subsidiaries and Excluded Lower-Tier JVs and the operation of the Excluded Subsidiary Business, including, all Liabilities resulting from, arising out of, or relating to the employment or engagement or termination of any Retained Employee, in each case prior to the Closing, (ii) except as expressly provided in the Transition Services Agreement, all Liabilities to the extent such Liabilities result from, or arise out of, or relate to the Seller Benefit Plans, (iii) all Liabilities for (A) any Taxes of the Seller and its Affiliates (including, for the avoidance of doubt, the Company) arising from or in connection with the Pre-Transaction Asset Distribution or the Section 338(h)(10) Election or the termination of Affiliate transactions described in Section 7.4, (B) any Taxes of any Excluded Subsidiary or any Excluded Lower-Tier Subsidiary and any Taxes arising from or in connection with the sale of an Excluded Subsidiary or any Excluded Lower-Tier Subsidiary, (C) any Taxes imposed on or with respect to any Excluded Liability, or the Retained Business and (D) the unpaid Taxes of any Person (other than the Company) for which the Company is liable under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or non-U.S. Law) as a result of the membership of the Company in any affiliated, consolidated, combined or unitary Tax group before the Closing, in all cases without duplication for amounts already taken into account in determining the Final Purchase Price hereunder, and (iv) the matter set forth on Schedule 9.4(a).

“Excluded Lower-Tier Subsidiaries” means each of (a) PAR Technology Australia Pty. Ltd., (b) Rome Research Iceland ehf., and (c) Rome Research Philippines Private Limited Company.

“Excluded Lower-Tier JVs” means (a) Oneida-Rome Solutions, LLC, and (b) InDyneRome, LLC.

“Excluded Subsidiary” means Rome Research Corporation, a New York corporation.

“Exploit” means develop, design, test, modify, make, use, sell, offer for sale, have made, used and sold, import, export, copy, reproduce, publish, display, perform, market, distribute, commercialize, license, sublicense, make available, support, maintain, correct, translate and create derivative works of, in any medium or means of storage or transmission.

“FAR” means the Federal Acquisition Regulation and any applicable agency supplement thereto.

“Fraud” means actual and intentional common law fraud under Delaware law committed by a party with respect to the making of any representations and warranties expressly set forth in Article IV, V or VI (as applicable), which, for the avoidance of doubt, excludes any type of constructive or equitable fraud or any claims (including fraud) based on negligence or recklessness or a similar theory.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Contract” means any Contract, including any funding agreement, cooperative agreement, other transaction agreement, or blanket purchase agreement entered into between the Company or, with respect to the Business, the Seller or any of its other direct or indirect Subsidiaries, and (i) any Governmental Authority, (ii) any prime contractor of any Governmental Authority in its capacity as such, or (iii) any subcontractor (at any tier) with respect to any Contract described in clauses (i) and (ii) above.  A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates.  Preliminary agreements prior to execution of the primary Contract, such as non-disclosure agreements, shall not be deemed to constitute Government Contracts for purposes of this definition.

“Government Contract Bid” means any offer, proposal or quote for goods or services to be delivered by the Company or, with respect to the Business, the Seller or any of its other direct or indirect Subsidiaries, that if awarded by a Governmental Authority would lead to a Government Contract.

“Governmental Authority” means (a) any federal, provincial, state, local, municipal, national or international government or governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private); or (b) any political subdivision of any of the foregoing.

“Indebtedness” means, without duplication (a) any indebtedness or other obligation of the Company for borrowed money, whether current, short-term or long-term and whether secured or unsecured; (b) any indebtedness of the Company evidenced by any note, bond, debenture or other security or similar instrument; (c) any liabilities of the Company under any performance bond or letter of credit, in each case, to the extent drawn, or any bank overdrafts and similar charges; (d) any Liability of the Company for the payment of money relating to leases that is required to be classified as a capitalized lease obligation (excluding operating lease obligations) in accordance with GAAP; (e) any Liability of the Company for all or any part of the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business and not more than ninety (90) days past due); (f) any Liability of the Company for deferred revenue, (g) (i) any Liability of the Company for any accrued but unpaid bonuses or other incentive compensation (including in connection with vesting the Continuing Employees set forth on Schedule 7.8(c) in all of their equity and equity-based awards issued to them by the Seller relating to the equity of the Seller as set forth in Schedule 7.8(c)) for any performance period ending prior to the Closing Date, together with the employer portion of the amount of any withholding, payroll, employment or similar Taxes, in connection with such payments (in each case, excluding, for the avoidance of doubt, any payments in connection with, or related to, the “EBI” program) and (ii) the retention amount set forth on Schedule 1.1(a) to the extent paid by the Company or the Buyer, (h) any Liability of the Company under any derivative, hedging or similar agreements (including interest rate, currency or commodity swap agreements, cap agreements, collar agreements or any other agreements or arrangements designed to protect a Person against fluctuations in interest rate, currency exchange rates or commodity prices), in each case, valued at the fair value thereof and net of all payments owed to the Company or its Affiliates thereunder; (i) any Liability of any other Person or group of Persons that the Company has guaranteed, whether or not such Liability is recourse to the Company or any of the Company’s assets or is secured in whole or in part by the assets of the Company; (j) all Liabilities secured by a Lien on any asset of the Company (other than with respect to an operating lease), other than Permitted Liens, and solely to the extent not released at the Closing; (k) any Liabilities with respect to accrued severance or retention payments related to any termination of employment of any Service Provider occurring prior to the Closing Date, and accrued but unused annual leave in excess of one hundred twenty hours, together with the employer portion of the amount of any withholding, payroll, employment or similar Taxes (if any), in connection with such payments (provided, that in no event will Indebtedness include any severance or retention Liabilities to the extent incurred by or at the written direction of the Buyer or any of its Affiliates); (l) any Liabilities accrued by the Company with respect to current or former Service Provider under any unfunded or underfunded nonqualified deferred compensation or defined benefit pension plans (including any Withdrawal Liability related thereto) and the employer portion of the amount of any withholding, payroll, employment or similar Taxes incurred as a result of any Indebtedness with respect to the amounts set forth in this clause (l) of this definition; (m) any declared and unpaid dividend or management fee owed by the Company to the Seller; (n)  all Pre-Closing Taxes, (o) any indebtedness or other obligation of the Company pursuant to Affiliate Contracts (which, for the avoidance of doubt, shall exclude any Transaction Document and the Contracts set forth on Schedule 7.4 hereto), including, without limitation, all intercompany liabilities, in each case, to the extent any such Affiliate Contracts are not terminated pursuant to Section 7.4; and (p) any accrued interest, premiums, penalties, prepayment fees and other fees and expenses relating to the foregoing.  Notwithstanding the foregoing, “Indebtedness” does not include (A) any operating lease obligations, (B) obligations under any undrawn letters of credit, performance bonds or similar obligations, or (C) trade payables incurred or arising in the ordinary course of business consistent with past practice.  For purposes of calculating Indebtedness and Closing Indebtedness, any liabilities included in the calculation of Transaction Expenses shall be excluded from such calculations of Indebtedness and Closing Indebtedness.

“Indemnifying Party” means the party from whom indemnification is claimed in accordance with Article IX.

“Intellectual Property” means any of the following, as they exist anywhere in the world, whether registered or unregistered:   (a) United States and foreign patents, patent applications, utility models, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, provisionals, reexaminations and interferences thereof) (“Patents”); (b) United States federal, state, and foreign trademarks, service marks, trade dress, and trade names, pending applications to register the foregoing, and common law trademarks, service marks, and tradenames, designs, logos, and other designations of origin, including, but not limited to, taglines, brand names, logos and corporate names and all goodwill related thereto (“Trademarks”); (c) copyrightable works of authorship, including, but not limited to, registered copyrights in both published works and unpublished works, unregistered copyrights in both published works and unpublished works, and applications to register copyrightable works of authorship, including, but not limited to, mask works and designs (“Copyrights”); (d) trade secrets, know-how, inventions, methods, formulae, processes, procedures, databases, confidential business information and other proprietary information and rights; (e) Software, including all source code, object code, specifications, designs and documentation related thereto; (f) domain names, Internet addresses, social media accounts and identifiers (such as an X® Handle), uniform resource locators (URLs) and other computer identifiers (“Internet Names”); and (g) all other intellectual property or proprietary rights of any kind or nature.

“International Trade Laws” means any domestic Law, governmental Order, license, directive, award or other decision or requirement, including any amendments, having the force or effect of law, of any applicable Governmental Authority, concerning the importation, exportation, reexportation or transfer of goods, technical data, technology and/or services, and the terms and conduct of transactions and making or receiving of payment related to such importation, exportation, reexportation or transfer, including, as applicable, the Tariff Act of 1930, as amended, and other Laws and programs administered or enforced by the U.S. Department of State, U.S. Department of Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement and their predecessor agencies; the Export Controls Reform Act of 2018, as amended; the Export Administration Regulations, including related restrictions with regard to transactions involving Persons and entities on the U.S. Department of Commerce Denied Persons List or Entity List; the Arms Export Control Act, as amended; the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving Persons and entities on the Debarred List; the International Emergency Economic Powers Act, as amended; the Trading With the Enemy Act, as amended; the embargoes and economic sanctions administered by OFAC; orders of the President regarding embargoes and economic sanctions on transactions with designated countries and entities, including Persons and entities designated on lists of restricted parties; the antiboycott regulations administered by the U.S. Department of Commerce; the antiboycott regulations administered by the U.S. Department of the Treasury; and other Law adopted by the governments or agencies of other countries relating to the same subject matter as the United States Law described above.

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” means all computer systems, including Software, hardware, firmware, middleware and platforms, interfaces, systems, networks, information technology equipment, facilities, websites, infrastructure, workstations, switches, data communications lines and associated documentation that are owned or controlled by the Company.

“Key Employee” means each of the Persons set forth on Schedule 1.1(b) hereto.

“Knowledge” means (a) when used in reference to the Company or the Seller, the actual knowledge of Michael Nelson, Bryan Menar, Jim Grates and Ed Bohling, in each case, as would reasonably be expected to be discovered in the ordinary course of performing their respective responsibilities; and (b) when used in reference to the Buyer, the actual knowledge of Christine Cox, in each case, as would reasonably be expected to be discovered in the ordinary course of performing their respective responsibilities.

“Labor Laws” means any Laws relating to hiring of employees, employment and employment practices, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, classification of workers as employees and independent contractors, hours, vacation, leaves, occupational safety and health, employee whistle-blowing, immigration, withholding of income Taxes on wages, unemployment compensation, worker’s compensation, social security contributions, employee privacy, disability, collective bargaining, secondment, layoffs, employment record-keeping and posting requirements, and termination of employees.

“Law” means any law, statute, ordinance, code, regulation, rule or other requirement of any Governmental Authority.

“Liability” means any liability, debt, obligation, loss, damage, cost or expense, in each case, whether known or unknown, direct or indirect, whether liquidated or unliquidated, whether due or become due, and whether accrued or contingent.

“Lien” means any lien, mortgage, deed of trust, deed to secure debt, pledge, charge, easement, claim, right of first refusal, security interest, transfer restriction, or other similar restriction (other than restrictions on transfers to the extent arising under applicable securities Laws).

“Material Adverse Effect” means any effect, event, change, occurrence, circumstance, condition, matter, state of facts or development that, individually or together with any one or more effects, events, changes, occurrences, circumstances, conditions, matters, states of fact or developments, (a) has had or would be reasonably expected to have a material adverse effect on the business, results of operations or condition (financial or otherwise) of the Company or the Business, taken as a whole, or (b) would prevent, materially delay or materially impede the ability of the Seller, the Company, or any of the Company’s Subsidiaries to perform their respective obligations under this Agreement or any of the other Transaction Documents or to consummate the Contemplated Transactions; provided that, for purposes of clause (a) only, none of the following shall be taken into account in determining whether there has been a Material Adverse Effect:   any adverse change, effect, event, occurrence, circumstance, condition, matter, state of facts or development to the extent attributable, directly or indirectly, to (i) conditions affecting the U.S. economy as a whole or global markets in general (including financial markets), (ii) an earthquake, hurricane, tornado or other natural disaster, (iii) (A) the commencement, continuation or escalation of a war, civil unrest, material armed hostilities or other material international or national calamity or (B) any cyber-attack or act of terrorism (including cyber terrorism) (unless targeted at the Company), (iv) any change effected after the date hereof in applicable Law or GAAP, (v) general changes or developments in any of the industries in which the Company and the Business operates, (vi) changes in regional, national or international political conditions or in general economic, business, regulatory, political or market conditions or in national or international financial markets, (vii) any action taken by the Seller or the Company which is expressly required to be taken by this Agreement or taken with the consent of the Buyer, (viii) any global or national epidemic, or pandemic or (ix) any failure of the Company to meet any projections or forecasts in and of itself (provided that clause (ix) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); provided, that in the case of any of the foregoing clauses (i) through (vi) and (viii), to the extent such adverse change, effect, event, occurrence, circumstance, condition, matter, state of facts or development disproportionately affects the Company or the Business relative to other companies in the industries or geographic locations, as applicable, in which they operate, then only such incremental disproportionate adverse change, effect, event, occurrence, circumstance, condition, matter, state of facts or development may be taken into account in determining whether a Material Adverse Effect has occurred or will occur.

“Multiemployer Plan” means any “multiemployer plan” as such term is defined in Section 3(37) of ERISA.

“Net Working Capital” means Current Assets minus Current Liabilities, as determined in accordance with the Balance Sheet Rules, each calculated as of the Effective Time, and without giving effect to, the Closing.  An illustrative calculation of “Current Assets”, “Current Liabilities” and the resulting calculation of Net Working Capital is set forth in Exhibit D.

“Net Working Capital Deficit” means the amount, if any, by which the Net Working Capital Target exceeds the Net Working Capital.

“Net Working Capital Surplus” means the amount, if any, by which the Net Working Capital exceeds the Net Working Capital Target.

“Net Working Capital Target” means $6,400,000.

“NISPOM” means the National Industrial Security Program Operating Manual, as codified at 32 C.F.R. Part 117.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Open Source Software” means, collectively, Software that is distributed as “free software” (as defined by the Free Software Foundation), “open source software” (meaning Software distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org) or under a similar licensing or distribution model (including under a GNU General Public License, GNU Lesser General Public License, GNU Affero General Public License, Mozilla Public License, BSD License, Artistic License, Netscape Public License, Sun Community Source License, Sun Industry Standards License (SISL), Apache License and Business Source License), any derivative of the foregoing, and any other Software that is made available pursuant to a license that purports to require the distribution of or access to source code or purports to restrict one’s ability to charge for distribution of or to use Software for commercial purposes.

“Order” means any order, decision, judgment, writ, injunction, decree, award or other determination of any Governmental Authority.

“Organizational Document” means, with respect to any Person that is not a natural person, such Person’s charter, certificate or articles of incorporation or formation, bylaws, memorandum and articles of association, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, limited liability partnership agreement or other constituent or organizational documents of such Person.

“PBGC” means the U.S. Pension Benefit Guaranty Corporation.

“Permit” means any license, permit, certificate, approval, consent, registration or similar authorization of any Governmental Authority.

“Permitted Liens” means (a) Liens for current Taxes not yet due and payable (or which may be paid without interest or penalties) or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the Financial Statements in accordance with the Balance Sheet Rules; (b) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested in good faith by appropriate proceedings and, in each case, for which appropriate reserves have been established on the Financial Statements in accordance with the Balance Sheet Rules; (c) zoning, entitlement, building and other land use Liens applicable to the Leased Property which are not violated by the current use, occupancy or operation of the Leased Property; (d) covenants, conditions, restrictions, easements and other non-monetary Liens affecting title to any Leased Property which do not and would not reasonably be expected to, individually or in the aggregate, materially impair the value, current use, occupancy or operation of such Leased Property, (e) Liens arising out of, or in connection with any financing by the Buyer or its Affiliates, (f) non-exclusive licenses of Intellectual Property rights granted in the ordinary course of business, and (g) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens that have arisen in the ordinary course of business, that do not secure indebtedness, and that do not materially interfere with the present use of the assets of the Company or materially detract from the value of the assets of the Company.

“Person(s)” means any natural person, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, joint venture, business enterprise, trust or other legal entity, including any Governmental Authority.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date, and, with respect to any Straddle Period, the portion of such Straddle Period through and including the Closing Date.

“Pre-Closing Taxes” means any unpaid income Taxes of the Company, with respect to any Pre-Closing Tax Period that are (i) reflected on a filed Tax Return for a Tax period commenced on or after January 1, 2024 or (ii) for which the applicable Tax Return is not due to be filed until after the Closing Date.  “Pre-Closing Taxes” shall in no event be an amount less than zero in any jurisdiction with respect to any Tax, shall not include any offsets or reductions with respect to Tax refunds or assets, but shall be offset by any estimated income Tax payments or overpayments of Tax to the extent such estimated income Tax payments are made prior to the Closing Date and actually reduce the relevant income Taxes payable with respect to a Pre-Closing Tax Period.

“Representative(s)” means, with respect to any Person, any and all directors, shareholders (only in relation to private companies), members, managers, officers, employees, consultants, financial advisors, attorneys, accountants, or other advisors or agents.

“Restricted Cash” means cash security deposits made by the Company to cash collateralize any obligation of the Company, cash of the Company in reserve or escrow accounts, and cash of the Company that is subject to a lockbox, dominion, control, or similar agreement (other than those that will be terminated at Closing) or otherwise subject to any legal, contractual or other restriction on the ability to freely transfer or use such cash for any lawful purpose, including restrictions on repatriations.

“Retained Business” means any business conducted by the Seller and any of its Subsidiaries (other than the Company); provided, that Retained Business expressly excludes the Business.

“Retained Employees” means the employees of the Company listed on Schedule 1.1(c) hereto.

“Sanctioned Jurisdiction” means any jurisdiction that is the subject or target of a comprehensive embargo by the United States, the United Nations, Canada, the European Union, or the United Kingdom, including Cuba, Iran, North Korea, Syria, the Crimea Region of Ukraine, and the Covered Regions of Ukraine (as defined by Executive Order 14065).

“Sanctioned Person(s)” means (i) Persons with names listed on a list of denied or restricted parties, (ii) a Person owned or controlled by the government of a Sanctioned Jurisdiction, (iii) a Person located, organized or ordinarily resident in a Sanctioned Jurisdiction or (iv) a Person 50% or more, directly or indirectly, owned or otherwise controlled by one or more Persons referenced in clause (i), (ii) or (iii) (to the extent applicable).

“SEC” means the U.S. Securities and Exchange Commission.

 “Seller and Company Disclosure Schedules” means the disclosure schedules of the Seller and the Company, dated as of the date hereof, accompanying this Agreement.

“Seller Benefit Plan” means any Benefit Plan, excluding any Company Benefit Plan, under which any current or former Service Provider (or any dependents thereof) has any present or future right to benefits and that is or has been maintained, sponsored, contributed to or required to be contributed to by the Seller or any of its Affiliates or with respect to which the Seller or any of its Affiliates has or may have any Liability.  For the avoidance of doubt, “Seller Benefit Plans” shall include any Benefit Plan maintained, sponsored, contributed to or required to be contributed to by the Excluded Subsidiary or any Excluded Lower-Tier Subsidiary or with respect to which the Excluded Subsidiary or any Excluded Lower-Tier Subsidiary has any Liability.

“Service Provider” means any director, officer, employee, consultant or individual independent contractor of the Company.

“Software” means all:   (a) computer programs, whether in source code, object code or human readable form; (b) databases and compilations, including all data and collections of data, whether machine readable or otherwise; and (c) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Straddle Period” means any taxable period that includes but does not end on the Closing Date.

“Subsidiary” means, with respect to any specified Person, any entity of which the specified Person (either alone or through or together with any other Subsidiary of such specified Person) directly or indirectly owns more than 50% of the voting stock or other interests, the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such entity.

“Tax Contest” means any audit, suit, examination, inquiry, conference, Action, assessment, investigation, claim, administrative or judicial proceeding, or other similar interaction with a Governmental Authority with respect to any Tax.

“Tax Returns” means any and all reports, returns, claims for refund, estimates, declarations, information reports or returns or statements supplied or required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxes” means any and all taxes imposed by any Governmental Authority, including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, unclaimed property or escheat, disability, transfer, sales, use, excise, license, occupation, registration, stamp, premium, environmental, customs duties, alternative or add-on minimum, estimated, gross receipts, and value-added taxes, and any other taxes, assessments, charges or fees in the nature of a tax, in each case, together with any interest, penalties or additions associated therewith.

“Transaction Documents” means this Agreement and all other instruments, certificates and documents being executed and delivered in connection herewith, including, without limitation, the Distribution Agreement, the Contribution Agreement, and the Transition Services Agreement.

“Transaction Expenses” means any fees, costs and expenses incurred or subject to reimbursement by the Company or any of its Subsidiaries on or prior to the Closing, in each case, in connection with the Contemplated Transactions (whether incurred prior to or after the date hereof) and not paid prior to the Closing, including, without duplication:   (a) any brokerage, finders’ or other advisory fees, costs, expenses, commissions or similar payments; (b) any fees, costs and expenses of counsel, accountants or other advisors or service providers; (c) any fees, costs and expenses or payments of the Company or any of its Affiliates related to any transaction bonus, discretionary bonus, change-of-control payment, phantom equity payout, retention or “stay-put” payments, severance or other compensatory payments made to any employee of the Company or any of its Affiliates as a result of the execution of any Transaction Document or the occurrence of the Closing of the Contemplated Transactions (other than any “double trigger,” contingent or similar payments to any employee in connection with a subsequent termination or continued employment or engagement by the Company of such employee after the Closing); (d) the employer portion of the amount of any withholding, payroll, employment or similar Taxes incurred as a result of any Transaction Expense with respect to the amounts set forth in clause (c) of this definition; (e) up to $125,000 of all premiums and other costs and expenses associated with obtaining the D&O Tail Policy; and (f) fifty percent (50%) of Transfer Taxes in accordance with Section 8.4;  provided, that in no event will Transaction Expenses include any costs, fees, expenses or other Liabilities to the extent incurred by or at the written direction of the Buyer or any of its Affiliates (except with respect to any such cost, fee, expense, or Liability that is expressly required to be borne by the Company pursuant to any term or provision of this Agreement).

“Transferred Intellectual Property” means the Intellectual Property set forth on Exhibit E.

“Transition Services Agreement” means the Transition Services Agreement, dated as of the Closing Date, between the Seller and the Buyer, substantially in the form attached hereto as Exhibit F.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“WARN Act” means the Worker Adjustment and Retraining Notification Act (29 USC § 2101 et seq.) and the regulations promulgated thereunder or any similar state, local or foreign Law.

“Withdrawal Liability” means any Liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2          Other Capitalized Terms.  The following terms shall have the meanings specified in the indicated section of this Agreement.

Term	Section

2010 Health Care Law	5.20(o)
Accounting Firm	2.4(b)
Acquisition Engagement	10.19(a)
Affiliate Contracts	7.4
Agreement	Preamble
Annual Balance Sheets	5.8(a)
Annual Financial Statements	5.8(a)
Back-Office Employees	7.11(b)(ii)
Business Confidential Information	7.1(c)
Business Employees	5.19(a)
Buyer Indemnified Parties	9.2
Buyer’s 401(k) Plan	7.8(d)
Cap	9.4(a)
Claim Notice	9.5(a)
Closing	3.1
Closing Date	3.1
Closing Statement	2.4(a)
COBRA	5.20(e)
Combined Tax Return	8.2(b)
Competitive Business	7.11(b)(i)
Content	5.16(b)
Continuing Employees	7.8(a)
Contribution Agreement	Recitals
Copyrights	1.1
D&O Tail Policy	3.2(a)(x)
Data Room	1.3(n)
DDTC	7.12
Direct Claim	9.5(b)
Dispute	2.4(b)
Distribution Agreement	Recitals
Easement	5.17(b)
Easement Agreement	5.17(b)
Easement Agreements	5.17(b)
Easements	5.17(b)
Effective Time	3.1
Environmental Law	5.24(b)
Estimated Purchase Price	2.2(a)
Excluded Subsidiary Business	1.1
Final Purchase Price	2.4(d)
Financial Statements	5.8(a)
Flow of Funds Memorandum	2.3
FOCI	6.8
Forms	8.9(a)

Funded Indebtedness	2.3
Gibson Dunn	10.19(a)
Hazardous Substance	5.24(c)
Indemnified Parties	9.3
Interim Financial Statements	5.8(a)
Internet Names	1.1
ITAR	7.12
Key Contractor	7.11(b)(ii)
Latest Balance Sheet	5.8(a)
Lease	5.17(b)
Leased Properties	5.17(b)
Leased Property	5.17(b)
Leases	5.17(b)
Losses	9.2
Material Contracts	5.14(a)
Materials	7.7(b)
Net Proceeds	9.4(c)
Non-Owned Intellectual Property	1.1, 5.16(d)
Objections Statement	2.4(b)
Owned Intellectual Property	1.1
PAR Marks	7.7(b)
Pay-Off Lender	2.3
Pay-Off Letters	3.2(a)(ii)
PEO	5.20(m)
Personal Information	5.16(p)
Pre-Closing Statement	2.2(b)
Pre-Transaction Asset Contribution	Recitals
Pre-Transaction Asset Distribution	Recitals
Pre-Transaction Asset Transfers	Recitals
Privacy Laws	5.16(p)
Privacy Policy	5.16(p)
Protected Communications	10.19(b)
Purchase Price	2.1
R&W Insurance Policy	9.6
Related Party Agreements	5.26
Released Claims	9.7
Releasees	9.7
Releasing Person	9.7
Restricted Territory	7.11(b)(i)
Section 338(h)(10) Allocation Schedule	8.9(d)
Section 338(h)(10) Election	8.9(a)
Seller Deferred Compensation Plan	7.8(f)
Seller Indemnified Parties	9.3
Seller Post-Close Access Limitations	7.1(a)
Seller Tax Contest	8.1(a)
Seller’s 401(k) Plan	7.8(d)

Shares	Recitals
Stock Purchase	Recitals
Tangible Property	5.18(a)
Tax Sharing Agreements	5.13(g)
Third Party Claim	9.5(a)
Trademarks	1.1
Transaction Tax Deductions	8.6
Transfer Taxes	8.4
Transitional Period	7.7(b)

Section 1.3          Interpretive Provisions.  Unless the express context otherwise requires:

(a)         the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)         words defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)         the words “Dollars” and “$” mean U.S. dollars;

(d)         references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e)         wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)          references herein to any gender shall include each other gender;

(g)         references herein to any Person shall include such Person’s successors and permitted assigns; provided, however, that nothing contained in this clause (g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h)         with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(i)          the word “or” shall be disjunctive but not exclusive;

(j)          references herein to any Law shall be deemed to refer to such Law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder;

(k)          references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any Contract listed on any schedule hereto, all such amendments, supplements or modifications must also be listed on such schedule;

(l)          the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement;

(m)        if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding (2nd) Business Day; and

(n)         the phrases “made available,” “supplied,” “provided,” “delivered,” “given access” or words of similar import mean, with respect to any documents or materials referenced in this Agreement, that the Seller or the Company has posted or has caused to be posted such documents or materials in the electronic data room maintained by the Seller and the Company (the “Data Room”) at 11:59 p.m. Eastern Time on the date that is one (1) Business Day prior to the date of this Agreement.

ARTICLE II

PURCHASE AND SALE OF SHARES

Section 2.1          Purchase and Sale of Shares.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, assign, transfer and convey to the Buyer, and the Buyer shall purchase and acquire from the Seller, all of the Shares, free and clear of all Liens, in exchange for the Estimated Purchase Price, as adjusted pursuant to Section 2.4 (as so adjusted, the “Purchase Price”).

Section 2.2          Calculation of Estimated Purchase Price

(a)         Estimated Purchase Price.  The “Estimated Purchase Price” shall be equal to an amount calculated as follows:

(i)          $95,000,000, plus

(ii)         Closing Cash, minus

(iii)        Closing Indebtedness, plus

(iv)        any Net Working Capital Surplus, if any, minus

(v)         any Net Working Capital Deficit, if any, minus

(vi)        Transaction Expenses.

(b)         Pre-Closing Statement.  Prior to the date hereof, the Company has delivered to the Buyer a written statement (the “Pre-Closing Statement”) attached hereto as Schedule 2.2(b) setting forth the Company’s good faith estimates of (A) Closing Cash, (B) Closing Indebtedness, (C) Transaction Expenses, (D) Net Working Capital and the resulting Net Working Capital Surplus or Net Working Capital Deficit, and (E) the Estimated Purchase Price calculated in accordance with Section 2.2(a) and using the estimated amounts set forth in the Pre-Closing Statement, in each case determined in accordance with the Balance Sheet Rules.

Section 2.3          Flow of Funds Memorandum; Funded Indebtedness; Transaction Expenses.  Prior to the date hereof, the Company has delivered to the Buyer a draft flow of funds memorandum (the “Flow of Funds Memorandum”) attached hereto as Schedule 2.3 setting forth:  the Company’s good faith estimate of (A) all Closing Indebtedness pursuant to the instruments listed on Schedule 2.3 hereto (the “Funded Indebtedness”) as of the Closing Date, including the names of each Person to which such Funded Indebtedness is owed (each, a “Pay-Off Lender”) and the amounts owed to each Pay-Off Lender, together with wire instructions for each Pay-Off Lender; (B) all Transaction Expenses as of the Closing Date, including the names of each Person to which such Transaction Expenses are owed, together with wire instructions for each such Person; and (C) the Estimated Purchase Price payable to the Seller in accordance with the Pre-Closing Statement, together with wire instructions for the Seller.

Section 2.4          Purchase Price Adjustment.

(a)         Closing Statement.  Within one hundred twenty (120) days following the Closing Date, the Buyer shall prepare and deliver to the Seller a certificate executed by an authorized signatory of the Buyer (the “Closing Statement”) setting forth the Buyer’s determination of (i) Closing Cash, (ii) Closing Indebtedness, (iii) Transaction Expenses, (iv) Net Working Capital and the resulting Net Working Capital Surplus or Net Working Capital Deficit and (v) the Purchase Price calculated in accordance with Section 2.2(a) and using the amounts set forth in the Closing Statement instead of the estimated amounts for each such item used in calculating the Estimated Purchase Price, in each case determined in accordance with the Balance Sheet Rules.  Following delivery of the Closing Statement, the Buyer shall provide the Seller with any supporting documentation for the Closing Statement that the Seller may reasonably request and afford the Seller and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Company and to any other information reasonably requested for purposes of reviewing the Closing Statement, subject, in all cases, to the Seller Post-Close Access Limitations.  The Buyer shall cause the Company to authorize their accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations specified in this Section 2.4; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants, subject, in all cases, to the Seller Post-Close Access Limitations.

(b)         Dispute Resolution.  Within forty-five (45) days after the Seller’s receipt of the Closing Statement, the Seller shall deliver to the Buyer a written statement either accepting the Closing Statement or specifying any objections thereto in reasonable detail (an “Objections Statement”), which objections shall be limited to mathematical errors and calculations of amounts not in accordance with the Balance Sheet Rules or this Agreement.  If the Seller does not deliver an Objections Statement within such forty-five (45)‑day period, then the Closing Statement shall become final and binding upon all parties.  If the Seller delivers an Objections Statement within such forty-five (45)‑day period, then the Seller and the Buyer shall negotiate in good faith for fifteen (15) days following the Buyer’s receipt of such Objections Statement to resolve such objections set forth in the Objections Statement.  Any such objections set forth in the Objections Statement that the Buyer and the Seller are unable to resolve during such fifteen (15)-day period is referred to as a “Dispute”.  After such fifteen (15)-day period, any matter set forth in the Closing Statement that is not a Dispute shall become final and binding upon all parties.  If the Buyer and the Seller are unable to resolve all objections during such fifteen (15)-day period, then any Disputes, and only such Disputes, shall be resolved by an independent, nationally recognized accounting firm to be agreed upon by the Seller and the Buyer acting reasonably (as the case may be, the “Accounting Firm”).  The Accounting Firm shall be instructed to resolve any Disputes in accordance with the terms of this Agreement within 30 days after its appointment.  In connection with the resolution of the Disputes by the Accounting Firm:  (i) the Accounting Firm shall be permitted to ask questions of either party and ask for additional information from either party relating to the Disputes; and (ii) the Accounting Firm shall act as an expert (and not an arbitrator) to resolve each item of disagreement.  All submissions and communications with the Accounting Firm by the parties shall be in writing, with copies delivered to the other parties concurrently and no party shall (and shall cause its Affiliates and Representatives not to) have any ex parte correspondence or communication with the Accounting Firm.  The resolution of such Disputes by the Accounting Firm (i) shall be set forth in writing, (ii) shall be limited to the specific Disputes and the determination by the Accounting Firm for each Dispute shall be within the range of dispute between the Buyer and the Seller for such Dispute, (iii) shall be based on the materials it receives in accordance with this Agreement and not pursuant to independent review, and (iv) shall be conclusive and binding upon all the parties upon which a judgment may be rendered by a court having proper jurisdiction thereover (absent any fraud or manifest error).  Upon delivery of such resolution, the Closing Statement, as modified in accordance with such resolution, shall become final and binding upon all parties.

(c)         Accounting Firm Expenses.  The fees, costs and expenses of the Accounting Firm shall be allocated between the Buyer and the Seller based upon the percentage which the portion of the Disputes not awarded to each party bears to the amount actually contested by such party.  For example, if the Seller claims that the appropriate adjustments are $1,000 greater than the amount determined by the Buyer and if the Accounting Firm ultimately resolves the Dispute by awarding to the Seller $300 of the $1,000 contested, then the fees, costs and expenses of the Accounting Firm will be allocated 30% (i.e., 300 ÷ 1,000) to the Buyer and 70% (i.e., 700 ÷ 1,000) to the Seller.

(d)         Final Purchase Price.  The final Purchase Price (the “Final Purchase Price”) shall be (i) the Purchase Price set forth in the Closing Statement, if the Seller fails to deliver an Objections Statement in accordance with Section 2.4(b), or (ii) the Purchase Price as agreed in writing by the Buyer and the Seller or as determined by the Accounting Firm, as contemplated by Section 2.4(b), if the Seller timely delivers an Objection Statement in accordance with Section 2.4(b).  If the Purchase Price is greater than the Estimated Purchase Price, then the Buyer shall promptly (but in any event within five (5) Business Days following the determination of the Purchase Price) deliver (or cause the Company to deliver) to the Seller, the amount of such excess by wire transfer of immediately available funds to an account or accounts designated by the Seller in writing.  If the Estimated Purchase Price exceeds the Purchase Price, then the Seller shall promptly (but in any event within five (5) Business Days following the determination of the Purchase Price) deliver to the Buyer, the amount of such excess by wire transfer of immediately available funds to an account or accounts designated by the Buyer in writing.  All payments made pursuant to this Section 2.4 shall be treated by all parties for tax purposes as adjustments to the Purchase Price.

Section 2.5          Withholding.  The parties intend that payments to the Seller hereunder shall be made without any withholding or deduction except to the extent the Seller fails to deliver the IRS Form W-9 required by Section 3.2(a)(vi).  Notwithstanding the foregoing, if the Buyer believes that withholding is required in respect of any payment to the Seller, the Buyer shall use commercially reasonable efforts to provide the Seller five (5) Business Days’ notice of its intent to make such withholding, which notice shall set forth in reasonable detail the authority and method of calculation for the proposed withholding.  The Buyer shall consider in good faith any objections from the Seller to such withholding and shall reasonably cooperate with the Seller to obtain any available reduction of, or exemption from, such withholding.  To the extent that amounts are so deducted or withheld, such amounts will be (i) paid over to the applicable Governmental Authority, and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

THE CLOSING

Section 3.1          Closing; Closing Date.  The closing of the sale and purchase of the Shares contemplated by this Agreement (the “Closing”) shall take place remotely via electronic exchange of documents and signatures at 10:00 a.m. local time on the date hereof, or at such other time, place and date that the Seller and the Buyer may agree in writing.  The date upon which the Closing occurs is referred to as the “Closing Date”.  The Closing shall be effective as of 12:01 a.m. on the Closing Date (the “Effective Time”) for purposes of calculating Closing Cash, Closing Indebtedness, and Net Working Capital hereunder.

Section 3.2          Transactions to Be Effected at Closing.  At the Closing, the following transactions shall be effected by the parties:

(a)         The Seller or the Company, as applicable, shall deliver to the Buyer:

(i)          stock certificates representing all of the outstanding Shares, in each case duly endorsed for transfer or accompanied by duly executed stock powers;

(ii)         (A) pay-off letters in customary form to the Buyer executed by all Pay-Off Lenders (the “Pay-Off Letters”); (B) documentation setting forth an itemized list of all, and amounts of all, Transaction Expenses, including the identity of each payee, dollar amounts owed, wire instructions and any other information necessary to effect the final payment in full thereof, together with copies of final invoices or other evidence of each such payee acknowledging the invoiced amounts as full and final payment for all services rendered to the Company with respect to the amounts set forth therein; (C) full and complete releases of record of all Liens securing any Funded Indebtedness and Transaction Expenses, subject only to the payment of such Funded Indebtedness or Transaction Expenses at the Closing in accordance with the Flow of Funds Memorandum; and (D) evidence that all other Liens not relating to Funded Indebtedness or Transaction Expenses (other than Permitted Liens) on any of the assets of the Company or the Business have been released;

(iii)        the original stock records of the Company, books of account, minute books, minutes and other records of all meetings of the Company, and the seal of the Company;

(iv)        all consents, qualifications, approvals, waivers or exemptions set forth on Schedule 3.2(a)(iv) hereto, in a form and substance reasonably satisfactory to the Buyer, duly executed by the parties to such consents;

(v)         duly executed resignation letters from each director or officer of the Company set forth on Schedule 3.2(a)(v) hereto;

(vi)        properly completed IRS Form W-9s executed by each of the Company and the Seller dated as of the Closing Date;

(vii)       a certificate of good standing, dated within ten (10) Business Days of the Closing Date, for the Company issued by the Secretary of State of its jurisdiction of incorporation;

(viii)      the Transition Services Agreement, duly executed by the Seller;

(ix)        an executed IRS Form 8023, as further described in Section 8.9(a);

(x)          resolutions providing evidence of Seller’s compliance with the vesting of the account balances of Continuing Employees in Seller’s 401(k) Plan in accordance with Section 7.8(d), the cessation of active participation by Continuing Employees in Seller Benefit Plans as of the Closing Date in accordance with Section 7.8(e), and the termination of the Company as a participating employer in the Seller Deferred Compensation Plan in accordance with Section 7.8(f) hereof;

(xi)        evidence of binding as of the Closing of a six (6) year directors’ and officers’ liability “tail policy” with respect to actions and omissions occurring prior to the Closing Date with terms and conditions and limits reasonably satisfactory to the Buyer (the “D&O Tail Policy”);

(xii)       evidence documenting the transfer of employment of the Retained Employees to the Excluded Subsidiary or other Affiliate of the Seller; and

(xiii)      a certificate of the secretary of the Company, with respect to itself, and the Seller, with respect to itself, setting forth the certified Organizational Documents of such Person and resolutions of the board of directors of the Seller and the Company authorizing the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby and certifying that such Organizational Documents and resolutions have not been amended or rescinded, and are in full force and effect.

(b)         The Buyer shall:

(i)          pay to the Seller, by wire transfer of immediately available funds to a bank account designated in writing by the Seller at least two (2) Business Days before the Closing Date, an amount equal to the Estimated Purchase Price payable pursuant to Section 2.1;

(ii)         pay, or cause to be paid, on behalf of the Company or the Seller, the Transaction Expenses by wire transfer of immediately available funds or as otherwise as directed by the Seller;

(iii)        pay, or cause to be paid, on behalf of the Company, all of the Funded Indebtedness in accordance with the Pay-Off Letters; and

(iv)        deliver copies of the Transition Services Agreement, duly executed by the Buyer.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Seller and Company Disclosure Schedules (subject to Section 10.9), the Seller represents and warrants to the Buyer as follows:

Section 4.1          Corporate Organization.  The Seller has been duly organized, is validly existing and is in good standing under the Laws of its jurisdiction of organization.  The Seller has the requisite power and authority to own or lease its assets and properties and to conduct its business as it is now being conducted.  The Seller is duly licensed or qualified and is in good standing as a foreign entity in all jurisdictions in which it is required to be so licensed or qualified, except where failure to be so licensed or qualified would not have a Material Adverse Effect on the ability of the Seller to enter into this Agreement or the other Transaction Documents or consummate the Contemplated Transactions.

Section 4.2          Due Authorization.  The Seller has all requisite power and authority to execute and deliver each Transaction Document to which the Seller is or will be a party, to consummate the Contemplated Transactions, and to perform its obligations hereunder and thereunder.  The execution, delivery, and performance by the Seller of each Transaction Document to which it is or will be a party and the consummation of the Contemplated Transactions has been duly and validly authorized and approved by the board of directors of the Seller, and no other proceeding, consent or authorization on the part of the Seller or any of its stockholders is necessary to authorize, execute, deliver or perform its obligations under any Transaction Document to which it is a party or to consummate the Contemplated Transactions.  Each Transaction Document to which the Seller is a party has been duly and validly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.3          No Conflict.  Except (i) as disclosed on Schedule 4.3 of the Seller and Company Disclosure Schedules, (ii) with respect to clauses (a), (b) and (d) as would not reasonably be expected to materially delay, materially restrict or prohibit or materially and adversely affect the Seller’s ability to consummate the Contemplated Transactions or (iii) with respect to clauses (a), (b) and (d), as may be required solely as a result of any facts or circumstances relating to the Buyer or any of its Affiliates (as opposed to any third party), the execution and delivery by the Seller of each Transaction Document to which the Seller is a party and the consummation of the Contemplated Transactions do not:

(a)         breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach, violation, conflict or default under, or accelerate the performance required by, or result in the termination of or give any Person the right to terminate, any material Contract to which the Seller is a party or by which any of the Seller’s assets are bound;

(b)         assuming compliance with the matters addressed in Section 4.4, breach, violate, conflict with or result in a default under, or create a right of amendment, termination, cancellation or acceleration of any rights or obligations under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in any of the foregoing under any applicable Law or Order binding upon or applicable to the Seller or any of its assets;

(c)         violate or conflict with any Organizational Documents of the Seller; or

(d)         result in the creation or imposition of any material Lien, with or without notice or lapse of time or both, on any assets of the Seller.

Section 4.4          No Authorization or Consents Required.  Except (i) as disclosed on Schedule 4.4 of the Seller and Company Disclosure Schedules, (ii) as would not reasonably be expected to materially delay, materially restrict or prohibit or materially and adversely affect the Seller’s ability to consummate the Contemplated Transactions, or (iii) as may be required solely as a result of any facts or circumstances relating to the Buyer or any of its Affiliates (as opposed to any third party), no notice to, consent, approval or authorization of or designation, declaration or filing with any Governmental Authority is required by the Seller or any of its Subsidiaries with respect to the Seller’s execution or delivery of any Transaction Document to which the Seller is or will be a party or the consummation of the Contemplated Transactions.

Section 4.5          Litigation.  As of the date hereof, there are no actual, pending or, to the Knowledge of the Seller, threatened Actions before or by any Governmental Authority against the Seller that would reasonably be expected to materially adversely affect or restrict the ability of the Seller to enter into and perform the Seller’s obligations under any Transaction Document to which the Seller is or will be a party.

Section 4.6          Title to Shares.  The Seller is the owner of record of 100% of the Shares.  The Seller has good, valid and marketable title to the Shares, free and clear of all Liens.  Immediately upon the Buyer’s payment of the Purchase Price, the Buyer shall acquire good, valid and marketable title to Shares free and clear of any Lien other than Liens created by the Buyer.  The Shares are not subject to any Contract restricting or otherwise relating to the voting, distribution rights, transfer or disposition of such Shares.

Section 4.7          Brokers.  Except as disclosed on Schedule 4.7 of the Seller and Company Disclosure Schedules, no broker, finder, investment banker or other similar Person has been authorized to act on behalf of the Seller in such capacity or is entitled to any brokerage fees, finder’s fees or commissions or similar payments in connection with the Contemplated Transactions based upon any arrangements or Contract made by the Seller or any of its Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES AS TO THE COMPANY

Except as set forth in the Seller and Company Disclosure Schedules (subject to Section 10.9), the Seller and the Company represent and warrant to the Buyer as follows:

Section 5.1          Company Organization.  The Company is duly incorporated, validly existing as a corporation and in good standing under the Laws of its jurisdiction of incorporation.  The Company has the requisite corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted and presently proposed to be conducted and to perform its obligations under the Contracts to which it is a party or by which it is bound.  Schedule 5.1 of the Seller and Company Disclosure Schedules contains a correct and complete list of each jurisdiction in which the Company is registered and/or qualified to do business.  The Company is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which it is required to be so licensed or qualified, except where failure to be so licensed or qualified would not have a Material Adverse Effect.  The Company is authorized and registered, if applicable, to do business in each jurisdiction in where its operations require such registration.  The Company has supplied the Buyer with true, correct, and complete copies of its Organizational Documents, each as in effect on the date hereof (including all amendments made thereto at any time prior to the date of this Agreement), and the Company is not in violation of the provisions thereof.

Section 5.2          Due Authorization.  The Company has all requisite power and authority to execute and deliver each Transaction Document to which it is a party, to consummate the Contemplated Transactions, and to perform its obligations hereunder and thereunder.  The execution, delivery, and performance by the Company of each Transaction Document to which it is a party and the consummation of the Contemplated Transactions has been duly and validly authorized and approved by the board of directors of the Company, and no other proceeding, consent or authorization on the part of the Company is necessary to authorize, execute, deliver or perform its obligations under any Transaction Document to which it is a party or to consummate the Contemplated Transactions.  Each Transaction Document to which the Company is a party, has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.3          No Conflict.  Except (i) as disclosed on Schedule 5.3 of the Seller and Company Disclosure Schedules, (ii) solely with respect to subsections (a) and (b) below, as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole or the Business, or (iii) as may be required solely as a result of any facts or circumstances relating to the Buyer or any of its Affiliates (as opposed to any third party), the execution and delivery by the Company of each Transaction Document to which it is or will be a party and the consummation of the Contemplated Transactions do not and will not:

(a)         breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or conflict or default under, or accelerate the performance required by, or result in the termination of or give any Person the right to terminate, any Contract to which the Company is a party or by which any of the Company or any of its assets are bound;

(b)         assuming compliance with the matters addressed in Section 5.4, breach, violate, conflict with or result in a default under or create a right of amendment, termination, cancellation or acceleration of any rights or obligations under any provision of, or constitute an event that, after notice or lapse of time or both, would result in any of the foregoing under any applicable Law or Order binding upon or applicable to the Company, the Business or any of the Company’s assets;

(c)         violate or conflict with the Organizational Documents of the Company; or

(d)         result in the creation or imposition of any material Lien, with or without notice or lapse of time or both, on any assets of the Company.

Section 5.4          No Authorization or Consents Required.  Except (i) as disclosed on Schedule 5.4 of the Seller and Company Disclosure Schedules, (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not reasonably be expected to be material to the Company or the Business or (iii) as may be required solely as a result of any facts or circumstances relating to the Buyer or any of its Affiliates (as opposed to any third party), no notice to, consent, approval or authorization of or designation, declaration or filing with any Governmental Authority is required by the Company or any of its Subsidiaries with respect to the execution or delivery of any Transaction Document to which it is or will be a party or the consummation of the Contemplated Transactions.

Section 5.5          Litigation; Orders.  There have not been within the last five (5) years any, pending or, to the Knowledge of the Company, threatened Actions before or by any Governmental Authority or by any other Person against or affecting the Company, the Business, or any of their respective assets, operations or businesses, except as would not otherwise reasonably be expected to be material to the Company.  Except as set forth in Schedule 5.5 of the Seller and Company Disclosure Schedules, there are currently no pending or, to the Knowledge of the Company, currently threatened Actions before or by any Governmental Authority or by any other Person against or affecting the Company, the Business, or any of their respective assets, operations or businesses.  There are currently no, and there have not been within the last five (5) years any, pending or, to the Knowledge of the Company, threatened Actions by any Governmental Authority or by any other Person against any officer, director, or employee of the Company or the Business in their capacities as such or against any other Person with respect to which the Company has an indemnification obligation, except, in each case, as would not otherwise reasonably be expected to be material to the Company, the Business, or any of their respective assets, operations or businesses, taken as a whole.  There currently are no, and there have not been within the last five (5) years any, Orders against or materially restricting the Company, the Business, or any of their respective assets, operations, businesses or officers, directors, or employees in their capacity as such.  To the Knowledge of the Company, there are no facts that would reasonably likely result in any such Action or Order.  The Company has not received any legal opinion or legal advice in writing to the effect that either the Company or the Business are exposed from a legal standpoint to any Liability that is reasonably likely to be material to the business of the Company or the Business.

Section 5.6          Capitalization.  The authorized capital stock of the Company consists of one million (1,000,000) shares of common stock, par value $0.02 per share, of which one thousand (1,000) shares are issued and outstanding.  Schedule 5.6 of the Seller and Company Disclosure Schedules sets forth a true and complete list of the issued and outstanding Capital Stock of the Company and the record and beneficial owners thereof.  The issued and outstanding Capital Stock of the Company is duly authorized, validly issued, fully paid, and non-assessable and free of any preemptive rights in respect thereto.  All of the Capital Stock of the Company has been issued in compliance in all material respects with all applicable Law. Except as set forth on Schedule 5.6 of the Seller and Company Disclosure Schedules, there is no other Capital Stock of the Company authorized, issued, reserved for issuance or outstanding.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Capital Stock of the Company.  The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) with the stockholders of the Company on any matter.  No subscription, warrant, option, call, demand, Contract, convertible security or other right (contingent or otherwise) to purchase or acquire or relating to any shares of Capital Stock of the Company is authorized or outstanding, including any Contract pursuant to which the Company would be bound to (a) repurchase, redeem or otherwise acquire any Capital Stock of the Company or (b) vote, issue or dispose of any Capital Stock of the Company, and the Company has never repurchased, redeemed or otherwise reacquired any shares of its Capital Stock.  No Person has any right of first offer, right of first refusal, preemptive or similar right in connection with any future offer, sale or issuance of Capital Stock of the Company.  The Shares being acquired by the Buyer pursuant hereto represent, in the aggregate, all of the issued and outstanding Capital Stock of the Company.  The capitalization records of the Company accurately and completely reflect all transactions involving the equity of the Company.  No condition or circumstance exists that would reasonably be expected to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any Capital Stock or other equity securities of or ownership interests in the Company.

Section 5.7          Subsidiaries.

(a)         Schedule 5.7(a) of the Seller and Company Disclosure Schedules sets forth a true and complete list of each of the Subsidiaries of the Company and their respective jurisdictions of organization.  Except as set forth on Schedule 5.7(a) of the Seller and Company Disclosure Schedules, all outstanding shares of Capital Stock of each Subsidiary are held directly by the Company or by one or more wholly owned Subsidiaries of the Company as set forth on such schedule.  All of the issued and outstanding shares of Capital Stock of each Subsidiary are duly authorized, validly issued, fully paid and non-assessable (to the extent that such concepts are applicable) and free of any preemptive rights with respect thereto.

(b)         Except as set forth on Schedule 5.7(b) of the Seller and Company Disclosure Schedules, with respect to each Subsidiary of the Company, there is no other Capital Stock of such Subsidiary authorized, issued, reserved for issuance or outstanding.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Capital Stock of any Subsidiary of the Company.  No Subsidiary of the Company has any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the members or stockholders of such Subsidiary on any matter.  There are no Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound to (i) repurchase, redeem or otherwise acquire any Capital Stock of any Subsidiary of the Company or (ii) vote, issue or dispose of any Capital Stock of any Subsidiary of the Company.  No Person has any right of first offer, right of first refusal, preemptive or similar right in connection with any future offer, sale or issuance of equity securities of any Subsidiary of the Company.  None of the Company and its Subsidiaries is obligated to make any loan or capital contribution to any Subsidiary of the Company.

(c)         Other than the Capital Stock of its Subsidiaries, the Company does not (i) own and, except as set forth on Schedule 5.7(c) of the Seller and Company Disclosure Schedules, within the past three (3) years, has not owned any Capital Stock of or hold any other ownership interest in any other Person, directly or indirectly, (ii) have the power to vote the shares of any Capital Stock or other ownership interests of any Person, and (iii) have any direct debt investment in any Person, and none of the Company and its Subsidiaries is contractually obligated to make any investment in or capital contribution to any Person.

(d)         Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, has all requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted.  Each Subsidiary of the Company is duly licensed or qualified and is in good standing as a foreign corporation or other legal entity in all jurisdictions in which it is required to be so licensed or qualified, except where the failure to be so licensed or qualified, individually or in the aggregate, has not been and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.  The Company has supplied the Buyer with true and complete copies of the Organizational Documents, each as in effect on the date hereof, of each Subsidiary.

Section 5.8          Financial Statements.

(a)         Schedule 5.8 of the Seller and Company Disclosure Schedules sets forth a true and complete copy of each of (a) the Company’s unaudited pro forma balance sheet for the Company (the “Latest Balance Sheet”) as of March 29, 2024 and the related unaudited pro forma income statement for the three-month period then ended (together with the Latest Balance Sheet, the “Interim Financial Statements”) and (b) the Company’s unaudited pro forma balance sheet for the Company (the “Annual Balance Sheets”) for the fiscal years ended December 31, 2021, December 31, 2022 and December 31, 2023 and the related unaudited pro forma income statements for the twelve (12)-month period then ended (together with the Annual Balance Sheets, the “Annual Financial Statements”).  The Annual Financial Statements and the Interim Financial Statements, collectively, are hereinafter referred to as the “Financial Statements.”  The Financial Statements have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and present fairly in all material respects, individually and in the aggregate, the consolidated financial condition and results of operations of the Company as of the times and for the periods referred to therein, subject in the case of the Interim Financial Statements to (i) the absence of footnote disclosures and (ii) changes resulting from normal year-end adjustments.  Except as set forth in the Financial Statements, the Company does not maintain any “off-balance-sheet arrangement” within the meaning of Item 303 of Regulation S-K of the SEC.

(b)         Except as would not be material to the Company or the Business, the books and records and accounting controls of the Company have been maintained in compliance in all material respects with applicable legal and accounting requirements and are sufficient to provide reasonable assurances that (i) all dealings and transactions are executed in accordance with management’s general or specific authorization, and (ii) all transactions of the businesses, assets, and liabilities of the Company and the Business are recorded as necessary to permit the accurate preparation of financial statements in accordance with GAAP and to maintain proper accountability for such items.  During the periods covered by the Financial Statements and since the date of the Latest Balance Sheet, there has been no material change in the Company’s accounting policies.  There have been no transactions involving the business of the Company or the Business that should have been set forth in the Financial Statements pursuant to GAAP and that have not been accurately so set forth.  The Company’s accounting firm has not informed the Company that it has any material challenges or disagreements regarding or pertaining to the Company’s accounting policies or practices during the period covered by the Financial Statements.  No significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that would reasonably be expected to materially and adversely affect the financial reporting of the Company have been identified.

Section 5.9          No Undisclosed Liabilities.  There are no Liabilities of the Company or the Business, whether or not required to be reflected on a balance sheet prepared in accordance with GAAP, other than (a) Liabilities disclosed on Schedule 5.9 of the Seller and Company Disclosure Schedules, (b) Liabilities arising in the ordinary course of business consistent with past practice since the date of the Interim Financial Statements, (c) Liabilities disclosed in the Financial Statements, (d) Liabilities for future performance obligations under Material Contracts listed on Schedule 5.14 of the Seller and Company Disclosure Schedules (excluding any Liability in (a), (b), or (d) that results from, arises out of, or is caused by any breach of contract, breach of warranty, tort, infringement or violation of Law) or (e) Liabilities that, individually or in the aggregate, would not reasonably be expected to be material to the Company or the Business.

Section 5.10        Absence of Certain Developments.  Since the date of the latest Annual Balance Sheet through the date of this Agreement, except as set forth on Schedule 5.10 of the Seller and Company Disclosure Schedules or as expressly contemplated by the Pre-Transaction Asset Transfers and the transactions related to the Section 338(h)(10) Elections, (i) the Company and, with respect to the Business, the Seller and its other direct and indirect Subsidiaries have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice, (ii) neither the Company nor, with respect to the Business, the Seller or any of its other direct and indirect Subsidiaries has suffered any material loss, damage, destruction or other casualty affecting any of their respective properties or assets, whether or not covered by insurance, (iii) the Company and its Subsidiaries have not amended their respective Organizational Documents; (iv) the Company and its Subsidiaries have not declared, set aside or paid any dividend or other distribution in respect of the Capital Stock of the Company or any of its Subsidiaries, other than dividends or distributions payable entirely in cash from the Company to the Seller; (v) the Company and its Subsidiaries have not issued, delivered transferred, assigned, pledged, encumbered or sold any Capital Stock of the Company or any of its Subsidiaries, other than the issuance of any Capital Stock of any wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiary of the Company; (vi) the Company and its Subsidiaries have not changed any methods, policies or practices of accounting, except as required by GAAP; (vii) the Company and, with respect to the Business, the Seller and its other direct and indirect Subsidiaries have not made any material acquisitions or divestitures of any corporation, partnership, limited liability company, other business organization or division thereof or any assets that, individually or in the aggregate, have a value of greater than $250,000 other than acquisitions of assets for use in the Business in the ordinary course of business consistent with past practice; (viii) the Company and with respect to the Business, the Seller and its other direct and indirect Subsidiaries have not subjected any properties or assets of the Company or the Business to any Lien, except for Permitted Liens, (ix) the Company has not adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company, or otherwise altered the Company’s corporate structure; (x) the Company and, with respect to the Business, the Seller and its other direct and indirect Subsidiaries have not (A) paid, discharged, settled or satisfied any action, litigation, claim or arbitration of or involving the Company or the Business in excess of $50,000 or (B) cancelled any material indebtedness of the Company (individually or in the aggregate) or cancelled, compromised, released or waived any claims or rights of the Company or the Business; (xi) the Company has not made any loans, advances or capital contributions to, or investments in, any Person other than routine advances to employees for business expenses in the ordinary consistent with past practices; (xii) the Company has not created or incurred any indebtedness or liability, directly or indirectly, for the payment of any indebtedness for borrowed money of any other Person as obligor, guarantor, surety or otherwise; (xiii) neither the Company nor, with respect to the Business, the Seller or any of its direct or indirect Subsidiaries have adopted, established, entered into, amended or terminated any Company Benefit Plan (solely with respect to any current or former Service Provider), other than in the ordinary course of business consistent with past practice; (xiv) neither the Company nor, solely with respect to the Business, the Seller or any of its direct and indirect Subsidiaries have increased the compensation payable to any Business Employee earning in excess of $100,000 in base cash compensation per year, other than such increases described on Schedule 5.10(xiv) of the Seller and Company Disclosure Schedules or increases made in the ordinary course of business consistent with past practice or as part of the Company’s annual merit increase review cycle, provided that no single Business Employee’s salary increase in connection with such annual merit increase review cycle exceeds six percent (6%); (xv) except as otherwise contemplated by this Agreement, neither the Company nor, solely with respect to the Business, the Seller or any of its direct and indirect Subsidiaries have taken any action to accelerate the vesting or payment of any compensation or benefits of any Business Employee or grant to any Business Employee any contractually binding change in control, retention, severance or termination pay, transaction, stay bonus, tax gross-up, equity or equity-based award or bonus; (xvi) the Company has not entered into, amended or terminated any Collective Bargaining Agreement; (xvii) the Company, the Seller and their Subsidiaries have not terminated without “cause” (as determined consistent with past practice) the employment or services of any Business Employee with annual base salary in excess of $100,000; (xviii) neither the Company nor, with respect to the Business, the Seller or any of its direct or indirect Subsidiaries has hired any Business Employees who:  (1) are not employed at will, (2) are non-billable employees or (3) have an annual base salary in excess of $150,000; (xix) the Company and its Subsidiaries have not implemented or announced any employee layoffs, furloughs, reductions in force, reductions in compensation or benefits, work schedule changes or similar actions that require or required compliance with the notice requirements of the WARN Act; (xx) neither the Company nor, with respect to the Business, the Seller or any of its other direct or indirect Subsidiaries have entered into or made any agreement, commitment or promise whether in writing or otherwise, to do any of the foregoing; and (xxi) there has not occurred any event that, individually or together with any other event, has had or would reasonably be likely to have a Material Adverse Effect.

Section 5.11        Accounts Receivable.  Schedule 5.11 of the Seller and Company Disclosure Schedules provides an accurate and complete breakdown and aging of all accounts and notes receivable of the Company and the Business as of the date of the Latest Balance Sheet.  The accounts and notes receivable and other receivables appearing on the Latest Balance Sheet and those accounts and notes receivable that have arisen since the date of the Latest Balance Sheet and have not yet been collected represent valid, actual, bona fide obligations owing to the Company, subject to any reserve for doubtful accounts appearing on the Latest Balance Sheet or the Pre-Closing Statement.  Except as has been reserved against in the Latest Balance Sheet, to the Knowledge of the Company, there is no dispute with respect to the amount or validity of any receivables of the Company.

Section 5.12        Bank Accounts.  Schedule 5.12 of the Seller and Company Disclosure Schedules sets forth (a) a list of all bank and savings accounts, certificates of deposit and safe deposit boxes of the Company, including the name and address of each bank branch and (b) the names of all Persons holding general or special powers of attorney from the Company and a summary statement of the terms thereof.

Section 5.13        Taxes.

(a)         All income and other material Tax Returns required to be filed by or with respect to the Company have been properly prepared and timely filed.  All such Tax Returns (including information provided therewith or with respect thereto) are true and complete in all material respects.

(b)         The Company has duly and timely paid in full all material Taxes owed by it (whether or not shown on any Tax Return), except for Taxes being contested in good faith and by appropriate proceedings.  All material Taxes required to have been paid by or with respect to the Company have been duly and timely paid in full (whether or not any Tax was shown on any Tax Return), except for Taxes being contested in good faith and by appropriate proceedings.

(c)         There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, material Taxes of the Company for any taxable period.

(d)         No audit or other Action by any Governmental Authority is ongoing, pending or, to the Knowledge of the Company, threatened in writing with respect to any material Taxes due from or with respect to the Company.  No Governmental Authority has given written notice of any intention to assert any deficiency or claim for any material Taxes against the Company.  No claim in writing has been made by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  All material deficiencies for Taxes asserted or assessed against the Company have been fully and timely paid, settled or properly reflected in the Financial Statements.

(e)         There are no Liens for Taxes upon the assets or properties of the Company, other than Permitted Liens.

(f)          The Company has not participated in any reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Tax Law).

(g)         Neither the Company nor any of its Subsidiaries is a party to any Contract relating to the sharing, allocation or indemnification of Taxes (collectively, “Tax Sharing Agreements”) or has any liability for Taxes of any Person (other than members of the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income Tax Returns of which the Seller is the common parent) under Treasury Regulation Section 1.1502‑6, or similar provision of state, local or non-U.S. Tax Law, as a transferee or successor, pursuant to a Contract or otherwise (other than pursuant to agreements entered into in the ordinary course of business (such as a loan or a lease) the primary purpose of which is not related to Taxes).

(h)         Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this acquisition.

(i)          Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j)          Schedule 5.13(j) of the Seller and Company Disclosure Schedules sets forth the U.S. federal income tax classification of each of the Company and its Subsidiaries.

(k)         The Company is not aware of any fact or circumstance that would prohibit or invalidate the Section 338(h)(10) Election.

(l)          The Company does not have a permanent establishment (within the meaning of an applicable Tax treaty) or other taxable presence in any country other than the United States.

(m)        The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:   (i) use of an improper method of accounting or any change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law); (v) prepaid amount received or deferred revenue accrued prior to the Closing; (vi) “subpart F income” within the meaning of Section 952(a) of the Code; (vii) “global intangible low-taxed income” within the meaning of Section 951A(b) of the Code; or (viii) Section 965 of the Code.

(n)         The Company has not (i) claimed any “employee retention credits” pursuant to Section 2301 of the CARES Act or (ii) deferred any payroll and employment Taxes pursuant to Section 2302 of the CARES Act or IRS Notice 2020-65 or any corresponding or similar provisions of state, local or non-U.S. Law, which Taxes were not timely repaid in full in accordance with applicable Law.

(o)         The Company has (i) properly and timely withheld, collected and deposited all material Taxes that are required to be withheld, collected and deposited under applicable Law, (ii) materially complied with all reporting and recordkeeping requirements with respect to all Taxes which the Company is or has been required to withhold, and (iii) properly classified all Persons who have performed services for the Company as independent contractors for the purposes of Tax withholding Laws and Laws applicable to employee benefits.

(p)         The Company has collected and paid all material sales and use Taxes that the Company was required to collect or pay, and is registered for this purpose in every location where the Company is required to be so registered under applicable Law.

(q)         No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Governmental Authority with respect to the Company or any of its Subsidiaries.

(r)          All transactions between the Company and its Affiliates or Persons otherwise related to the Company were made on an arm’s length basis on terms no less favorable than terms which would have been obtainable from a Person other than an Affiliate (or Person otherwise related to the Company) of the Company.

Section 5.14        Contracts.

(a)         Schedule 5.14 of the Seller and Company Disclosure Schedules sets forth a true, accurate, and complete list of all Material Contracts as of the date hereof.  “Material Contracts” means any of the following Contracts (i) to which the Company is a party or by which the Company or its assets are bound or (ii) to which the Seller or its Subsidiaries is a party which are used in the conduct of the Business:

(i)          any Contract that involves individual or aggregate payments or consideration of more than $350,000 within the twelve (12)-month period ending December 31, 2023 for goods and services furnished by or on behalf of the Company;

(ii)          except as set forth on Schedule 5.18(b) of the Seller and Company Disclosure Schedules, any Contract that involves or that the Company reasonably anticipates will involve individual or aggregate payments or consideration of more than $350,000  within the twelve (12)-month period ending December 31, 2024 for goods and services furnished to or for the benefit of the Company;

(iii)        any mortgage, pledge, security agreement, deed of trust, loan agreement, credit agreement, indenture, conditional sale or title retention agreement, equipment financing obligation, performance bond, or other similar instrument or Contract (A) relating to or evidencing Indebtedness of the Company (or the creation, incurrence, assumption, securing or guarantee thereof) or (B) granting or imposing a Lien for Indebtedness for borrowed money upon any of the properties or assets of the Company, other than Permitted Liens;

(iv)        any Contract under which the Company has made any advance, loan, extension of credit or capital contribution to, any Person other than (A) extensions of credit to customers or suppliers in the ordinary course of business consistent with past practice not in excess of $200,000, (B) routine advances to employees for business expenses in the ordinary consistent with past practices, and (C) investments in marketable securities in the ordinary course of business consistent with past practice;

(v)         any partnership agreement or similar Contract pursuant to which the Company is required to share any revenues, losses, or profits with any other Person;

(vi)        any Contract requiring the Company to provide indemnification to any current or former director, officer or employee of the Company (other than exculpation of indemnification provisions in the Organizational Documents of the Company);

(vii)          any Contract which purports to limit or restrict in any material respect (A) the ability of the Company to enter into or engage in any market or line of business or (B) the Company’s right to hire, solicit, retain or engage any Person as an employee, consultant, or independent contractor, other than Contracts which are non-disclosure agreements with third parties or teaming agreements or subcontracts which are entered into in the ordinary course of business consistent with past practice and which were made available to the Buyer, and that do not bind Affiliates or parent entities of the Company;

(viii)      any Contract that (a) provides for “most favored nations” or “most favored pricing” terms, or that includes a price protection provision (including if by rebate) in favor of the counterparty, or (b) establishes any right or obligation of exclusivity or any minimum sale or purchase obligation binding on the Company with respect to any product, service, or any geographic location;

(ix)        any Contract for the sale, transfer or acquisition of any of the material assets, Capital Stock or businesses of the Company or the Business (other than, in the case of sales or transfers of assets, in the ordinary course of business consistent with past practice) or for the grant to any Person of any preferential rights to purchase any of the material assets, Capital Stock or businesses of the Company or the Business;

(x)          any Contract for the purchase or sale of any business, corporation, partnership, joint venture, association or other business organization or any division, material assets, operating unit or product line thereof;

(xi)        any Contract under which:   (a) any third party has been granted a right or license to use, resell, license, sublicense, make available by subscription or otherwise distribute any Company Products or any other Owned Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business consistent with past practice); and (b) any third party has granted to the Company or, to the extent used in the conduct of the Business, to the Seller or any of its other direct or indirect Subsidiaries, a right or license to use, resell, license, sublicense, make available by subscription or otherwise distribute any products, Intellectual Property or services of such third party that is material to the conduct of the Business as currently conducted (excluding licenses of commercially available Software);

(xii)       any Contract involving any resolution, reconciliation, or settlement of any actual or threatened Action, whether with a Governmental Authority or with any other Person, pursuant to which the Company is obligated to pay consideration after the date of this Agreement or is otherwise required to satisfy any material non-monetary obligations that restrict the Company or obligate the Company to take any actions after the Closing (excluding confidentiality obligations);

(xiii)      any employment, retention, or contracting or consultancy agreement covering any Service Provider of the Company that the Company pays more than $100,000 annually which is not terminable at will without the requirement of the Company to make any contractual severance or similar termination payments (which shall exclude, for the avoidance of doubt, any policy with respect to severance of general applicability to employees of the Company), and any other Contract with any temp agency, leasing agency, staffing agency, labor contractor, professional employer organization, or other third party that recruits or engages employees or other service providers on behalf of the Company or the Business; and

(xiv)      any Collective Bargaining Agreement or other Contract with a labor organization or trade union covering any Service Providers.

(b)         The Buyer either has been supplied with, or has been given access to, a true and complete copy of each written Material Contract.

(c)         Each Material Contract is a valid and binding obligation of the Company, the Seller, or its Subsidiaries, as applicable, is in full force and effect and is enforceable against the Company, the Seller, or its Subsidiaries, as applicable, and, to the Knowledge of the Company, against the other parties thereto, subject to the Enforceability Exceptions.  Neither the Company nor the Seller, or its Subsidiaries, as applicable, are in breach, violation of or default under any Material Contract, nor, to the Knowledge of the Company, is any other party thereto, except, in each case, as would not reasonably be expected to be material to the Company or the Business.  No event has occurred which with the passage of time or the giving of notice or both would:  (i) result in a material default or breach under any Material Contract; (ii) give any Person the right to declare a default or exercise any material remedy under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract; or (iv) give any Person the right to cancel, terminate, or materially modify any Material Contract.  There exists no suspension, stop work order, cure notice or show cause notice in effect for any Material Contract, nor any other complaint relating to the performance by the Company, any Subsidiary, or Seller (as applicable) thereunder, nor, to the Knowledge of the Company, has any counterparty with respect to any such Material Contract made any written threats with respect thereto.  No party to any Material Contract has terminated any Material Contract or given written notice of any such termination to the Company, the Seller, or any of its other direct or indirect Subsidiaries. There have been no material oral or written modifications, amendments or waivers with respect to of any of the terms of any of the Material Contracts.  Neither the Company, the Seller, nor any Subsidiary of the Seller (as applicable) has waived any of its material rights under any Material Contract or has any present expectation or intention of not fully performing any material obligation pursuant to any Contract.  To the Knowledge of the Company, no Contract obligates the Company to process, manufacture or deliver products or perform services that are reasonably expected to require the Company to incur expenses over the life of the Contract that are greater than the total revenue reasonably expected to be generated by the Company from such Contract.

Section 5.15        Customers and Suppliers.  Schedule 5.15 of the Seller and Company Disclosure Schedules sets forth a true and complete list, for the 12 months ended April 30, 2024, of the 20 largest customers of goods and services of the Business (as measured by revenue recognized by the Business) (and the applicable revenue recognized for each such customer during such time period) and the 20 largest suppliers of goods and services to the Business (as measured by amounts actually paid by the Business).  The relationships between the Company or, with respect to the Business, the Seller or any of its other direct or indirect Subsidiaries and each Person set forth on Schedule 5.15 (including subcontractors, whether individuals or entities) and customers are good commercial working relationships in all material respects.  No Person set forth on Schedule 5.15 of the Seller and Company Disclosure Schedules: (a) has canceled or otherwise terminated or, to the Knowledge of the Company, threatened to, or intends to, cancel or otherwise terminate any Contract to which such Person is a party with the Company or, with respect to the Business, the Seller or any of its other direct or indirect Subsidiaries; or (b) has, in the last twelve (12) months, materially decreased the value of products or services it acquires or provides to the Company or the Business or otherwise materially and adversely changed the pricing or other material terms or conditions with respect thereto or, to the Knowledge of the Company, threatened to, or intends to, materially decrease the volume of products or services it acquires or provides to the Company or the Business or otherwise materially and adversely changed the pricing or other material terms and conditions with respect thereto.

Section 5.16        Intellectual Property.

(a)         Section 5.16(a) of the Seller and Company Disclosure Schedules sets forth a complete and accurate list of each Company Product, as well as a description of each Company Product.  There is no Non-Owned Intellectual Property relating to the Business that is or was incorporated in, embedded in or distributed or made available with any Company Product, other than (i) Non-Owned Intellectual Property that is commercial, off-the-shelf Software that is not distributed to any third Person by the Company (or, solely with respect to the Transferred Intellectual Property, by Seller or any of its other direct or indirect Subsidiaries), and (ii) the Open Source Software set forth on Schedule 5.16(a)(ii) of the Seller and Company Disclosure Schedules.

(b)         Schedule 5.16(b) of the Seller and Company Disclosure Schedules sets forth a true and complete list of all Owned Intellectual Property (including Internet Names) that is registered, issued or the subject of a pending application and, for each item, identifies:   (i) the nature and title of the item; (ii) the owner of the item; (iii) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed (if applicable); and (iv) the issuance, registration or application numbers and dates and the current status of the issuance, registration or application.  All of the registrations, issuances and applications set forth on Schedule 5.16(b) of the Seller and Company Disclosure Schedules are valid, in full force and effect and have not expired or been cancelled, abandoned or otherwise terminated, and payment of all renewal and maintenance fees, costs and expenses in respect thereof, and all mandatory filings related thereto, that have come due on or before the date hereof, have been duly made.  The Company owns and possesses all right, title and interest in and to the Owned Intellectual Property free and clear of all Liens (other than Permitted Liens) and possesses a valid license pursuant to a written agreement to Exploit all Non-Owned Intellectual Property.  Without limiting the generality of the foregoing, the Company is the sole registrant of all Internet Names, and all registrations of such Internet Names are in good standing and registered until the dates set forth on Schedule 5.16(b) of the Seller and Company Disclosure Schedules.  To the Knowledge of Company, no item of Non-Owned Intellectual Property is subject to any Lien (other than Permitted Liens) that interferes with, or may reasonably be expected to interfere with, the rights granted to the Company with respect to such item.  The Company Intellectual Property constitutes all Intellectual Property that is used in the Business to provide and support the Company Products and to otherwise conduct the Business in the manner as presently conducted and presently proposed to be conducted.

(c)         To the Knowledge of the Company, no action has been taken or is pending to challenge rights to, suspend, cancel, or disable any Internet Name or the Company social media account, registration therefor or the right of the Company to use an Internet Name or the Company social media account.  Except as set forth on Schedule 5.16(c) of the Seller and Company Disclosure Schedules, the Company owns or has a valid and enforceable right to display, all content, data, code and other information displayed, used or made available on the website associated with each of the Internet Names  (collectively, the “Content”), and no consent is required in connection with the sale or transfer of the ownership registration of the Internet Names or the ownership of the Content by the Buyer.

(d)         Except as set forth on Schedule 5.16(d) of the Seller and Company Disclosure Schedules, each Contract pursuant to which any Non-Owned Intellectual Property is licensed, granted or otherwise made available to the Company (or solely with respect to the Transferred Intellectual Property, to the Seller or any of its other direct or indirect Subsidiaries) or pursuant to which any covenant not to assert Intellectual Property against the Company (or solely with respect to the Transferred Intellectual Property, against the Seller or any of its other direct or indirect Subsidiaries) is made (“Non-Owned Intellectual Property Contracts”) is legal, valid, binding, enforceable and shall continue as such following the consummation of the transactions contemplated hereby (i) on terms identical to those in effect immediately prior to the consummation of the transactions contemplated hereby, and (ii) without payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company (or solely with respect to the Transferred Intellectual Property, the Seller or any of its other direct or indirect Subsidiaries) would otherwise be required to pay.  The Company (or solely with respect to the Transferred Intellectual Property, the Seller and any of its other direct or indirect Subsidiaries) is not in breach of or default under any Non-Owned Intellectual Property Contracts, and to the Knowledge of the Company, no counterparty to any Non-Owned Intellectual Property Contract is in breach of or default under any such Contract.  Immediately after the Closing, except as set forth on Schedule 5.16(d) of the Seller and Company Disclosure Schedules, all Company Intellectual Property will be assignable, transferable and licensable by the Buyer to the same extent as such Company Intellectual Property is assignable, transferable and licensable by the Company (or solely with respect to the Transferred Intellectual Property, by the Seller or any of its other direct or indirect Subsidiaries) immediately prior to Closing, without payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company (or solely with respect to the Transferred Intellectual Property, the Seller or any of its other direct or indirect Subsidiaries) would otherwise be required to pay.

(e)         The conduct of the Business does not currently (and has not in the past three (3) years) infringe, misappropriate or otherwise violate any Intellectual Property or other proprietary rights of any other Person.  There is no Action pending or, to the Knowledge of the Company (or solely with respect to the Transferred Intellectual Property, to the Knowledge of the Seller), threatened alleging any such infringement, misappropriation or violation or challenging the Company’s, the Seller’s or any of its other direct or indirect Subsidiaries’ rights in or to any Owned Intellectual Property and, to the Knowledge of the Company (or solely with respect to the Transferred Intellectual Property, to the Knowledge of the Seller), there is no existing fact or circumstance that would be reasonably expected to give rise to or form the basis of any such Action.  To the Knowledge of the Company, no item of Non-Owned Intellectual Property is subject to any claim of infringement, misappropriation or violation of a third party’s Intellectual Property.  To the Knowledge of the Company (or solely with respect to the Transferred Intellectual Property, to the Knowledge of the Seller), no Person is infringing or otherwise violating any Owned Intellectual Property.  The Company (or solely with respect to the Transferred Intellectual Property, the Seller and any of its other direct or indirect Subsidiaries) have taken commercially reasonable steps to maintain and protect each item of Owned Intellectual Property, including to protect and preserve the confidentiality of all trade secrets included in the Owned Intellectual Property.

(f)          Except as set out in Schedule 5.16(f)(i) of the Seller and Company Disclosure Schedules, all material Owned Intellectual Property (including Company Products) has been created, developed and invented solely by present or past employees of, or independent contractors engaged by, the Company (or solely with respect to the Transferred Intellectual Property, by present or past employees of, or individual independent contractors engaged by, the Seller or any of its other direct or indirect Subsidiaries), in each case within the course and scope of their employment or engagement.  Except as set out in Schedule 5.16(f)(ii) of the Seller and Company Disclosure Schedules, each present or past employee, independent contractor or any other Person who developed any Owned Intellectual Property (including any Company Products and other Software) has executed a valid, binding and enforceable Contract with the Company (or solely with respect to the Transferred Intellectual Property, with the Seller or any of its other direct or indirect Subsidiaries) (copies of which have been made available to the Buyer) that (i) conveys to the Company (or solely with respect to the Transferred Intellectual Property, to the Seller or any of its other direct or indirect Subsidiaries) any and all right, title and interest in and to all Intellectual Property developed by such Person in connection with such Person’s employment or engagement by the Company (or solely with respect to the Transferred Intellectual Property, by the Seller or any of its other direct or indirect Subsidiaries) and (ii) obligates such Person to keep any proprietary information received in connection therewith confidential.  To the Knowledge of the Company (or solely with respect to the Transferred Intellectual Property, to the Knowledge of the Seller), no party thereto is in default or breach of any such agreements.  Without limiting the foregoing, (A) no Person owns or has any right, claim, interest or option, including the right to further remuneration or consideration, with respect to any Owned Intellectual Property, (B) neither the Company nor, solely with respect to the Transferred Intellectual Property, the Seller or any of its other direct or indirect Subsidiaries has received from any Person any assertions in writing with respect to any alleged ownership or any such right, claim, interest or option, and, (C) to the Knowledge of the Company, no Person has otherwise made any such assertions in writing or threatened any such assertion; and neither this Agreement nor the Contemplated Transactions will provide any Person with any such right, claim, interest or option.  To the Knowledge of the Company (or solely with respect to the Transferred Intellectual Property, to the Knowledge of the Seller), at no time during the conception, creation, development or reduction to practice of any of Owned Intellectual Property was any developer, creator or inventor of any such Owned Intellectual Property subject to any employment agreement or invention assignment or nondisclosure agreement with, or other obligation to, any Person other than the Company, the Seller or any of its other direct or indirect Subsidiaries.

(g)         The IT Assets operate and perform in all material respects reliably, efficiently and sufficiently as is necessary to conduct the Business as it is currently being conducted, and do not contain any material faults, viruses or hardware components designed to permit unauthorized access to or to disable or otherwise harm any computer systems or Software.  Except as set out in Schedule 5.16(g) of the Seller and Company Disclosure Schedules, there has been no material failure of the IT Assets in the past three (3) years and, to the Knowledge of the Company, no Person has gained unauthorized access to the IT Assets.  The IT Assets provide the operations of the Company and the Business, including the internet websites and mobile applications provided to the Company’s and the Business’s customers, with sufficient redundancy and speed and the IT Assets will operate and will continue to be accessible to end users on substantially the same basis immediately after the Closing.  The Company and the Business have current, commercially reasonable incident response and disaster recovery plans, take commercially reasonable steps to train employees and users of the IT Assets to identify security threats and intrusions, and routinely test and maintain the security of the IT Assets in accordance with standard practices in the Company’s industry.

(h)         The Company has not disclosed (or solely with respect to the Transferred Intellectual Property, neither the Seller nor any of its other direct or indirect Subsidiaries have disclosed), and to the Knowledge of the Company, no third party has disclosed the source code of any Company Products or any other Software owned by the Company.  No Person has any right to access or use any source code owned by the Company, or any source code included in the Transferred Intellectual Property, and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will this Agreement or the Contemplated Transactions, result in the disclosure or release of such source code by the Company or any other Person to any third party.

(i)          No Open Source Software was or is used in, incorporated into, integrated or bundled with any Company Product or any other product, deliverable, or other Software licensed or distributed by the Company in a manner that would require any proprietary portion of such Company Product or other product, deliverable, or other Software licensed or distributed by the Company to be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works or (C) be redistributable at no charge.  All Open Source Software included in or distributed with Company Products is and has been accessed, used, licensed, distributed or otherwise made available by the Company (or, solely with respect to the Transferred Intellectual Property, the Seller or any of its other direct or indirect Subsidiaries) in material compliance with all applicable Open Source Software license agreements.  To the Knowledge of the Company, the Company (or solely with respect to the Transferred Intellectual Property, the Seller and all of its other direct or indirect Subsidiaries) is in material compliance with the material terms of any applicable open source licenses with respect to its use of any Open Source Software in any Owned Intellectual Property.

(j)          Except as set forth on Schedule 5.16(j) of the Seller and Company Disclosure Schedules, the execution, delivery and performance by the Company of this Agreement and the other documents contemplated hereby and the consummation by the Company of the Contemplated Transactions and the fulfillment by the Company of the terms hereof and thereof, do not and will not, directly or indirectly (with or without notice or lapse of time):  (i) cause the Company to be in breach, violation or default under any license, sublicense, covenant not to assert Intellectual Property rights, or other agreement relating to Intellectual Property rights or any products, deliverables, or services offered by the Company, or terminate or modify or entitle any other Person to any such license, sublicense, covenant not to assert Intellectual Property rights, or agreement to terminate or modify, such license, sublicense, covenant not to assert Intellectual Property rights, or agreement; (ii) limit in any way the Company’s ability to conduct the Business or use or Exploit the Company Intellectual Property; or (iii) result in the Company being bound by, or subject to, any non-compete or other restriction on the operation or scope of its business.

(k)         Except as set forth on Schedule 5.16(k) of the Seller and Company Disclosure Schedules, no funding, facilities or resources of a Governmental Authority, university, college, other educational institution or research center, or funding from third parties was used in the development of any Owned Intellectual Property or Company Products, and no Governmental Authority, university, college, other educational institution or research center has any claim or right, including Intellectual Property rights, in or to the Owned Intellectual Property or Company Products.  To the Knowledge of the Company, no current or former employee, consultant, or independent contractor of the Company (or solely with respect to the Transferred Intellectual Property, the Seller or any of its other direct or indirect Subsidiaries) who was involved in, or who contributed to, the creation or development of any element of any Company Product or any Owned Intellectual Property has performed services for a Governmental Authority, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant, or independent contractor was also performing services for the Company, the Seller, or any of its other direct or indirect Subsidiaries.

(l)          Except as set forth on Schedule 5.16(l) of the Seller and Company Disclosure Schedules, no Government Contract that is a subcontract issued to the Company by a prime contractor or higher-tier subcontractor provides rights to the prime contractor or higher-tier subcontractor in any of the Owned Intellectual Property.

(m)        The Company (or, solely with respect to the Transferred Intellectual Property, and as applicable, the Seller and any of its other direct or indirect Subsidiaries, as applicable) has marked outstanding Government Contract Bid documents with notices and proprietary markings prior to, or at the time of, submission to a Governmental Authority if the documents include trade secrets that are material to the Company and that are entitled to such notices and markings.

(n)         The Company (and, solely with respect to the Transferred Intellectual Property, and as applicable, the Seller and any of its other direct or indirect Subsidiaries) has, in all material respects, complied with each contractual obligation to timely disclose to the applicable Governmental Authority, timely file applications, and retain title to all subject inventions (as defined in applicable Governmental Authority regulations) when the subject invention is first conceived or reduced to practice under a Government Contract.

(o)         To the Knowledge of the Company, the Company (or solely with respect to the Transferred Intellectual Property, the Seller and any of its other direct or indirect Subsidiaries) has not received any written requests for information regarding, challenges to, or claims pertaining to, the Company’s (or solely with respect to the Transferred Intellectual Property, the Seller and any of its other direct or indirect Subsidiaries) asserted restrictions on the use or disclosure of any Owned Intellectual Property by any Governmental Authority.

(p)         The Company has a privacy policy (the “Privacy Policy”) regarding the collection and use of personally identifiable information (“Personal Information”), a true and complete copy of which has been provided to the Buyer prior to the date hereof.  Except as would not reasonably be expected to be material to the Company or the Business, the Company is in compliance with all applicable Laws regarding the collection, use and protection of Personal Information (“Privacy Laws”) and with the Company’s Privacy Policy, and to the Knowledge of the Company no Person has gained unauthorized access to or made any unauthorized use of any such Personal Information maintained by the Company.  The Company has commercially reasonable security measures in place to protect Personal Information stored in their computer systems from unauthorized access and/or use by any third party or any other use by a third party that would violate the Privacy Laws.  In the past three (3) years, the Company has not had or experienced any material breach involving unauthorized access to, or acquisition of, Personal Information that required disclosure to any Governmental Authority.  The execution, delivery and performance of the Transaction Documents and the consummation of the Contemplated Transactions by Seller do not violate the Privacy Laws or the Privacy Policy and, upon the Closing, the Buyer will continue to have the right to use such Personal Information on substantially identical terms and conditions as the Company enjoyed immediately prior to the Closing.  No Actions or investigations are pending or, to the Knowledge of the Company, threatened against the Company relating to the collection or use of Personal Information.

Section 5.17        Property.

(a)         Except for assets disposed of in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet or as would not reasonably be expected to be material to the Company or the Business, the Company owns good and marketable title to, or holds pursuant to valid and enforceable leases, all of the personal property shown to be owned or leased by it on the Latest Balance Sheet and all Tangible Property, in each case free and clear of all Liens, except for Permitted Liens.

(b)         Schedule 5.17(b) of the Seller and Company Disclosure Schedules sets forth a true and complete list, as of the date hereof, of all Contracts, including amendments, extensions, renewals, notices and guarantees under which the Company leases, subleases, licenses or otherwise occupies real property (each, a “Lease” and collectively, the “Leases”, and each description of the real property demised under the Leases, a “Leased Property” and collectively the “Leased Properties”) or has a right-of-way, easement, right of access or right to use (each, an “Easement Agreement” and collectively, the “Easement Agreements”, and each description of the interest demised under the Easement Agreements, an “Easement” and collectively, the “Easements”).  The Company has a good and valid leasehold title to each Leased Property subject only to the terms and conditions of the applicable Lease and to any Permitted Liens, except, in each case, as would not reasonably be expected to be material to the Company or the Business.  The Company has a good and valid interest in each Easement subject only to the terms and conditions of the applicable Easement Agreement and to any Permitted Liens, except, in each case, as would not reasonably be expected to be material to the Company or the Business.  Except as set forth in Schedule 5.17(b) of the Seller and Company Disclosure Schedule and the services provided under the Transition Services Agreement, neither the Seller nor any of its direct or indirect Subsidiaries (other than the Company) is a party to any leases, subleases, licenses or otherwise occupies any real property that is necessary to conduct and operate the Business as currently conducted in substantially the same manner in all material respects as conducted immediately prior to the Closing Date or has a right-of-way, easement, right of access or right to use any real property that is necessary to conduct and operate the Business as currently conducted in substantially the same manner in all material respects as conducted immediately prior to the Closing Date.

(c)         Neither the Company nor any of its other direct or indirect Subsidiaries owns any real property or has owned any real property in the last five (5) years.

(d)         There is no pending or, to the Knowledge of the Company, threatened, appropriation or condemnation Action materially affecting and impairing the current use, occupancy, or value of any Leased Property or any part thereof or of any sale or other disposition of any Leased Property.

(e)         To the Knowledge of the Company, each Lease is in full force and effect.  The Company has not in the last five (5) years sent or received written notice of any violation of or any default under any Lease or Permitted Lien and, to the Knowledge of the Company, there are no facts or circumstances that, with the passage of time, the giving of notice, or both, would constitute a default under any Lease or Permitted Lien.

(f)         Except as set forth in Schedule 5.17(f) of the Seller and Company Disclosure Schedules, the Company has not exercised any option or right to (i) terminate such Lease; (ii) lease additional premises; (iii) reduce or relocate the premises demised by such Lease; or (iv) purchase any real property.

(g)         The Company has not assigned, pledged, mortgaged, or otherwise transferred any Lease or interest therein.

(h)         Seller has delivered to or made available to Buyer true, correct, and complete copies of all of the Leases.

Section 5.18        Tangible Property; Sufficiency of Assets.

(a)         The facilities, machinery, equipment, furniture, spare parts, office equipment, computer equipment, components, and hardware, improvements, fixtures, vehicles, structures, related capitalized items and other tangible property that are material to the Company and the Business (the “Tangible Property”) are in good operating condition and repair, subject to ordinary wear and tear, and are suitable for their intended use, except, in each case, as would not reasonably be expected to be material to the Company.

(b)         Except as set forth in Schedule 5.18(b) of the Seller and Company Disclosure Schedule and the services provided under the Transition Services Agreement, the Tangible Property, together with the other Contracts, rights, assets and properties owned, leased, licensed or held for use by the Company, constitute all of the Contracts, assets, properties and rights necessary and sufficient for the Buyer and the Company to conduct and operate the Business as currently conducted or proposed to be conducted in substantially the same manner in all material respects as conducted immediately prior to the Closing Date.

(c)         Except as set forth in Schedule 5.18(b) of the Seller and Company Disclosure Schedule and the services provided under the Transition Services Agreement and assuming that all consents and notices set forth in Schedule 5.3 of the Seller and Company Disclosure Schedule and Schedule 5.4 of the Seller and Company Disclosure Schedule have been made or obtained, immediately after the Closing, the Company will own, or have the right to use, all Tangible Property and all other Contracts, rights, assets and properties that are used in connection with the conduct and operation of Business as conducted immediately prior to the Closing on the same, or substantially the same, economic basis as conducted immediately prior to the Closing.  Immediately after the Closing, except as set forth in Schedule 5.18(b) of the Seller and Company Disclosure Schedule and the services provided under the Transition Services Agreement, none of the Seller or any of its Affiliates other than the Company shall own any assets or properties, which, immediately prior to the consummation of the Pre-Transaction Asset Transfers, were primarily used in or primarily held for use in, the Business.

Section 5.19        Labor Matters.

(a)         Set forth in Schedule 5.19(a) of the Seller and Company Disclosure Schedule is a list, as of a date within five (5) Business Days of the date hereof, of all current employees of the Company (other than the Retained Employees) (the “Business Employees”), and each Business Employee’s:   (i) name or other identifier; (ii) job title; (iii) employing entity; (iv) full-time/part-time status; (v) classification as exempt or non-exempt for purposes of the Fair Labor Standards Act; (vi) current annual base salary (including, for part-time Business Employees, actual base salary not annualized) or hourly rate of pay; (vii) annual target bonus and other target bonuses and target commissions for 2024; (viii) bonuses and commissions to be paid out for 2023; (ix) work location (including location of remote employees); (x) residence location; (xi) whether a direct billable employee or indirect non-billable employee; (xii) security clearance level (if applicable):  (xiii) workers compensation classification code; (xiv) whether on a leave of absence (and if so, expected return date); (xv) amount of accrued and unused annual leave; and (xvi) whether on a visa or other employer-sponsored work permit.  No Retained Employee or any employee of the Seller or any of its Subsidiaries (other than the Company) devotes a majority of his or her employment services and working hours to the conduct and operation of the Business and is material to the services performed by the Business under any Contract or otherwise to any program or proposal or the pipeline of the Business.  No employee of the Seller or any of its Subsidiaries (other than the Company) primarily provides services to the Business.

(b)         Set forth on Schedule 5.19(b) of the Seller and Company Disclosure Schedule is a list, as of a date within five (5) Business Days of the date hereof, of all current individual independent contractors currently performing services for the Business, including each independent contractor’s:  (i) name or other identifier; (ii) the entity they are engaged by; (iii) current rate of pay; (iv) summary of services provided; and (v) whether s/he has a written Contract for the services provided.

(c)         The Company is and, solely with respect to the operation of the Business, the Seller and its other direct and indirect Subsidiaries are, and during the past three (3) years have been in compliance in all material respects with all applicable Labor Laws.  All individuals who perform or have performed services for the Company and the Business have been properly classified in all material respects under applicable Law (i) as employees or individual independent contractors and (ii) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the Fair Labor Standards Act and state Law), and neither the Company nor, solely with respect to the operation of the Business, the Seller or any of its other direct and indirect Subsidiaries has, during the past three (3) years, received notice of any pending or, to the Knowledge of the Company, threatened inquiry or audit from any Governmental Authority concerning any such classifications.

(d)         Except as set forth in Schedule 5.19(d) of the Seller and Company Disclosure Schedules, no Business Employee or, solely with respect to the operation of the Business, the Seller or any of its other direct or indirect Subsidiaries is covered by a Collective Bargaining Agreement, nor is any such Contract currently being negotiated.  No other Collective Bargaining Agreement applicable to the Seller or any of its Subsidiaries, including the Excluded Subsidiary or any Excluded Lower-Tier Subsidiary or Excluded Lower-Tier JV, will result in any Liability for the Company.

(e)         Each Business Employee has all work permits, immigration permits, visas or other authorizations required by applicable Law or any Contract for such individual given the duties and nature of such individual’s services.  Each of the Company and, solely with respect to the operation of the Business, the Seller and its other direct and indirect Subsidiaries, has met all requirements in all material respects under Laws relating to the employment of foreign citizens and residents, including all requirements of Form I-9, and neither the Company nor, solely with respect to the Business, the Seller or any of its other direct or indirect Subsidiaries currently employs any person who is not permitted to work in the jurisdiction in which such person was employed.

(f)          Neither the Company nor, solely with respect to the Business, the Seller or any of its other direct or indirect Subsidiaries is, or has been during the past three (3) years, the subject of, nor, to the Knowledge of the Company, is there threatened, any Action asserting that the Company, or, solely with respect to the Business, the Seller or any of its other direct or indirect Subsidiaries has committed an unfair labor practice, nor, except as set forth in Schedule 5.19(f) of the Seller and Company Disclosure Schedules, is there pending or, to the Knowledge of the Company, threatened, nor has there been during the past three (3) years, any organized effort or demand for recognition or certification or attempt to organize Business Employees by any labor organization.  There is no pending nor, to the Knowledge of the Company, threatened labor strike, walk-out, work stoppage, slowdown or lockout with respect to the Business Employees, and no labor strike, walk-out, work stoppage, slowdown or lockout has occurred in the past three (3) years.

(g)         As of the date of this Agreement, no Business Employee has given written or, to the Knowledge of the Company, oral notice to the Company, the Seller or any of its other direct or indirect Subsidiaries that any such Business Employee intends to terminate his or her employment with the Company or the Seller or any of its other direct or indirect Subsidiaries within one (1) year of the Closing.  No Business Employees are in violation of any term of any employment Contract, non-disclosure Contract or noncompetition Contract.

(h)         In the last five (5) years:   (i) no allegations of workplace violence, workplace harassment, or psychological or sexual harassment or illegal retaliation or discrimination have been made against any Business Employee or current or former officer of the Company or, solely with respect to the operation of the Business, of the Seller or any of its other direct or indirect Subsidiaries; (ii) to the Knowledge of the Company, no incidents of any such workplace violence, workplace harassment, or psychological or sexual harassment or illegal retaliation or discrimination have occurred; and (iii) neither the Company nor, solely with respect to the operation of the Business, the Seller or any of its other direct and indirect Subsidiaries have entered into any settlement agreement related to allegations of workplace violence, workplace harassment, or psychological or sexual harassment or illegal retaliation or discrimination by any Business Employee.

(i)          Neither the Company nor, solely with respect to the Business, the Seller or any of its other direct or indirect Subsidiaries have incurred any Liability or obligation under the WARN Act that remains unsatisfied.  Within the last three (3) months, there has not been any plant closing or mass layoff, or term of similar import under any applicable similar Law.

Section 5.20        Employee Benefit Plans.

(a)          Schedule 5.20(a)(i) of the Seller and Company Disclosure Schedules sets forth a true and complete list of each Company Benefit Plan.  Schedule 5.20(a)(ii) of the Seller and Company Disclosure Schedules sets forth a true and complete list of each Seller Benefit Plan.  Following the Closing and except as expressly provided for under the Transition Services Agreement, the Company shall have no Liability with respect to any Seller Benefit Plan (including, without limitation, any Withdrawal Liability related to any such Benefit Plan).  Schedule 7.8(c) sets forth a list of all Continuing Employees who currently hold unvested equity awards with respect to equity of Seller as of immediately prior to the Closing, together with the total amounts of unvested equity held by each such Continuing Employee.

(b)         With respect to each material Seller Benefit Plan which provides benefits to Service Providers, the Seller has supplied or made available to the Buyer a true and complete copy (or, to the extent no such copy exists, an accurate description of material terms) thereof and, to the extent applicable, (i)  the most recent summary plan description, summary of material modifications and all other comparable written communications by the Company or the Seller to current or former Service Providers concerning the extent of the benefits provided under such Seller Benefit Plan during the past three (3) years; (ii) a complete and accurate copy of the annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code, with respect to such Seller Benefit Plan for the three (3) most recent plan years; and (iii) all material written materials provided to current or former Service Providers during the past three (3) years for such Seller Benefit Plan relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any Liability to the Company.

(c)          With respect to each Company Benefit Plan, the Company has supplied or made available to the Buyer a true and complete copy (or, to the extent no such copy exists, an accurate description of material terms) thereof and, to the extent applicable, (i) the most recent documents constituting such Company Benefit Plan, any amendments thereto and all related trust documents; (ii) the most recent summary plan description, summary of material modifications and all other comparable written communications by the Company or the Seller to current or former Service Providers concerning the extent of the benefits provided under such Company Benefit Plan; (iii) a complete and accurate copy of the annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code, with respect to such Company Benefit Plan for the three (3) most recent plan years; (iv) accurate and complete copies of all contracts relating to such Company Benefit Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; (v) all material written materials provided to current or former Service Providers during the past three (3) years for such Company Benefit Plan relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any Liability to the Company; and (vi) all material correspondence, if any, to or from any Governmental Authority relating to such Company Benefit Plan.

(d)         (i) With respect to each Company Benefit Plan and, with respect to each Seller Benefit Plan, except as would not result in any material Liability to the Company, (i) each such Benefit Plan has been established and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws and the terms of any applicable collective bargaining agreement, (ii) all reports, returns, notices and other documentation required to have been filed with or furnished to the IRS, the DOL, the PBGC, the SEC or any other Governmental Authority or to the participants or beneficiaries of such Benefit Plan have been filed or furnished on a timely basis, (iii) each such Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter or comparable letter from the IRS to the effect that such Benefit Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code and, to the Knowledge of the Seller (with respect to an applicable Seller Benefit Plan) and the Company (with respect to an applicable Company Benefit Plan), there are no facts or circumstances that would reasonably be expected to cause the loss of such qualification, and (iv) each such Benefit Plan subject to Section 409A of the Code is in compliance in all material respects in form and operation with Section 409A of the Code and the applicable guidance and regulations thereunder.

(e)         Except as set forth on Schedule 5.20(e) of the Seller and Company Disclosure Schedules, none of the Company and, except as would not result in any Liability to the Company, the Seller, the Excluded Subsidiary, the Excluded Lower-Tier Subsidiaries or their respective Affiliates, has incurred or is reasonably expected to incur any Liability in respect of post-employment health, medical or life insurance benefits for any current or former employee, consultant or independent contractor, except as may be required under Section 601 et seq.  of ERISA, Section 4980B of the Code (and the regulations thereunder) and any applicable state coverage continuation Laws (collectively, “COBRA”), for which the covered individual pays the full cost of coverage.  The Company does not have any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount.

(f)          None of the Company, or its ERISA Affiliates, sponsors, maintains, contributes to, has an obligation to contribute to or has, or could reasonably be expected to have, any Liability in respect of, or has in the past six (6) years sponsored, maintained, contributed to or had any Liability in respect of, any defined benefit pension plan (as defined in Section 3(35) of ERISA) or plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

(g)         Except as set forth on Schedule 5.20(g) of the Seller and Company Disclosure Schedules, no Company Benefit Plan is a Multiemployer Plan, and none of the Company or its ERISA Affiliates has at any time maintained or contributed to, or had any Liability in respect of, any Multiemployer Plan or a “multiple employer plan” within the meaning of 210 of ERISA or Section 413(c) of the Code.  Neither the execution and delivery of any Transaction Document or the consummation of the Contemplated Transactions would subject the Company to any Liability under Sections 4203 or 4205 of ERISA.  Following the Closing, the Company shall not have any Liability with respect to any Multiemployer Plan or “multiple employer plan” within the meaning of 210 of ERISA or Section 413(c) of the Code.

(h)         To the Knowledge of the Company, no event has occurred and no condition exists that would, either directly or by reason of the Company’s affiliation with any of its ERISA Affiliates, subject the Company to any Tax, fine, Lien, penalty or other Liability imposed by ERISA, the Code or other applicable Laws or Orders with respect to any Benefit Plan.

(i)          Except as set forth on Schedule 5.20(i) of the Seller and Company Disclosure Schedules, none of the execution and delivery of any Transaction Document, shareholder approval of any Transaction Document or the consummation of the Contemplated Transactions would reasonably be expected to (either alone or in combination with another event) result, with respect to any current or former Service Provider or as would otherwise create a Liability for the Company, any current or former employee, director or consultant of the Seller or any of its other direct or indirect Subsidiaries, in (i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) any payment, compensation or benefit becoming due, or increase in the amount of any payment, compensation or benefit due, (iii) the acceleration of the time of payment or vesting or result in any funding (through a grantor trust or otherwise) of compensation or benefits, (iv) the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code, or (v) forgiveness in whole or in part of any outstanding loans made by the Company to any Person.

(j)          With respect to each Company Benefit Plan, (i) no Actions (other than routine claims for benefits) are pending or, to the Knowledge of the Seller and the Company, threatened with respect to any Benefit Plan, (ii) to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions, (iii) no audit or other Action by the DOL, the IRS or any other Governmental Authority is pending or, to the Knowledge of the Seller and the Company, threatened with respect to any Benefit Plan, and (iv) there are no audits or Actions initiated pursuant to the Employee Plans Compliance Resolution System or similar proceedings pending with the IRS or DOL with respect to any Company Benefit Plan.

(k)         No Company Benefit Plan is a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.  Following the Closing, the Company shall not have any Liability with respect to any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(l)          As of the date of this Agreement, with respect to employees of the Company, all contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to be made under the terms of any Benefit Plan or in accordance with applicable Law have been timely made or reflected on the Financial Statements, and all contributions or premium payments for any period ending on or prior to the Closing Date which are not yet due will, on or prior to the Closing Date, have been paid or accrued on the Financial Statements, in each case, in accordance with the Balance Sheet Rules.  There are no reserves, assets, surpluses or prepaid premiums with respect to any Benefit Plan that provides welfare benefits.

(m)        The Company does not intend and has not made any commitment (whether written or oral) to establish or enter into any new Company Benefit Plan or to modify the terms of any Company Benefit Plan. Except as set forth on Schedule 5.20(m), no Company Benefit Plan (i) is a plan, program, practice, or Contract that is sponsored by a professional employer organization or co-employer organization (each, a “PEO”) under which a current or former Service Provider may be eligible to receive compensation or benefits in connection with the Company’s engagement of a PEO, (ii) is a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, (iii) is intended to be qualified under Section 401(a) of the Code, (iv) is a self-insured plan that provides group health or welfare benefits to current or former Service Providers, or (v) provides benefits to current or former Service Providers who perform services primarily outside of the United States.

(n)         The Company is not liable in any material amount for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or similar benefits or obligations for current or former Service Providers (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no pending claims against the Company under any workers’ compensation plan or policy or for long-term disability.

(o)         Except as set forth on Schedule 5.20(o) of the Seller and Company Disclosure Schedules, each Seller Benefit Plan (but only if it provides benefits to one or more Business Employees) and each Company Benefit Plan that is a group health plan (i) is exempt from or in material compliance with the Patient Protection and Affordable Care Act, the Health Care and Education Reconciliation Act of 2010 and subsequent agency guidance (collectively, the “2010 Health Care Law”), (ii) the design and operation of such Benefit Plans has not resulted in the incurrence of any penalty or excise tax under Code Section 4980H to the Company pursuant to the 2010 Health Care Law, and (iii) there is nothing that would create a reporting obligation of the Company or excise tax under Section 4980D of the Code for which the Company would have any Liability.

Section 5.21        Insurance.

(a)          Schedule 5.21 of the Seller and Company Disclosure Schedules sets forth (i) a true and complete list of all material insurance policies held by the Company or, with respect to the Business, the Seller or any of its other direct or indirect Subsidiaries, as of the date hereof, specifying with respect to each such policy, the name of the insurer, type of coverage, term of policy, limits of liability and current premiums, and (ii) any material agreements, arrangements or commitments by or relating to the Company under which the Company is required to carry insurance for the benefit of any other Person, except in the ordinary course of business consistent with past practice.  The Company has made available to the Buyer true, complete and correct copies of all such policies and agreements and the loss-runs for the last three (3) years in respect of the Company and the Business.

(b)         All such insurance policies and binders are valid, binding, enforceable, and in full force and effect, and all premiums with respect thereto covering all periods up to and including the date of the Closing have been paid.  Neither the Company nor the Seller or any of its other Subsidiaries has received any notice of cancellation or non-renewal of any such policies or binders nor, to the Knowledge of the Company and the Seller, is the termination of any such policies or binders threatened.  There is no material Action pending under any of such policies or binders as to which coverage has been denied or disputed by the underwriters of such policies or binders.  The Company has and, with respect to the Business, the Seller and its other direct and indirect Subsidiaries have, performed in all material respects all of their respective obligations under such insurance policies during the last three (3) years.  Except as set forth in Schedule 5.21 of the Seller and Company Disclosure Schedules, such insurance policies (i) are sufficient for compliance in all material respects with all requirements of applicable Law and all Contracts relating to the Company and the Business, (ii) will remain in full force and effect through the respective dates set forth in Schedule 5.21 of the Seller and Company Disclosure Schedules without the payment of additional premiums, and (iii) do not provide for any retrospective premium adjustment or other experienced-based Liability on the part of the Company.  Following the Closing Date, the Company will have no Liabilities pursuant to any insurance policies that are subject to audit.  Neither the Company nor, with respect to the Business, the Seller has been refused any insurance, nor has any such coverage been limited or a notice that a defense will be afforded with reservation of rights otherwise been provided, by any insurance carrier to which the Company or, with respect to the Business, the Seller has applied for any such insurance or with which the Company or, with respect to the Business, the Seller has carried insurance during the last three (3) years.

Section 5.22        Government Contracts.

(a)          Current Government Contracts and Government Contract Bids.  Schedule 5.22(a)(i) of the Seller and Company Disclosure Schedules sets forth, as of the date hereof, a complete list of all Current Government Contracts having a value in excess of $500,000.  Each such Current Government Contract (x) was legally awarded to the Company, (y) is a legal, valid and binding obligation of the Company, and (z) is in full force and effect and enforceable against the Company, in accordance with its terms, subject to proper authorization and execution by the other party, bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other Laws of general application affecting the rights and remedies of creditors, and general principles of equity.  The Company has made available to the Buyer true, complete and correct copies of all Current Government Contracts set forth on Schedule 5.22(a) of the Seller and Company Disclosure Schedules.  Schedule 5.22(a)(ii) of the Seller and Company Disclosure Schedules sets forth, as of the date hereof, a complete list of all Government Contract Bids projected to have a value in excess of $500,000.

(b)         Breach; Default; Compliance.  Except as disclosed in Schedule 5.22(b) of the Seller and Company Disclosure Schedules, with respect to each Current Government Contract, (i) neither the Company nor, with respect to the Business, the Seller, or any of its other direct or indirect subsidiaries, have received in writing, or to the Knowledge of the Company, orally, a cure notice, a show cause notice or a stop work notice and (ii) neither the Company nor, with respect to the Business, the Seller, or any of its other direct or indirect Subsidiaries, have been threatened in writing with termination for default.  Except as disclosed in Schedule 5.22(b) of the Seller and Company Disclosure Schedules, all representations and certifications executed, acknowledged or submitted by the Company with respect to any Current Government Contract were true and accurate in all material respects as of their effective date, and the Company has complied with all such representations and certifications in all material respects, as applicable.  The Company has complied in all material respects with the terms and conditions of each such Current Government Contract and Government Contract Bid.

(c)         Government Claims.  Except as set forth in Schedule 5.22(c) of the Seller and Company Disclosure Schedules, during the past three (3) years (i), to the Company’s Knowledge, neither the Company, nor, with respect to Business, the Seller or any of its other direct or indirect Subsidiaries, nor any of their respective Principals, as such term is defined by FAR 2.101, are or have been under administrative, civil or criminal investigation or indictment by any Governmental Authority; (ii) there is no credible evidence that the Company, nor with respect to Business, the Seller or any of its other direct or indirect Subsidiaries, its Affiliates, or any of their respective Principals have committed a violation of federal criminal Law involving fraud, conflict of interest, bribery or gratuity violations found in Title 18 U.S.C. or a violation of the civil False Claims Act (31 U.S.C. §§ 3729-3733); (iii) to the Company’s Knowledge, there is no pending Action with respect to any Government Contract related to the Company, nor, with respect to Business, the Seller or any of its other direct or indirect Subsidiaries, nor any of their respective Principals resulting in, or which is reasonably likely to result in, a Material Adverse Effect; and (iv) there is no outstanding material claim against or by the Company, nor, with respect to Business, the Seller or any of its other direct or indirect Subsidiaries, arising under or relating to any Government Contract.  During the past three (3) years, neither the Company nor, with respect to Business, the Seller or any of its other direct or indirect Subsidiaries, have received written notice of any administrative, civil or criminal investigation or audit by any Governmental Authority alleging any violation of federal criminal Law involving fraud, conflict of interest, bribery or gratuity violations found in Title 18 U.S.C. or a violation of the civil False Claims Act (31 U.S.C. §§ 3729-3733).

(d)         Suspension or Debarment.  (i) Neither the Company nor, with respect to Business, the Seller or any of its other direct or indirect Subsidiaries, nor any of their respective Principals have been within the past three (3) years and are not currently, suspended or debarred pursuant to FAR 9.4, or otherwise declared ineligible from doing business with the U.S. government; and (ii) within the past three (3) years, to the Company’s Knowledge, no such suspension, debarment or exclusion proceeding has been initiated or threatened against the Company or, with respect to Business, the Seller or any of its other direct or indirect Subsidiaries, or any of their respective Representatives.

(e)         Certifications and Disclosures.  Except as disclosed on Schedule 5.22(e) of the Seller and Company Disclosure Schedules, with respect to each Government Contract and Government Contract Bid, in the past three (3) years:   (i) the Company has made all certifications and disclosures to a Governmental Authority that are required with respect to any Government Contract; (ii) the representations, disclosures, certifications and warranties made by or on behalf of the Company with respect to the Government Contracts and Government Contract Bids, were current, accurate, and complete in all material respects as of their submission date, and the Company has complied with all such representations, certifications and warranties, as applicable; and (iii) neither the Company, nor any of its Representatives has taken any action that would reasonably be expected to give rise to a claim for price adjustment under the Truthful Cost or Pricing Data statute.

(f)          Security Clearances.  Except as may be prohibited by the NISPOM or other applicable Law, Schedule 5.22(f) of the Seller and Company Disclosure Schedules sets forth (i) all facility security clearances held by the Company, or with respect to the Business, the Seller, or any of its other direct or indirect Subsidiaries, and (ii) all personnel security clearances held by the Company’s, or with respect to the Business, the Seller’s or any of its other direct or indirect Subsidiary’s, current employees to the extent such clearances are required in connection with any Current Government Contract or Government Contract Bid.  The Company or, with respect to the Business, the Seller or any of its other direct or indirect Subsidiaries, as applicable, have received at least a “satisfactory” security rating from the DCSA with respect to their respective facility security clearances, or have achieved a “satisfactory” rating on a security self-assessment conducted in lieu of a DCSA evaluation.  Neither the Company nor, with respect to the Business, the Seller or any of its other direct or indirect Subsidiaries, has received written or, to the Knowledge of the Company, oral notice of any liabilities or obligations relating to or arising from any violation of the NISPOM or prior failure to maintain at least a “satisfactory” rating from the DCSA.  Except as set forth on in Schedule 5.22(f) of the Seller and Company Disclosure Schedules, all facility security clearances held by the Company are currently in full force and effect.  Except as set forth on Schedule 5.22(f) of the Seller and Company Disclosure Schedules in the past three (3) years, the Company and its employees and contractors, or with respect to the Business, the Seller, or any of its other direct or indirect Subsidiaries, their respective employees, and their respective contractors, have complied in all material respects with all applicable Law governing security clearances in the performance of any obligations under any Government Contract or Government Contract Bid.

(g)         Set Aside Status.  Schedule 5.22(g)(i) of the Seller and Company Disclosure Schedules sets forth, as of the date hereof, a complete list of all Current Government Contracts awarded and Government Contract Bids submitted on the basis of the Company’s representation that it qualifies as a small business or that it is eligible for other contracts set-aside for a particular socioeconomic or size status.  Except as disclosed in Schedule 5.22(g)(ii) of the Seller and Company Disclosure Schedules, each representation and/or certification made by the Company or incorporated into any Government Contract or Government Contract Bid proposal that pertains to any size status or other preferential status was current and accurate as of its effective date, and the Company has complied with all Laws that require the Company to provide notice or acknowledgment of any change in size status or preferential status.

(h)         Organizational Conflicts of Interest.  Except as set forth in Schedule 5.22(h) of the Seller and Company Disclosure Schedules, there are no Current Government Contract, Government Contract Bid terms or provisions, or “organizational conflicts of interest” (as defined by FAR Subpart 9.5) mitigation plans, that would reasonably be expected to render the Company or the Business ineligible to participate on any specifically identified Government Contract or Government Contract Bid.

(i)          Contractual Compliance.  Except as set forth in Schedule 5.22(i) of the Seller and Company Disclosure Schedules, (i) neither the Company, nor, with respect to Business, the Seller or any of its other direct or indirect Subsidiaries, have recognized on any Current Government Contracts any revenue in excess of the Governmental Authority’s current contractual obligation under such Current Government Contract; (ii) no money due to the Company, nor, with respect to Business, the Seller or any of its other direct or indirect Subsidiaries, pertaining to any Current Government Contract has been withheld or set off other than in accordance with the withholding provisions of any such Current Government Contract; and (iii) none of the Government Contract Bids or Current Government Contracts are currently the subject of bid or award protest proceedings, and no Person has notified the Company, nor, with respect to Business, the Seller or any of its other direct or indirect Subsidiaries, in writing that any Governmental Authority, distributor, original equipment manufacturer, or reseller under a Current Government Contract intends to seek the Company’s agreement to lower rates under any of the Government Contract Bids.  Neither the Company, nor with respect to the Business, the Seller, or any of its other direct or indirect Subsidiaries, is performing at-risk under a Government Contract or for a prospective Government Contract; for the avoidance of doubt, “performing at-risk” means incurring direct costs at the risk of the Company prior to (or in anticipation of), and without obligation of, funding under a Government Contract.  Within the past three (3) years, neither the Company nor, with respect to the Business, the Seller or any of its other direct or indirect Subsidiaries has violated any statutory, regulatory, or contractual restrictions on subcontracting, including FAR 52.215-22 and FAR 52.215-23.

(j)          Assertion of Rights and Marking Data.  Within the past three (3) years, all technical data, computer Software and computer Software documentation (as those terms are defined under applicable Law and the terms of the Government Contracts) developed, delivered, or used under or in connection with the Government Contracts have been properly and sufficiently marked and protected in all material respects so that no more than Government Purpose Rights, as such term is defined in the FAR, if any, have been provided.

(k)          Government Data.  In the past three (3) years, the Company and, with respect to Business, the Seller and its other direct or indirect Subsidiaries has complied in all material respects with the data security, cybersecurity, and physical security systems and procedures required by or applicable to its Government Contracts and Government Contract Bids.  The Company and, with respect to Business, each of the Seller and its other direct or indirect Subsidiaries, are in compliance in all material respects with the requirements of all FAR and applicable agency-specific requirements regarding cybersecurity and safeguarding information, including those pertaining to the Cybersecurity Maturity Model Certification (CMMC) framework and NIST SP 800-171 DoD Assessment Requirements (as applicable), and the requirements of DFARS 252.204-7012, Safeguarding Covered Defense Information and Cyber Incident Reporting.  All material facts set forth in or acknowledged by, and any representations or certifications made or submitted by or on behalf of the Company in connection with the Company’s and any Company Subsidiary’s compliance with data security, cybersecurity, and physical security compliance, were materially true and accurate at the time of submission, and no facts exist that would materially decrease Supplier Performance Risk System (SPRS) assessment scores of the Company.  Except as disclosed on Schedule 5.22(k) of the Seller and Company Disclosure Schedules, in the past three (3) years, neither the Company nor, with respect to Business, the Seller or any of its other direct or indirect Subsidiaries, has had or experienced any material breach of data security or cybersecurity, whether physical or electronic, related to any Government Contract or Government Contract Bid.  In the past three (3) years, any data security, cybersecurity, or physical security breach related to any Government Contract or Government Contract Bid required to be reported to a Governmental Authority or higher tier contractor has been reported to the necessary Governmental Authority or higher tier contractor, as required by the terms of the Government Contract, Government Contract Bid, or applicable Law.

(l)          Government Contract Personnel.  Within the past three (3) years, all personnel of the Company, with respect to the Business, the Seller or any of its other direct or indirect Subsidiaries; and, to the Knowledge of the Company, any subcontractor, that performed or are currently performing under any Government Contract, met or meet all express qualification requirements for the labor categories under which they have been charged, or are being charged, or a related customer approval or waiver has been obtained.  In the past three (3) years, neither the Company nor with respect to the Business, the Seller, or any of its other direct or indirect Subsidiaries, nor, to the Knowledge of the Company, any subcontractor, has replaced any identified key personnel, as such term is defined by the applicable Current Government Contract, without obtaining all required approvals required for replacement of such key personnel.  All key personnel currently performing under any Government Contract are employed by the Company.  The Company has during the past three (3) years been in compliance in all material respects with 18 U.S.C. Section 207 and implementing regulations, and DFARS 252.203-7000 governing post-employment conflict of interest restrictions applicable to Company or Affiliate employees formerly employed by a Governmental Authority.

(m)        Performance Evaluations.  No Governmental Authority has assigned to the Company or with respect to the Business, the Seller, or any of its other direct or indirect Subsidiaries, a rating below “satisfactory” in connection with any contractor performance assessment report or similar evaluation of past performance, and no performance review states that the Governmental Authority would not recommend using the Company or with respect to the Business, the Seller, or any of its other direct or indirect Subsidiaries, in the future.

(n)         Cost Accounting.  The Company’s cost accounting system and procurement systems and the associated entries reflected in the Company’s financial records with respect to the Government Contracts and Government Contract Bids are in material compliance with applicable Law and the Company’s Government Contracts, and the Company’s, or with respect to the Business, the Seller’s, or any of its other direct or indirect Subsidiaries’, accounting systems, as applicable, have been determined by the U.S. Government to be adequate for accumulating and billing costs under Government Contracts.  The Company has not received notice of, and there is no reasonable basis for, a finding of fraud or any claim of any material liability as a result of defective pricing, mischarging or overpayments on the part of the Company.  The Company has not undergone, the Company has not received any communication that it will be subject to, and there is no basis for any audit by a Governmental Authority whether arising under or relating to any Government Contract or otherwise, other than routine audits conducted by the U.S. Government in the ordinary course of business.

Section 5.23        Compliance with Laws.

(a)          The Company and, with respect to the operation of the Business, the Seller and its other direct and indirect Subsidiaries, are and for the last five (5) years have been in compliance in all material respects with all Laws and Orders to which the Company and the Business are subject.  No Action, demand or, to the Knowledge of the Company, investigation or review by any Governmental Authority with respect to the Company or the Business or affecting any properties, assets, or Liabilities thereof is pending or, to the Knowledge of the Company, threatened, nor has the Company or the Seller or any of its other direct or indirect Subsidiaries received written or, to the Knowledge of the Company, oral notice in the last five (5) years from any Governmental Authority that such Person is not in compliance with any applicable Law or Order, except as, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company or the Business.

(b)         The Company has and, with respect to the Business, the Seller and any of its other direct or indirect Subsidiaries have in each case obtained and hold all Permits necessary to own, use, lease or operate the properties and other assets and to carry on and conduct the Company’s business and operations and the business and operations of the Business in all material respects, as presently conducted.  There has occurred no material default under, or violation of, any such Permit, and each such Permit is in full force and effect and validly existing.  Except as set forth in Schedule 5.23(b) of the Seller and Company Disclosure Schedules, neither the Company nor, with respect to the Business, the Seller or any of its Affiliates have received any written communication that any of the Permits are not currently in good standing.  Schedule 5.23(b) of the Seller and Company Disclosure Schedules sets forth a list of all of the current Permits issued to the Company that are material to the operation of the Business.  All fees and charges with respect to such Permits as of the date hereof have been paid in full.  The Company is and has for the past three (3) years been in compliance in all material respects with all such Permits, and, to the Knowledge of the Company, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in any breach of, or default under, or the revocation, suspension, lapse or limitation of any term, condition or provision of any Permit set forth in Schedule 5.23(b) of the Seller and Company Disclosure Schedules, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole or the Business.  In the past three (3) years, neither the Company nor, with respect to the Business, the Seller or any of its Affiliates has received any written notice (and, to the Knowledge of the Company and, with respect to the Business, the Seller or any of its Affiliates, no Governmental Authority or other Person has threatened any notice) (a) alleging that any of the Company or, with respect to the Business, the Seller or any of its Affiliates are not in compliance with, or has violated, any such Permit, (b) notifying the Company, the Seller, or any of its Affiliates of the revocation or withdrawal of any such Permit, or (c) regarding any other circumstance which would reasonably be expected to result in the revocation, cancellation, suspension or any material and adverse modification of any such Permit or imposing any condition, limitation, modification, amendment, cancellation or termination of any such Permit that would have a material and adverse impact on the operation of the business or operations of the Company or the Business, in each case, which remains unresolved.  To the Knowledge of the Company, there are no facts or circumstances in existence which are reasonably likely to prevent the Company from renewing each such Permit.

Section 5.24        Environmental Matters.

(a)         Except as would not have a material effect on the Company, (i) the Company and, with respect to the Business, the Seller and each of its other material direct or indirect Subsidiaries have, during the past three (3) years, complied in all material respects and are in compliance in all material respects with all applicable Environmental Laws, (ii) neither the Company nor, with respect to the Business, the Seller or any of its other direct or indirect Subsidiaries has received from any Governmental Authority in the last three (3) years any written notice, demand, letter, claim or request for information alleging that it is in material violation of or liable under any Environmental Law or have any other Liability described in this Section 5.24(a); (iii) neither the Company nor, with respect to the Business, the Seller or any of its other direct or indirect Subsidiaries is subject to any Orders, decrees, injunctions or other arrangements with any Governmental Authority for any material Liability under any Environmental Law or relating to Hazardous Substances; (iv) to the Knowledge of the Company, none of the properties that the Company or, with respect to the Business, the Seller or any of its direct or indirect Subsidiaries leases or otherwise occupies, or has formerly leased or otherwise occupied, contains any underground storage tanks, asbestos-containing material, lead-based paint, or polychlorinated biphenyls in violation of any Environmental Law or that would reasonably be expected to result in Liability under any Environmental Law; and (v) neither the Company nor, with respect to the Business, the Seller or any of its direct or indirect Subsidiaries has engaged in any activities involving the generation, use, handling or disposal of any Hazardous Substances in material violation of any Environmental Law or that would reasonably be expected to result in any Liability under any Environmental Law or otherwise.

(b)          As used herein, the term “Environmental Law” means any Law relating to:   (i) the protection, preservation, investigation, restoration or reclamation of the environment, health and safety, or natural resources or exposure to any harmful or hazardous material, (ii) the handling, use, presence, discharge, storage, treatment, removal, transportation, management, disposal, release or threatened release of any Hazardous Substance, chemical substance or waste water or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to Persons or property.

(c)         As used herein, the term “Hazardous Substance” means any:   (i) substance that is listed, classified or regulated in any concentration pursuant to, or forms the basis of Liability under, any Environmental Law; (ii) any petroleum product or by-product, asbestos or asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which may be the subject of regulatory action by any Governmental Authority pursuant to any Environmental Law.

Section 5.25        International Trade and Anti-Corruption.

(a)          The Company and, with respect to the Business, the Seller and each of its direct or indirect Subsidiaries, has been during the last five (5) years, and is currently, in compliance in all material respects with all applicable International Trade Laws and neither the Company nor, with respect to the Business, the Seller or any of their respective direct or indirect Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, officers, employees, agents, representatives, or other Persons acting on their behalf has engaged in or is currently engaged in any conduct that is prohibited under International Trade Laws, except, in each case, as would not reasonably be expected to be material to the Company or the Business.  Notwithstanding any of the foregoing, except, in each case, as would not reasonably be expected to be material to the Company or the Business during the last five (5) years, neither the Company nor, with respect to the Business, the Seller or any of its other direct or indirect Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers, employees, agents, representatives, or other Persons acting on their behalf:  (i) has been a Sanctioned Person; (ii) has participated in any transaction involving a Sanctioned Person; (iii) has maintained employees or assets of any kind in a Sanctioned Jurisdiction; (iv) has directly or indirectly provided any financing to or for the benefit of any Sanctioned Person or has directly or indirectly conducted any transaction or engaged in any dealings with or for the benefit of any Sanctioned Person; or (v) has imported, exported (including deemed exportation), re-exported or transferred, directly or indirectly, any goods, technical data, technology or services in violation of any applicable International Trade Laws.

(b)         For the past five (5) years, the Company, and with respect to the Business, the Seller and each of its other direct and indirect Subsidiaries and each of their respective directors, officers, employees, or to the Knowledge of the Company, any agent, representative, and any other Person acting on their behalf, has been, and is currently in compliance in all material respects with Anti-Corruption Laws.  Neither the Company nor with respect to the Business, the Seller or any of its other direct or indirect Subsidiaries, nor any of their respective directors, officers, employees, or, to the Knowledge of the Company, any agent, representative, or other Person acting on their behalf has violated any Anti-Corruption Laws. For the past five (5) years, neither the Company nor, with respect to the Business, the Seller or any of its other direct or indirect Subsidiaries nor any of their respective directors, officers, employees, or, to the Knowledge of the Company, any agent, representative, or any other Person acting on their behalf, has directly or indirectly violated any, or has been subject to actual or pending or threatened Action alleging violations on the part of any of the foregoing Persons, of the Anti-Corruption Laws. For the past five (5) years, neither the Company nor, with respect to the Business, the Seller or any of its other direct or indirect Subsidiaries nor any of their respective directors, officers, employees, or, to the Knowledge of the Company, any agent, representative, or any other Person acting on their behalf has paid, offered, promised, or authorized the payment of money or anything of value, directly or indirectly, to any government official, any political party, or any other Person for the purpose of influencing any act or decision or to secure any improper advantage.  For the past five (5) years, the Company and, with respect to the Business, the Seller and each of its Subsidiaries has maintained accurate books and records in compliance with all Anti-Corruption Laws, including properly documenting in all material respects all expenses, the business purpose for each, and supporting invoices and receipts for each.  For the past three (3) years, the Company and, with respect to the Business, the Seller and each of its other Subsidiaries has implemented and maintained effective internal controls, policies, and procedures reasonably designed to prevent and detect violations of all applicable Anti-Corruption Laws, except, in each case, as would not reasonably be expected to be material to the Company or the Business.

(c)          For the past five (5) years, neither the Company nor, with respect to the Business, the Seller or any of its other direct or indirect Subsidiaries nor any of their respective directors, officers, employees, or to the Knowledge of the Company, any other Person acting on their behalf, has received from any Governmental Authority or any other Person any written notice of any violation, alleged violation, or any suspected violation of any Anti-Corruption Laws or International Trade Laws, or conducted any internal investigation with respect to, or made any voluntary or involuntary disclosure to a Governmental Authority concerning, any actual, suspected, or alleged material violation of any Anti-Corruption Laws or International Trade Laws.

Section 5.26         Related Party Transactions.  Except for (i) this Agreement, the Transaction Documents and the Contemplated Transactions, and (ii) Benefit Plans and other Contracts relating to labor and employment matters, in each case, set forth in Schedule 5.19 or Schedule 5.20 of the Seller and Company Disclosure Schedules, Schedule 5.26 of the Seller and Company Disclosure Schedules sets forth each Contract currently in effect relating to the Business between a Related Party, on the one hand, and the Company, on the other hand (the “Related Party Agreements”).  Except for the Related Party Agreements or as otherwise set forth on, Schedule 5.26 of the Seller and Company Disclosure Schedules, other than as set forth on Schedule 5.18(b) or Schedule 5.18(c) of the Seller and Company Disclosure Schedules and the services and assets covered under the Transition Services Agreement, no Related Party (a) has entered into any Contract, arrangement (including for compensation), understanding, indebtedness, payment or payment schedule, or transaction involving the Company which is currently in effect or is binding on, or would reasonably be expected to result in any material Liability to, the Company, (b) is competing with the Business, or (c) has commenced or threatened to commence any Action against the Company (other than rights to receive compensation for services performed, or indemnification, as an officer, director or employee of the Business).  The Company is not currently party to any Contract pursuant to which it has borrowed money from, or extended credit to, any Related Party.  No Related Party pursuant to clause (ii)(A) of the definition thereof, or, to the Knowledge of the Company, pursuant to clause (ii)(B) or (ii)(C) of the definition thereof, has any material interest in any material property used by the Company, or in any provider of products or services to the Company.  For purposes hereof, “Related Party” means (i) the Seller or any Affiliate of the Seller (other than the Company), or (ii) (A) any officer or director of the Company, (B) any employee of the Company, or (C), any individual related by blood, marriage or adoption to any of the foregoing individuals or any entity in which any such individual owns any beneficial interest.

Section 5.27        Brokers.  Except as disclosed on Schedule 5.27 of the Seller and Company Disclosure Schedules, no broker finder, investment banker or other similar Person has been authorized to act on behalf of the Company in such capacity or is entitled to any brokerage fees, finder’s fees or commissions or similar payments in connection with the Contemplated Transactions based on any arrangement or Contract made by or on behalf of the Company.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as set forth in the Buyer Disclosure Schedules (subject to Section 10.9), the Buyer represents and warrants to the Seller as follows:

Section 6.1          Corporate Organization.  The Buyer has been duly formed and is validly existing as a corporation in good standing under the Laws of its jurisdiction of organization.  The Buyer has the requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted, except where the failure to have such power and authority would not reasonably be expected to adversely affect or restrict the ability of the Buyer to enter into and perform its obligations under any Transaction Document to which it is or will be a party.  The Buyer is duly licensed or qualified and in good standing as a foreign entity in all jurisdictions in which it is required to be so licensed or qualified, except where failure to be so licensed or qualified would not have a material adverse effect on the ability of the Buyer to enter into the Transaction Documents or consummate the Contemplated Transactions.

Section 6.2          Due Authorization.  The Buyer has all requisite power and authority to execute and deliver each Transaction Document to which the Buyer is or will be a party and to consummate the Contemplated Transactions and to perform its obligations hereunder and thereunder.  The execution and delivery by the Buyer of each Transaction Document to which it is or will be a party and the consummation of the Contemplated Transactions has been duly and validly authorized and approved by the board of directors of the Buyer, and no other proceeding, consent or authorization on the part of the Buyer is or will be necessary to authorize, execute, deliver or perform its obligations under any Transaction Document to which it is or will be a party or to consummate the Contemplated Transactions.  Each Transaction Document to which the Buyer is or will be a party, has been or will be duly and validly executed and delivered by the Buyer and constitutes, or will constitute, a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to the Enforceability Exceptions.

Section 6.3          No Conflict.  Except with respect to clauses (a) and (b) as would not reasonably be expected to materially delay, materially restrict, prohibit or materially and adversely affect the Buyer’s ability to consummate the Contemplated Transactions, the execution and delivery by the Buyer of each Transaction Document to which it is or will be a party and the consummation of the Contemplated Transactions do not and will not:

(a)         breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or conflict or default under, or accelerate the performance required by, or result in the termination of or give any Person the right to terminate, any material Contract to which the Buyer is a party or by which any of the Buyer’s assets are bound;

(b)         assuming compliance with the matters addressed in Section 6.4, breach, violate, conflict with or result in a default under, or create a right of amendment, termination, cancellation or acceleration of any rights or obligations under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in any of the foregoing under any applicable Law or Order binding upon or applicable to the Buyer or any of its assets; or

(c)         violate or conflict with the Organizational Documents of the Buyer.

Section 6.4          No Authorization or Consents Required.  Except (i) as would not reasonably be expected to materially delay, materially restrict or prohibit or materially and adversely affect the Buyer’s ability to consummate the Contemplated Transactions, or (ii) as may be required solely as a result of any facts or circumstances relating to the Seller or any of its Affiliates, no notice to, consent, approval or authorization of or designation, declaration or filing with any Governmental Authority is required by the Buyer with respect to the Buyer’s execution or delivery of any Transaction Document to which it is in will be a party or the consummation of the Contemplated Transactions.

Section 6.5          Litigation.  As of the date hereof, there are no actual, pending or, to the Knowledge of the Buyer, threatened Actions before or by any Governmental Authority against the Buyer that would reasonably be expected to materially adversely affect or restrict the ability of the Buyer to enter into and perform its obligations under any Transaction Document to which it is or will be a party.

Section 6.6          Investment Purpose.  The Buyer is acquiring the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws.  The Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws.  The Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 6.7          Brokers.  Except as set forth on Schedule 6.7 of the Buyer Disclosure Schedules, no broker, finder, investment banker or other similar Person is entitled to any brokerage fees, finder’s fees or commissions or similar payments in connection with the Contemplated Transactions based upon any arrangements or Contract made by the Buyer or any of its Affiliates.

Section 6.8          No Foreign Ownership or Control.  The Buyer is (i) a “U.S. Person” as defined under Appendix C of the NISPOM; (ii) not under foreign, ownership, control, or influence (“FOCI”) as defined under 32 C.F.R. § 117.11; (iii) not a “foreign person” as defined by 31 C.F.R. § 800.224, (iv) not under the “control,” as defined by 31 C.F.R. § 800.208, of a “foreign person” as defined by 31 C.F.R. § 800.224, and (v) not a “foreign” Person for purposes of ITAR 22 C.F.R. § 120.63.

Section 6.9          Financing.  The Buyer has sufficient funds and available credit to permit the Buyer to consummate the Contemplated Transactions, and to pay all related fees and expenses.  Notwithstanding anything to the contrary contained herein, the Buyer acknowledges and agrees that its obligations to consummate the transactions contemplated hereby are not contingent upon its ability to obtain any third party financing.

Section 6.10        Solvency.  Upon consummation of the transaction contemplated hereby, the Buyer, the Company and its Subsidiaries will not (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond their ability to pay such debts as they mature, or (c) have liabilities in excess of the reasonable market value of its assets.  Buyer is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company.

Section 6.11        Section 338(h)(10) Election.  The Buyer is not aware of any fact or circumstance that would prohibit or invalidate the Section 338(h)(10) Election.

Section 6.12        R&W Insurance Policy.  The R&W Policy (including all exclusions set forth therein) to be bound and issued to the Buyer in connection with the Closing will be in the form of policy set forth in Exhibit G.

ARTICLE VII

COVENANTS

Section 7.1          Covenants Regarding Information.

(a)          In order to facilitate the resolution of any claims made against or incurred by the Seller (as it relates to the Company) or in connection with historical tax or financial matters or audits relating to the Company, for a period of five (5) years after the Closing, the Buyer shall (i) retain the books and records relating to the Company relating to periods prior to the Closing and (ii) afford the Representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such books and records; provided, however, that the Buyer shall notify the Seller in writing at least thirty (30) days in advance of destroying any such books and records prior to the fifth anniversary of the Closing Date in order to provide the Seller the opportunity to copy such books and records in accordance with this Section 7.1(a).  Notwithstanding anything to the contrary contained in this Section 7.1(a), the Seller and its Representatives shall not be required to have access to (a) individual performance or evaluation records, medical histories, personally-identifiable information, or other information, in each case to the extent such access would be in violation of applicable Laws or (b) information that would reasonably be likely to result in the loss of attorney-client privilege of the Buyer, the Company or any of their respective Affiliates, (clauses (a) and (b), collectively, the “Seller Post-Close Access Limitations”); provided, that the Buyer and its Affiliates shall use commercially reasonable efforts to provide access to such information in an alternative manner that does not violate applicable Law or result in the loss of any privilege.

(b)         For a period of five (5) years after the Closing, the Seller shall (i) retain all books and records relating to the Business relating to periods prior to the Closing to the extent not transferred in connection with the Pre-Transaction Asset Contribution, and (ii) afford the Representatives of the Buyer reasonable access (including the right to make, at the Buyer’s expense, photocopies), during normal business hours, to such books and records; provided, however, that the Seller shall notify the Buyer in writing at least 30 days in advance of destroying any such books and records prior to the fifth anniversary of the Closing Date in order to provide the Buyer the opportunity to copy such books and records in accordance with this Section 7.1(b).  Notwithstanding anything to the contrary contained in this Section 7.1(b), the Buyer and its Representatives shall not be required to have access to (a) individual performance or evaluation records, medical histories, personally-identifiable information, or other information, in each case to the extent such access would be in violation of applicable Laws or (b) information that would reasonably be likely to result in the loss of attorney-client privilege of the Seller or its Affiliates; provided, that the Seller and its Affiliates shall use commercially reasonable efforts to provide access to such information in an alternative manner that does not violate applicable Law or result in the loss of any privilege.

(c)         For a period of five (5) years from and after the Closing, the Seller shall, and shall cause each of its Affiliates to, keep confidential and not disclose without the prior written consent of the Buyer and not otherwise use any information of a confidential or proprietary nature of or regarding the Company or the Business, including methods of operation, business methods or processes, products, prices, fees, costs, technology, inventions, trade secrets, know-how, Software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters (collectively, “Business Confidential Information”); provided, that (1) Business Confidential Information shall not include information that (i) is currently generally publicly available or that has, prior to such disclosure, become generally publicly available, in each case other than as a result of disclosure by or on behalf of the Seller or any of its Affiliates in breach of this Agreement, or (ii) is independently developed by or on behalf of the Seller or its Representatives without any reference to or use of the Business Confidential Information or any breach of this Section 7.1(c) and (2) the covenants in this Section 7.1(c) will not be limited in duration, to five (5) years from and after the Closing, with respect to any Business Confidential Information that constitutes a trade secret, but, rather, such covenants shall remain in place so long as such Business Confidential Information remains a trade secret under applicable Law (it being understood that such covenants shall nonetheless remain in place if such trade secret ceases to qualify as such as a result of acts or omissions by Seller or its Affiliates in violation of this Section 7.1(c)).  If the Seller is requested by any Governmental Authority or based on the advice of counsel, is legally compelled to disclose any Business Confidential Information, the Seller or its Affiliate may disclose only the minimum amount of such Business Confidential Information as is required or legally compelled to be disclosed; provided, however, that, prior to making any such disclosure, the Seller shall provide the Buyer (to the extent it is legally permissible to do so) with (a) written notice as promptly as reasonably practicable of such compulsion or request (and including a copy of any written documentation or correspondence related thereto, if applicable) so that the Buyer or the Company may seek a protective order or other remedy and (b) reasonable assistance to oppose, or seek a protective order or other limitations on, such disclosure at the Buyer’s sole cost and expense.  Notwithstanding anything herein to the contrary, neither the Seller nor its Representatives shall be required to provide notice (except as set forth in clause (i) of this sentence) or seek consent to disclose any Business Confidential Information in connection with (i) disclosures required by Law (including any filing required under the Securities Exchange Act of 1934 or the Securities Act of 1933), Order or the New York Stock Exchange, or any other applicable stock exchange rules, in which case the party making such determination will (A) to the extent practical and permitted by applicable Law, notify the Buyer of such disclosure prior thereto, and (B) if practicable under the circumstances, use commercially reasonable efforts to allow the Buyer reasonable time to comment on such disclosure, (ii) disclosures required by a routine audit by, or blanket request from, a regulatory or Governmental Authority that do not, in each case, specifically target the Company or the Business Confidential Information, (iii) disclosures to Representatives of the Seller who need to know such information for purposes of advising Seller on its rights and obligations under this Agreement, or in connection with Seller’s ordinary course financial reporting or tax return preparation and filing, provided that such Representatives are subject to customary confidentiality obligations with respect thereto, and (iv) disclosures required by a Tax authority or Governmental Authority that are reasonably required for the purposes of the proper management of Tax affairs of the Seller (or its Affiliates) in its ordinary course of business.

Section 7.2          Public Announcements.  Each of the Buyer and the Seller shall issue an initial press release in the form previously approved by the other party.  Except for such initial press releases approved by the parties hereto, no party hereto will issue or cause the publication of any press release or other public announcement or public statement (including any filings with the Securities and Exchange Commission) with respect to this Agreement or the Contemplated Transactions without the prior written consent of the other parties hereto; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release, public announcement or public statement to the extent that such disclosure is required by Law (including any filing required under the Securities Exchange Act of 1934 or the Securities Act of 1933), Order or the New York Stock Exchange, or any other applicable stock exchange rules, or by the request of any Governmental Authority, in which case the party making such determination will (a) to the extent practical and permitted by applicable Law, notify the other parties of such issuance or publication prior thereto, and (b) if practicable under the circumstances, use commercially reasonable efforts to allow the other parties reasonable time to comment on such release, announcement or statement in advance of its issuance or publication.  No party shall be required to provide notice to the other or otherwise comply with this Section 7.2 to the extent any proposed release or announcement is consistent with information that has previously been made public pursuant to an initial press release or subsequent press release issued in accordance with this Section 7.2.

Section 7.3          Further Assurances.

(a)         Following the Closing, each of the parties hereto shall, and shall cause its respective Affiliates to, execute and deliver such documents and perform such further acts as may be reasonably required to carry out the provisions hereof; provided, however, that no party shall be required to incur any additional out-of-pocket cost or expense or bear any other additional Liability or obligation in connection therewith beyond those costs, expenses and Liabilities expressly imposed on such party otherwise by this Agreement.

(b)         In the event that, following the Closing Date, the Buyer provides the Seller with written notice identifying any Intellectual Property owned by the Seller or any of its Subsidiaries both as of immediately prior to the Closing and as of the date of such notice that, as of immediately prior to the Closing, was both used in and was necessary for the operation of the Business (other than any asset set forth on Schedule 5.18(b) of the Seller and Company Disclosure Schedules or any asset provided under the Transition Services Agreement), the Seller shall promptly following receipt of such written notice grant to Buyer a nonexclusive, worldwide, royalty-free, fully paid-up, perpetual, irrevocable, sublicensable (solely to the extent such Intellectual Property was sublicensed (whether written or otherwise) as part of the Business prior to the Closing) license to utilize and exploit such Intellectual Property in the manner in which such Intellectual Property was used in the Business prior to the Closing.

Section 7.4          Termination of Affiliate Transactions.  Effective as of the Closing, except as set forth on Schedule 7.4 hereto, all Liabilities and receivables between the Company, on the one hand, and one or more of its Affiliates (including the Seller, the Excluded Subsidiary and the Excluded Lower-Tier Subsidiaries but not including the Company), on the other hand, including any and intercompany accounts and all Contracts (other than any Transaction Document or Contracts set forth on Schedule 7.4 hereto) (such Contracts, other than any Transaction Document or Contracts set forth on Schedule 7.4 hereto, the “Affiliate Contracts”) between the Company, on the one hand, and one or more of its Affiliates (including the Seller, the Excluded Subsidiary and the Excluded Lower-Tier Subsidiaries (other than the Company)), on the other hand, shall be terminated in full, without any party thereto having any continuing rights, obligations or Liability thereunder, and without further action required on part of, the Company, the Seller or any of their respective Affiliates with respect thereto following the Closing.  As promptly as practicable following the Closing Date, the Seller shall cause the Excluded Subsidiary to amend and/or modify the Excluded Subsidiary’s General Services Administration Information Technology Multiple Award Schedule (Contract number: 47QTCA23D00E4 for Contract period September 19, 2023 to September 18, 2028) in order to remove any Company Products from such schedule, and shall submit a request for such amendment or modification no later than five (5) Business Days following the Closing Date.

Section 7.5          Wrong Pockets; Mail.

(a)         If, from time to time after the Closing Date:

(i)          the Buyer or any of its Affiliates (including the Company) receives any payment from customers, suppliers or any third party that is properly payable to the Seller or any of its Affiliates, the Person receiving such payment agrees to promptly remit (or cause to be promptly remitted) such funds to the Seller or such Affiliate that is entitled to such funds; or

(ii)          the Seller or any of its Affiliates receives any payment from customers, suppliers or any third party that is properly payable to the Buyer or any of its Affiliates, including the Company, the Person receiving such payment agrees to promptly remit (or cause to be promptly remitted) such funds to the Buyer, such Affiliate, or the Company, as applicable, that is entitled to such funds.

(b)          The Seller, on the one hand, and the Buyer and the Company, on the other hand, authorizes the other, on and after the Closing Date to receive and open all mail and other communications received by such party (to the extent reasonably necessary to determine its relevance to the Company or the Business, on the one hand, or the Retained Business, on the other hand) and to deal with the contents of such communications in good faith and in a proper manner to the extent that such mail or communication relates to the Retained Business (if received by the Seller) or the Business or the Company (if received by the Buyer or the Company); provided that if such party determines that such mail or communication do not relate thereto, then such party shall promptly deliver such mail or communication to the other party.  The Seller, or the Buyer, as applicable, shall promptly deliver to the other any mail or other communication received by such party after the Closing Date pertaining to:   (i) if received by the Seller, the business or operations of the Company or the Business; or (ii) if received by the Buyer or the Company, the Retained Business.

Section 7.6           Facility Security Clearances.  Prior to the date hereof, the Seller has provided, or caused to be provided to DCSA a notification of the transactions contemplated by this Agreement pursuant to 32 C.F.R. § 117.8(c)(7)(i).  From and after the date hereof, the Seller and the Buyer shall reasonably cooperate in responding to any inquiry or request from DCSA concerning the approval of all U.S. government facility security clearances reasonably necessary to conduct the businesses of the Company and its Subsidiaries in all material respects as currently conducted as of the date hereof.

Section 7.7          Transitional License; Name of Sale Entities.

(a)          The Buyer covenants and agrees to use commercially reasonable efforts to take all steps necessary to effectuate a change of the name for the Company to remove the use of the “PAR” name within 30 days following the date upon which all active prime Government Contracts of the Company have been novated to the Buyer such that the Company no longer holds any active prime Government Contracts.  The Buyer shall be solely responsible for any direct or indirect costs or expenses resulting from such change in use of name, and any resulting notification or approval requirements.  The Buyer shall, and shall cause the Company to, use its commercially reasonable efforts to novate any active prime Government Contracts of the Company to the Buyer as promptly as practicable following August 1, 2024.

(b)         Without limiting the Pre-Transaction Asset Transfer, the Buyer acknowledges and agrees that the Seller is not conveying ownership rights in or, except as expressly set forth in this Section 7.7, granting the Buyer or any Affiliate of the Buyer any right or license to use any of the marks of the Seller or any of its Affiliates (including the name “PAR” or any mark incorporating the name “PAR” or confusingly similar thereto), or any trade dress of the Seller or any Affiliate of the Seller, including trade dress associated with or including the “PAR” mark (collectively, the “PAR Marks”) and, after the Closing, except as set forth in the Transition Services Agreement or in this Section 7.7(b), the Buyer shall not use, or permit any Affiliate of the Buyer to use, in any manner the PAR Marks, or any mark that is confusingly similar to the PAR Marks.  Notwithstanding the foregoing, (i) the Seller acknowledges that certain of the PAR Marks have been used prior to the Closing in connection with Contracts and Government Contract Bids of the Business and any invoices, letters or other documentation related thereto and that the use of such PAR Marks in connection with such materials, including, without limitation, with respect to any Government Contract or Government Contract Bid (or Government Contract awarded pursuant thereto) or related invoice, letter, proposal, or other documentation, shall not be deemed a breach of this Section 7.7, (ii) the Seller hereby consents to the transitional use of the PAR Marks by the Buyer and its Affiliates (x) in connection with use of the Company’s internet website content existing immediately prior to Closing on all existing websites of the Company (solely as used in connection with the conduct of the Business immediately prior to Closing) to permit Buyer and its Affiliates to transition such internet website content, or (y) solely to permit the Buyer and its Affiliates to sell or otherwise dispose of the inventory, packaging, marketing and promotional materials, letterhead, business cards, Internet website content and any other supplies or materials bearing any PAR Marks or any marks confusingly similar thereto (collectively, “Materials”) in existence and in the possession or control of the Company as of the Closing, in each case, during the ninety (90)-day period immediately following the Closing, or solely as set forth on Schedule 7.7 until the time period set forth therein (the “Transitional Period”); provided, that the Buyer shall use commercially reasonable efforts to transition to its own proprietary marks and sell or otherwise dispose of all such Materials during the Transitional Period, and (iii) the Buyer may (x) at all times after the Closing, keep records and other historical or archived documents, including email, containing or referencing the PAR Marks solely for non-public internal record or archival purposes or as otherwise reasonably required in connection with the ongoing operation of the Business in the ordinary course of business (including, without limitation, the use of historical email messages) and (y) refer to this historical fact in the conduct of the Business (including at industry conferences) that the Business was previously conducted under the PAR Marks for a reasonable period of time not to exceed three (3) years (provided, however, that, for the avoidance of doubt, the time limitation in this clause (y) shall not apply to any disclosure by the Buyer of the historical fact that the Business was previously conducted under the PAR Marks and acquired from Seller to the extent permitted by Section 7.2 and such disclosure is not used in the conduct of the Business).

Section 7.8          Employee Obligations.

(a)          For the period commencing on the Closing Date and continuing through the end of the term of the transitional services relating to employee benefits under the Transition Services Agreement (the “HR Transition Services Term”), the Buyer shall, pursuant to the terms and conditions of the Transition Services Agreement, cause to be provided to each Business Employee who continues to be employed by the Company following the Closing Date (the “Continuing Employees”) (i) base salary or base rate of pay that is not less than that received by the Continuing Employees immediately prior to the Closing Date, and (ii) employee benefits consistent with the terms of the Transition Services Agreement.  For the period commencing on the end of the HR Transition Services Term and continuing through the first anniversary of the Closing Date, the Buyer shall, or shall cause its Subsidiaries to, provide to each Continuing Employee (x) base salary or base rate of pay that is not less than that received by the Continuing Employees immediately prior to the Closing Date, (y) annual cash incentive compensation opportunity that is not less favorable than provided by the Buyer to similarly-situated employees of the Buyer, and (z) employee benefits that are not less favorable than the benefits provided by the Buyer to similarly-situated employees of the Buyer.  For the avoidance of doubt, the obligations of the Buyer set forth in Section 7.8(a)(x) shall not be applicable to any Continuing Employee who applies for, and accepts, an internal transfer to a different position with the Buyer or one of its Affiliates following the Closing Date.

(b)         For all purposes under the Benefit Plans of the Buyer, the Company or any of their Subsidiaries, the Buyer will use commercially reasonable efforts to cause each Continuing Employee to be credited with his or her years of service with the Company and its Affiliates before the Closing Date, to the same extent as such Continuing Employee was entitled, before the Closing Date, under the corresponding Seller Benefit Plan or Company Benefit Plan (as applicable), except (i) for purposes of benefit accrual under defined benefit plans, (ii) for any purpose where service credit for the applicable period is not provided to participants in the employee benefit plan of the Buyer generally or is otherwise not permissible under Buyer’s Benefit Plan, and (iii) to the extent such credit would result in a duplication of accrual of benefits.

(c)          Contingent upon the Closing and effective as of the Closing Date, the Seller shall take all such actions as are necessary to vest the Continuing Employees set forth on Schedule 7.8(c) in all of their otherwise unvested equity and equity-based awards issued to them by the Seller relating to the equity of Seller as set forth on Schedule 7.8(c).  With respect to each Continuing Employee who, as of immediately prior to the Closing Date, is eligible to receive a 2024 incentive bonus, Buyer shall (or shall cause one of its Affiliates to), pay such Continuing Employee the amount of such 2024 incentive bonus for the period prior to the Closing no later than such time or times as such 2024 incentive bonus would have otherwise been paid.

(d)         Contingent upon the Closing and effective as of the Closing Date, the Seller shall take all such actions as are necessary to vest all Continuing Employees in their account balances under the Seller’s 401(k) Plan.  With respect to each Continuing Employee who, as of immediately prior to the Closing Date, participates under the PAR Technology Corporation Retirement Plan (the “Seller’s 401(k) Plan”), the Buyer shall (or shall cause on of its Affiliates to), effective no later than the end of the term of the Transition Services Agreement, allow such Continuing Employee to participate under a 401(k) plan maintained by the Buyer or one of its Affiliates (the “Buyer’s 401(k) Plan”), with no waiting period (other than any waiting period that applies under the Seller’s 401(k) Plan).  The Seller and the Buyer shall take actions as are reasonably necessary to effectuate a trustee-to-trustee transfer of such Continuing Employees’ account balances (and underlying assets equal to such account balances, including, if applicable, in the form of notes associated with plan loans) in accordance with the terms of Section 11.4 of the Seller’s 401(k) Plan from the Seller’s 401(k) Plan to the Buyer’s 401(k) Plan.

(e)         Except as provided for in the Transition Services Agreement, the Continuing Employees shall cease to accrue further benefits and shall cease to be active participants in any Seller Benefit Plan and the parties shall take all necessary action to effectuate the foregoing, including:  (i) adopting Seller resolutions and Company resolutions approving the termination of participation in Seller Benefit Plans, effective as of the Closing Date (other than with respect to those Seller Benefit Plans addressed in the Transition Services Agreement, which such termination shall be effective as set forth in the Transition Services Agreement), and (ii) notifying third-party service providers of the Company’s termination of participation in Seller Benefit Plans.  Furthermore, for the avoidance of doubt, expenses and benefits with respect to all medical, life, insurance, disability and other welfare plans that relate to claims incurred by any Continuing Employee (or any dependent or beneficiary thereof) prior to the Closing Date under any such Seller Benefit Plan shall be the responsibility of the Seller.  For this purpose, a claim is deemed incurred by a Continuing Employee (i) in the case of medical, prescription drug, dental or vision benefits, when the services or products that are the subject to the claim are performed or provided, (ii) in the case of life insurance, when the relevant death occurs, (iii) in the case of long-term disability benefits (including any related health benefits), when the relevant disability occurs, (iv) in the case of workers’ compensation benefits, when the event giving rise to the benefits occurs, and (v) otherwise, at the time the Continuing Employee or covered dependent becomes entitled to payment of a benefit (assuming that all procedural requirements are satisfied and claims applications are properly and timely completed and submitted).  To the extent any benefits under any Seller Benefit Plan are provided to Continuing Employees on or after the Closing Date via the Transition Services Agreement, all associated costs shall be borne by the Buyer in accordance with the terms and conditions of the Transition Services Agreement.

(f)          Prior to the date hereof, the Seller and/or the Company, as applicable, has taken, or has caused to be taken, all required actions implementing the following with respect to, and under the PAR Technology Corporation Supplemental Executive Retirement and Savings Plan (the “Seller Deferred Compensation Plan”):  (i) adopting Company resolutions approving termination of participation of the Company as a participating employer under the Seller Deferred Compensation Plan, effective as of a date within thirty (30) days prior to the date hereof; and (ii) amendment of the adoption agreement of the Seller Deferred Compensation Plan to reflect that the Company is no longer a participating employer therein, effective as of a date within thirty (30) days prior to the date hereof.  Prior to or as reasonably practicable following the date hereof, the Company has fully distributed or will fully distribute (as applicable) the vested accounts of the two (2) Business Employees and three (3) former employees of the Company set forth on Schedule 7.8(f)(i) hereto in the amounts set forth on Schedule 7.8(f)(ii) hereto, according to the terms of the Seller Deferred Compensation Plan.  Prior to the date hereof, the Seller has provided copies of the documents implementing the requirements of this Section 7.8(f) to the Buyer for Buyer’s review and comment, and the Company has in good faith considered the reasonable comments of the Buyer.

(g)          Nothing contained herein, express or implied, is intended to confer upon any individual any right as a third-party beneficiary of this Agreement.  No provision of this Agreement shall be construed as a guarantee of continued employment of any employee of the Company, including any Service Providers or the Continuing Employees, and this Agreement shall not be construed so as to prohibit the Buyer or any of its Affiliates (including the Company) from having the right following the Closing to terminate the employment of any employee or other Service Provider of the Company, including the Continuing Employees, provided that any such termination is effected in accordance with applicable Law.  The parties agree that any such post-Closing termination shall be solely a Liability of the Buyer and its Affiliates, including the Company.  Notwithstanding any other provision in this Agreement to the contrary, nothing in this Section 7.8 shall be deemed or construed to be an amendment or other modification of any Seller Benefit Plan, Company Benefit Plan or employee benefit plan of the Buyer or any Affiliate of the Buyer.

Section 7.9          Directors’ and Officers’ Indemnification.

(a)          The Buyer agrees that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company, as provided in the Company’s certificate of incorporation and bylaws, shall survive the Closing and shall continue in full force and effect for a period of not less than six (6) years and that the Company will perform and discharge the obligations to provide such indemnity and exculpation after the Closing in accordance with the terms thereof; provided, however, that all rights to indemnification and exculpation in respect of any Action arising out of or relating to matters existing or occurring at or prior to the Closing Date and asserted or made within such six (6)-year period shall continue until the final disposition of such Action.  From and after the Closing until at least six (6) years after the Closing, the Buyer shall not, and shall cause each of its Subsidiaries and Affiliates (including the Company) not to, amend, repeal or otherwise modify the indemnification provisions of the Company’s certificate of incorporation or bylaws as in effect at the Closing in any manner that would adversely affect the rights thereunder of individuals who at the Closing were directors, officers, employees, or agents of the Company, unless such amendment or modification is required by applicable Law.

(b)         The provisions of this Section 7.9 shall survive the consummation of the Closing and continue for the periods specified herein.  This Section 7.9 is intended to benefit the directors, officers, employees and agents of the Company and any other Person or entity (and their respective heirs, successors and assigns) referenced in this Section 7.9, each of whom may enforce the provisions of this Section 7.9 (whether or not parties to this Agreement).  Each of the Persons referenced in the immediately preceding sentence are intended to be third party beneficiaries of this Section 7.9.

Section 7.10         Insurance.  On or prior to the Closing, the Company, in reasonable consultation with the Buyer (which shall include the Buyer’s right to review and comment on the policy documentation), shall purchase “tail” coverage for errors and omissions liability and cyber liability insurance for a period of three (3) years following the Closing Date for the benefit of the Company and with terms and conditions, coverage, and limits reasonably satisfactory to the Buyer with respect to acts, omissions, facts, events or other matters occurring prior to the Closing Date (the “E&O/Cyber Tail Policy”).  Neither the Buyer, the Seller, nor any Excluded Subsidiary or Excluded Lower-Tier Subsidiaries shall cancel the E&O/Cyber Tail Policy.  The fees, costs and expenses incurred in connection with the E&O/Cyber Tail Policy shall be borne by the Buyer.  The Buyer shall pay, or cause to be paid, when due (i) all premiums and other costs and expenses associated with obtaining the E&O/Cyber Tail Policy and (ii) all premiums and other costs and expenses associated with obtaining the D&O Tail Policy (provided, for the avoidance of doubt, that such premiums and other costs and expenses shall not constitute Transaction Expenses other than the first $125,000 payable in respect of the D&O Tail Policy).

 Section 7.11       Restrictive Covenants.

(a)          Acknowledgments.  As the sole owner of the Company, the Seller has special knowledge concerning the Business, and as a material inducement to the Buyer entering into this Agreement, the Seller has agreed to the terms in this Section 7.11 to preserve the value of the Business being acquired by the Buyer, including, without limitation, the agreement to refrain from competing with the Business for the restricted period as set forth in Section 7.11(b) immediately below.

(b)         Prohibited Activities.  For the period commencing with Closing and ending on the fifth (5th) anniversary of the Closing Date, the Seller shall not (and shall cause its Affiliates not to), for any reason whatsoever, directly or indirectly, for itself, or on behalf of or in conjunction with any other Person (whether as a stockholder, member, owner, partner, joint venturer, or otherwise):

(i)          (A) engage in any business that provides or performs services, solutions or products that are the same as or substantially similar to, or competitive with, the Business (or any portion thereof) in any geographic area in which the Company conducts the Business or is in active planning to conduct the Business as of immediately prior to the Closing (the “Restricted Territory”); or (B) own, manage, operate, control, maintain any equity interest in, or render services that are the same as or substantially similar to, or competitive with, the Business prior to Closing to, any business that provides or performs services, solutions or products that are the same as or substantially similar to, or competitive with, the Business (or any portion thereof) in the Restricted Territory; provided, however, that (x) neither Seller nor any of its Affiliates shall be precluded from (1) the ownership of securities of corporations that are listed on a national securities exchange or traded in the national over-the-counter market in an amount that shall not exceed three percent (3%) of the outstanding shares of any such corporation or (2) engaging in any acquisition of, and, following such acquisition, continued ownership of, any business or Person for whom the portion of their business that is competitive with the Business (such competitive portion, the “Competitive Business”) accounts for less than 10% of the consolidated annual revenues of the acquired business or acquired Person(s), taken as a whole, globally in the year prior to such acquisition so long as the Seller or such Affiliate, within twelve (12) months after the consummation of such acquisition, discontinues or divests the Competitive Business entirely; and (y) any Person that, directly or indirectly, acquires all or a majority of the assets or voting securities of the Seller (and such Person’s Affiliates (other than Seller and its Affiliates immediately prior to such acquisition)) shall not be subject to the restrictions under this Section 7.11;

(ii)          employ or engage, solicit or entice away from or out of the employ or engagement of the Company, the Buyer or the Buyer’s Affiliates (x) any Continuing Employee or (y) any independent contractor set forth on Schedule 7.11(b)(ii) of the Seller and Company Disclosure Schedules (each, a “Key Contractor”); provided, that the foregoing shall not prohibit the Seller or any of its Affiliates from (i) conducting a general solicitation, search or advertisement for employees, independent contractors or consultants not specifically targeted at such employees, independent contractors or consultants, (ii) hiring or soliciting any employee (other than Back-Office Employees who are affirmatively terminated by the Company, the Buyer or their respective Affiliates) or Key Contractor whose employment or engagement with the Company, the Buyer or their respective Affiliates was terminated for any reason on or after the Closing Date for a period of at least six (6) months following the date of such termination of employment or engagement, (iii) hiring or soliciting any independent contractor or consultant of the Company, other than any Key Contractor, or (iv) hiring any individual set forth on Schedule 7.11(b)(ii) of the Seller and Company Disclosure Schedules (the “Back-Office Employees”) who was affirmatively terminated by the Company, the Buyer or their respective Affiliates;

(iii)         sell products, solutions or services that are the same as or similar to the Company Products or Company Services to, or call upon for the purpose of soliciting or selling such products, solutions or services similar to the Company Products or Company Services to, any Person who is at that time, or has been within one (1) year prior to the Closing Date, a customer or prospective customer of the Company or the Business; or

(iv)         contact, call upon, communicate with or attempt to communicate with any Person who is a business relation of the Buyer or any of its Affiliates (including the Company after the Closing) with the intent to induce or intentionally attempting to induce such Person (A) to divert their business or services from the Buyer or any of its Affiliates (including the Company after the Closing), (B) to cease doing business with the Buyer or any of its Affiliates (including the Company after the Closing), or (C) in any way interfere with the relationship between any such Person and the Buyer or any of its Affiliates (including the Company after the Closing), in each case, with respect of the Business; or

(v)          permit any corporate officer or director of the Seller or its Subsidiaries to disparage the Company or the Business, provided that this clause (v) shall not be violated by (i) exercising protected legal rights to the extent that such rights cannot be waived by agreement, (ii) truthful statements in response to legal, judicial, or regulatory process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) with apparent or actual jurisdiction to order such Person to disclose or make accessible such information or (iii) testifying in any proceeding or filing to enforce the terms of this Agreement or any transactions related thereto.

Nothing in this Section 7.11 will in any way restrict or impede the Seller or any of its Affiliates from complying with any applicable Law or regulation or a valid Order of any tribunal or other Governmental Authority or any official or agency thereof, provided that such compliance does not exceed that required by the Law, regulation or Order.

(c)          Losses.  Because of the difficulty of measuring economic losses to the Buyer and its Affiliates as a result of a breach of the foregoing covenants in this Section 7.11, and because of the immediate and irreparable damage that could be caused to the Buyer and its Affiliates as a result of a breach of the foregoing covenants in this Section 7.11 for which it would have no other adequate remedy, the Seller agrees that the Buyer may enforce the foregoing covenants in this Section 7.11 in the event of breach or threatened breach by the Seller or any of its Affiliates, in addition to, but not in lieu of, any other available remedies (including, without limitation, monetary Losses), by obtaining injunctions, restraining orders or other equitable remedies, without necessity of posting an injunction bond and without the necessity of showing actual monetary damages or showing that monetary damages are inadequate.

(d)          Reasonable Restraint.  It is agreed by the parties hereto that the foregoing covenants in this Section 7.11 impose a reasonable restraint on the Seller and its Affiliates in light of the activities and business of the Buyer, the Company, and the Buyer’s Affiliates on the date of the execution of this Agreement.

(e)          Independent Covenant.  Each of the covenants in this Section 7.11 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Seller against the Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Buyer of any such covenant.  It is understood by the parties hereto that the covenants contained in this Section 7.11 are essential elements of this Agreement and that, but for the agreement of the Seller to comply with such covenants, the Buyer would not have agreed to enter into this Agreement.  The Seller and the Buyer have independently consulted with their respective counsel and have been advised concerning the reasonableness and propriety of such covenants with specific regard to the nature of the business conducted by the Buyer.  The covenants in this Section 7.11 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.  Moreover, in the event that any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth herein are unreasonable, then it is the intention of the parties hereto that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.  The covenants contained in this Section 7.11 shall not be affected by any breach of any other provision of this Agreement by any party hereto and shall have no effect if the transactions contemplated by this Agreement are not consummated.

Section 7.12         DDTC.  Each of the Buyer and the Seller shall cooperate and use commercially reasonable efforts to promptly make any filings required to be made to the Directorate of Defense Trade Controls (“DDTC”) of the U.S. State Department under the International Traffic in Arms Regulations (“ITAR”), including any filing required to be made to DDTC under 22 C.F.R. § 122.4(a) of the ITAR, which shall be made no later than five (5) days after the Closing.

ARTICLE VIII

TAX MATTERS

Section 8.1          Tax Audits and Contests; Cooperation.

(a)          The Buyer shall notify the Seller within fifteen (15) days of its receipt of any notice of any Tax Contest with respect to (i) the Company for any Pre-Closing Tax Period and (ii) for which the Seller otherwise may be liable hereunder or under applicable Law (a “Seller Tax Contest”).  The Seller shall control the conduct of any Seller Tax Contest; provided that, for any Seller Tax Contest that could result in the Company or the Buyer (or any Affiliates thereof) being liable for any Tax following the Closing, (i) Seller shall keep the Buyer reasonably and timely informed of the status of such Seller Tax Contest, and (ii) with respect to any Seller Tax Contest that is primarily related to Tax liabilities of Buyer or would reasonably be expected to result in material Tax liabilities of Buyer, in each case provided that such Tax liabilities are not otherwise borne by Seller under this Agreement, the Seller shall not settle any such Seller Tax Contest without Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed).  The Buyer shall control all Tax Contests involving the Company, other than Seller Tax Contests.

(b)         The Seller and the Buyer shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company and its Subsidiaries as is reasonably requested for the filing of any Tax Returns and the preparation, prosecution, defense or conduct of any Tax Contest, provided that the Seller shall not be required to disclose to the Buyer any Combined Tax Returns or related work papers.  The Seller and the Buyer shall use commercially reasonable efforts to cooperate with each other in the conduct of any Tax Contest or other proceeding involving or otherwise relating to the Company or its Subsidiaries (or their income or assets) with respect to any Tax and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 8.1(b).  Any information obtained under this Section 8.1(b) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Tax Contest.

(c)         Each of the Buyer and the Company shall use its commercially reasonable efforts to properly retain and maintain the Tax and accounting records of the Company and its Subsidiaries that relate to Pre-Closing Tax Periods for seven years and shall allow the Seller and its agents and Representatives, at times and dates reasonably and mutually acceptable to the parties, to from time to time inspect and review such records as are reasonably necessary and appropriate; provided, however, that in all cases, such activities are to be conducted by the Seller and the Buyer during normal business hours and at their sole expense; provided, further, that no party shall be required to provide assistance at times or in amounts that would interfere unreasonably with the business and operations of such party, provided, further, that the Seller shall not be required to disclose to the Buyer any Combined Tax Returns or related work papers but shall, upon reasonable request, provide Buyer with either (a) a pro forma tax return reflecting solely items attributable to the Company and its Subsidiaries or (b) an excerpt from Seller’s Combined Tax Return reflecting solely items attributable to the Company and its Subsidiaries.  Any information obtained under this Section 8.1(c) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Tax Contest.

Section 8.2          Preparation of Tax Returns.

(a)          Except as provided in Section 8.2(b), the Buyer shall prepare (or cause to be prepared) at its own expense, and timely file (or cause to be timely filed) all Tax Returns of the Company or any of its Subsidiaries required to be filed with any Governmental Authority after the Closing Date, provided that any such Tax Returns with respect to periods ending on or before the Closing Date and Straddle Periods shall be prepared consistent with past practice, except as required by applicable law.

(b)          The Seller shall prepare, at its own expense, shall timely file, and shall pay all Liabilities for Taxes (without duplication for any amounts taken into account under Section 2.3 or otherwise in this Agreement) reflected on any state, local or federal combined, consolidated or unitary Tax Return that includes the Seller or any Affiliate (other than the Company), on the one hand, and the Company or any of its Subsidiaries, on the other hand (a “Combined Tax Return”), and any state Tax Return of the Company and its Subsidiaries for a Pre-Closing Tax Period or Straddle Period that is not filed on a combined, consolidated, or unitary basis.  The Seller shall prepare all such Tax Returns in a manner consistent with past practice, except as otherwise required by applicable Law.

Section 8.3           Tax Sharing Agreements, Etc.  The Seller shall cause all Tax sharing or indemnification agreements or other intercompany transactions (other than agreements entered into in the ordinary course of business the primary purpose of which is not the allocation or sharing of Taxes) between or among the Seller or any of its Subsidiaries (other than the Company), on the one hand, and the Company, on the other hand, to terminate on or before the Closing Date.  For the avoidance of doubt, any Taxes arising as a result of the termination of any arrangement or agreement pursuant to this Section 8.3 shall be deemed a Pre-Closing Tax and shall be borne by the Seller hereunder.

Section 8.4           Transfer Taxes.  The Buyer and the Seller shall each be responsible for fifty percent of all of the sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains or similar Taxes (“Transfer Taxes”) incurred as a result of the Contemplated Transactions.  The party customarily responsible under applicable Law shall file all necessary Tax Returns with respect to Transfer Taxes and the non-preparing party shall cooperate in duly and properly preparing, executing, and filing any certificates or other documents required to be filed in connection with such Transfer Taxes.

Section 8.5           W-9.  The Seller and the Company shall each deliver to the Buyer at the Closing a duly executed IRS Form W-9; provided, that the Buyer’s only remedy for the failure to provide such certificates will be to withhold from the payments to be made pursuant to this Agreement any required withholding Tax.

Section 8.6           Transaction Tax Deductions.  Any and all income Tax deductions related to (A) any bonuses paid on or prior to the Closing Date in connection with the transactions contemplated hereby, (B) expenses with respect to Indebtedness being paid in connection with the Closing, and (C) all Transaction Expenses and payments that are deductible for Tax purposes, and other fees and expenses of legal counsel, accountants, investment bankers (such deductions described in clauses (A) through (C), the “Transaction Tax Deductions”) shall be claimed in a Pre-Closing Tax Period (or, if any Transaction Tax Deductions are reportable in a Straddle Period, will be deemed to have accrued in the pre-Closing portion of such Straddle Period), to the extent permitted by applicable Law at a “more likely than not” or higher level of support, and no party hereto shall apply the “next day rule” under Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) to such deductions.  The election under Revenue Procedure 2011-29, 2011-18 I.R.B. 746, to apply the 70% safe harbor to any “success based fee” as defined in Treasury Regulation Section 1.263(a)-5(f) incurred in connection with the transactions contemplated by this Agreement shall be made for U.S. federal income tax purposes (and any similar election shall be made for non-U.S., state, and local income tax purposes where applicable).  For the avoidance of doubt, the parties agree that 70% of any success-based fees are deductible for U.S. federal income tax purposes pursuant to Revenue Procedure 2011-29, 2011-18 IRB and are included in the calculation of Transaction Tax Deductions.

Section 8.7           Straddle Period.  (i) Except as provided in clause (ii) of this Section 8.7, any Taxes (or refunds of Taxes) for a Straddle Period with respect to the Company shall be apportioned between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period commencing on the day immediately following the Closing Date based on the actual operations of the Company by a closing of the books of the Company, as if the Closing Date were the end of a taxable year, and each such portion of such Straddle Period shall be deemed to be a taxable period (whether or not it is in fact a taxable period); or (ii) in the case of any Taxes (or refunds of Taxes) imposed on a periodic basis (e.g., any real property, personal property or similar ad valorem Taxes) that are payable for a Straddle Period, the portion of such Tax which relates to the portion of such Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire Straddle Period, provided that any increase in Taxes described in this clause (ii) that is attributable to the transactions contemplated by this Agreement shall be apportioned to the period commencing after the Closing Date.

Section 8.8           Post-Closing Actions.  Without obtaining the prior written consent of the Seller, the Buyer shall not, and shall not cause or permit the Company or any of the Buyer’s Affiliates to, (i) take any action on the Closing Date after the closing other than in the ordinary course of business or (ii) make or change any Tax election (including any entity classification election pursuant to Treasury Regulations Section 301.7701-3) with an effective date before the Closing Date, file or amend any Tax Return of the Company for a taxable period ending on or before the Closing Date, initiate any voluntary disclosure with respect to Taxes of the Company for any taxable period ending on or before the Closing Date, or agree to extend or waive any statute of limitations for any taxable period ending on or before the Closing Date, in each case, if such action would result in an increase in a Tax liability or reduction of any Tax asset of the Seller, in each case except as required by applicable Law.

Section 8.9           Section 338(h)(10) Election.

(a)          The Seller and the Buyer agree to make a timely, joint election under Section 338(h)(10) of the Code (and any corresponding election under state or local Law to the extent available) (each, a “Section 338(h)(10) Election”) with respect to the Buyer’s purchase of the shares of the Company and to take any action as is necessary to effectuate the Section 338(h)(10) Elections.  On or prior to the Closing Date, the Buyer shall deliver to the Seller, for execution by the Seller on the Closing Date, Internal Revenue Service Forms 8023, and any similar forms required by state or local Law (collectively, the “Forms”) that are necessary to make the Section 338(h)(10) Election.  The Forms shall be prepared in accordance with Section 338 of the Code and any applicable Treasury Regulations (or, if applicable, comparable provisions of state and local income Tax Law).  The Forms shall be final, conclusive and binding on the Buyer and the Seller.  Neither the Seller nor the Buyer shall, or shall permit any of their Affiliates to, take any action to modify any of the Forms or reports (including any corrections, amendments, or supplements thereto) that are required for the making of the Section 338(h)(10) Election after its execution or to modify or revoke the Section 338(h)(10) Election following the filing of the Forms without the prior written consent of the other party.  The Buyer will be responsible for filing Form 8023.  Both the Buyer and the Seller shall include IRS Forms 8023 and 8883 on their applicable Tax Returns reflecting the Section 338(h)(10) Election.

(b)          In the event that any of the Forms is disputed by any Governmental Authority, the party receiving notice of such dispute shall promptly notify and consult with the other party hereto concerning resolution of such dispute.

(c)          The Seller and its Affiliates shall include all items of income, gain, loss, deduction and credit resulting from the Section 338(h)(10) Elections on their federal income Tax Returns and on all other Tax Returns to the extent required by applicable Law and, for the avoidance of doubt, shall be solely responsible for any Taxes relating thereto.

(d)         Within sixty (60) days after the completion of the Closing Statement (as finally determined), the Buyer shall deliver to the Seller a schedule (the “Section 338(h)(10) Allocation Schedule”) allocating the ADSP (as such term is defined in Treasury Regulation Section 1.338-4) among the assets of the Company.  If, within fifteen (15) days following delivery of the Section 338(h)(10) Allocation Schedule, the Seller does not notify the Buyer in writing of its disagreement with the Section 338(h)(10) Allocation Schedule, the Section 338(h)(10) Allocation Schedule shall be final and binding.  If, within such fifteen (15)-day period, the Seller notifies the Buyer in writing of any disagreement with the Section 338(h)(10) Allocation Schedule, the Seller and the Buyer will work in good faith to resolve any dispute within twenty (20) days after the Seller notifies the Buyer in writing of any disagreement with the proposed Section 338(h)(10) Allocation Schedule.  If the Seller and the Buyer do not reach an agreement within such twenty (20)-day period, then the Seller and the Buyer shall resolve such dispute in a manner consistent with the dispute resolution procedures set forth in Section 2.4(b), mutatis mutandis, provided, that in such event, the parties shall each pay one-half of the fees and expenses of the Accounting Firm.  The Seller and the Buyer each agree that neither it nor any of its Affiliates shall (i) file any Tax Returns in a manner that is inconsistent with the Section 338(h)(10) Allocation Schedule, or (ii) take, or fail to take, any action to the extent such action or failure to act, as the case may be, is inconsistent with or would otherwise prejudice any Section 338(h)(10) Elections.

Section 8.10        Pre-Transaction Asset Distribution.  Prior to consummating the Pre-Transaction Asset Distribution, the Company adopted a “plan of liquidation” (within the meaning of Treasury Regulations Section 1.332-2) providing for the liquidation of the Company through the transactions to be completed in the Pre-Transaction Asset Distribution together with the Section 338(h)(10) Election.

ARTICLE IX

INDEMNIFICATION

Section 9.1           Survival.

(a)          The representations and warranties of the Company, the Seller, and the Buyer contained in this Agreement and any certificate or instrument delivered pursuant to this Agreement in respect thereof and the covenants of the Company, the Seller, and the Buyer contained in this Agreement to the extent requiring performance at or prior to the Closing, in each case, shall terminate at the Closing, except in the case of Fraud.

(b)         The respective covenants and agreements of the Company, the Seller, and the Buyer contained in this Agreement to the extent requiring performance after the Closing shall survive the Closing and be enforceable until such covenant or agreement has been fully performed in accordance with the terms thereof; provided, however, that the obligations with respect to the matter described in Schedule 9.2(c) of the Seller and Company Disclosure Schedules shall survive in the manner described in Schedule 9.2(c) of the Seller and Company Disclosure Schedules.

(c)          None of the Company, Seller, or Buyer shall have any Liability with respect to any covenants or agreements unless notice of an actual or threatened claim, or of discovery of any facts or circumstances that the Company, Seller, or the Buyer, as the case may be, reasonably believes may result in a claim, hereunder is given to the other applicable parties prior to the expiration of the survival period, if any, for such covenant or agreement, in which case such covenant or agreement shall survive as to such claim until such claim has been finally resolved, without the requirement of commencing any Action in order to extend such survival period or preserve such claim.

(d)          Notwithstanding anything to the contrary contained herein, the survival limitations contained in this Article IX shall not apply to or limit Buyer’s rights to bring claims against the insurer under the R&W Insurance Policy.

Section 9.2          Indemnification by Seller.  Subject in all respects to this Article IX, from and after the Closing, the Seller shall defend, indemnify, and hold harmless the Buyer and its Affiliates (including, after the Closing, the Company) and the respective Representatives, successors and assigns of each of the foregoing (the “Buyer Indemnified Parties”) from and against, and shall compensate and reimburse each of the foregoing for, any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, Taxes, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”), asserted against, incurred, sustained or suffered by any of the foregoing as a result of or arising out of, or relating to (whether or not involving a Third Party Claim):

(a)          any breach of any covenant or agreement by Seller or any of its Affiliates contained in this Agreement to the extent requiring performance after the Closing;

(b)          any Excluded Liability; or

(c)          the matter described in Schedule 9.2(c) of the Seller and Company Disclosure Schedules and subject to the additional terms and limitations set forth therein.

Section 9.3          Indemnification by Buyer.  Subject in all respects to this Article IX, from and after the Closing, the Buyer shall defend, indemnify, and hold harmless the Seller and its Affiliates and the respective Representatives, successors and assigns of each of the foregoing (“Seller Indemnified Parties” and, together with the Buyer Indemnified Parties, the “Indemnified Parties”), from and against, and shall compensate and reimburse each of the foregoing for, any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of or arising out of, or relating to (whether or not involving a Third Party Claim) any breach of any covenant or agreement by the Buyer or any of its Affiliates (including, after the Closing, the Company) contained in this Agreement to the extent such covenant or agreement by its terms requires performance after the Closing.

Section 9.4           Limitations.

(a)          In no event shall the Seller’s aggregate Liability pursuant to Section 9.2(b) (x) exceed an aggregate amount equal to the Purchase Price (such amount the “Cap”); provided, however, that the Cap shall not apply to Liability for claims for, arising from, or based on Fraud (which shall not be limited) and (y) arising from or in connection with the item set forth on Schedule 9.4(a) exceed $161,000 (except for claims for, arising from, or based on Fraud, which shall not be limited).

(b)         Payments by an Indemnifying Party pursuant to this Article IX in respect of any Loss shall be limited to the amount of any Liability or damage that remains after deducting therefrom any insurance proceeds or any other indemnity, reimbursement or contribution actually received by the Indemnified Party in respect of any such claim pursuant to recovery under the R&W Insurance Policy or any other insurance policy or other third party source of recovery, in each case, calculated net of any increase in or retroactive premiums and reasonable and documented out-of-pocket fees and expenses incurred to obtain such proceeds, indemnity, reimbursement or contribution amounts, (collectively, the “Net Proceeds”).  The Indemnified Party shall, to the extent any such proceeds, payments or reimbursements are actually received after such Losses are recovered from the Indemnifying Party, promptly repay the amount of such Losses (not to exceed the amount of the Net Proceeds with respect to such proceeds, payments or reimbursements actually received with respect to such Losses) to the Indemnifying Party.

(c)         The Buyer Indemnified Parties shall not be entitled to indemnification under this Article IX with respect to any amount resulting in Losses to the extent that such amount was already expressly reflected in the calculation of the Estimated Purchase Price (as adjusted by the purchase price adjustment pursuant to Section 2.4, if any), and the applicable adjustment or payment is actually paid by or on behalf of the Seller to Buyer or actually reduces the Purchase Price.

(d)         No Indemnified Party shall be entitled to recover from the Indemnifying Parties (i) more than once in respect of the same Loss (notwithstanding that such Loss may result from breaches of multiple provisions of this Agreement or of multiple Transaction Documents) or (ii) any punitive damages, which are expressly waived by the parties hereto, except to the extent that any such damages or Losses are actually paid to a third party.

(e)         Each Indemnified Party shall use commercially reasonable efforts to mitigate any indemnifiable Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto to the extent required by applicable Law.

Section 9.5          Procedures

(a)         In the event of the assertion or commencement by any Person of any claim, demand, or Action against any Indemnified Party with respect to which any Indemnified Party may be entitled to indemnification pursuant to this Article IX (a “Third Party Claim”), the Indemnified Party shall deliver notice to the Indemnifying Party (a “Claim Notice”) with reasonable promptness after receipt by such Indemnified Party of notice of such Third Party Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request; provided, however, that any failure on the part of the Indemnified Party to deliver a Claim Notice to the Indemnifying Party in a reasonably prompt manner pursuant to this clause (a) shall not limit any of the obligations of the Indemnifying Party, or any of the rights of any Indemnified Party, under this Article IX (except to the extent such failure materially adversely prejudices the defense of such Third Party Claim).  The Indemnifying Party shall have the right, at its election, to proceed with the defense (including settlement or compromise) of such Third Party Claim on its own with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, that the Indemnifying Party confirms in writing to the Indemnified Party that, as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be obligated to satisfy and discharge any Losses arising from such Third Party Claim solely to the extent such Losses are actually indemnifiable hereunder and subject to the limitations herein; provided, further, that the Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have control over, the defense (including settlement or compromise) of any Third Party Claim if:  (i) the Third Party Claim involves any material customer, vendor or other business relationship of the Indemnified Party or any Government Contract or Government Contract Bid, (ii) the Third Party Claim involves criminal or quasi-criminal allegations, or could reasonably be expected to result in suspension or debarment of the Indemnified Party or any of its Affiliates, (iii) the Third Party Claim includes a claim for injunctive or other non-monetary relief, (iv) the R&W Insurance Policy provider assumes the defense of such Third Party Claim pursuant to, and in accordance with, the R&W Insurance Policy, (v) the Indemnifying Party fails to use diligent efforts in the defense of a claim following notice to the Indemnifying Party reasonably describing such failure and a twenty (20) day opportunity to cure any such failure, (vi) there exists a material conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of such defense, or (vii) there are material defenses available to the Indemnified Party that are not available to the Indemnifying Party.  The Indemnifying Party shall not settle, compromise or discharge any Third Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), provided, that the Indemnified Party shall consent to the settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend if such settlement, compromise or discharge (x) involves solely the payment of money damages for which the Indemnified Party will be indemnified hereunder, (y) does not involve a finding or admission of wrongdoing or any violation of Law by the Indemnified Party, and (z) includes a complete and unconditional release from all liability or obligation of the Indemnified Party in respect thereof.  If the Indemnifying Party elects to proceed with the defense of any Third Party Claim for which the Indemnifying Party has the right to control pursuant to this Section 9.5(a), the Indemnified Party shall have the right, at its own expense, to participate in the defense thereof and, at its own expense, to employ counsel, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense.  If the Indemnifying Party does not elect to proceed with the defense (including settlement or compromise) of any such Third Party Claim within twenty (20) days of receiving such written notice from the Indemnified Party in connection with a Third Party Claim or if the Indemnifying Party is otherwise not entitled to conduct the defense pursuant to this Section 9.5(a), the Indemnified Party shall proceed with the defense (including settlement or compromise) of such Third Party Claim; provided, that the Indemnified Party shall not settle, compromise or otherwise discharge any Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).  Nothing herein shall be deemed to prevent the Indemnified Party from making a claim, and an Indemnified Party may make a claim hereunder, for potential or contingent claims or demands or Losses; provided, the notice of such claim sets forth the good faith basis for any such potential or contingent claim or demand or Loss; provided, further, that no such party shall be liable to pay any amounts relating to a potential or contingent portion of any claim or demand or Loss until such time as such claim or demand or Loss gives rise to an actual obligation to make a payment or such Loss is otherwise actually incurred.  Notwithstanding anything to the contrary set forth herein, the Seller shall have the exclusive right to control any Third Party Claim involving an Excluded Liability and the Company and the Buyer shall execute such documents as are reasonably necessary to give the Seller the ability to control such Third Party Claim (in each case, subject to the Buyer’s right to participate in the defense of such claim in accordance with this Section 9.5(a) and the limitations on the Seller’s ability to settle any Third Party Claim in its capacity as an Indemnifying Party pursuant to this Section 9.5(a)).

(b)         In the event that any Indemnified Party desires to seek indemnification under this Article IX in respect of, arising out of or involving a Loss or a claim or demand hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party (a “Direct Claim”), the Indemnified Party shall deliver a Claim Notice in respect thereof to the Indemnifying Party with reasonable promptness after becoming aware of facts supporting such Direct Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request; provided, however, any failure on the part of the Indemnified Party to so notify the Indemnifying Party shall not limit any of the obligations of the Indemnifying Party, or any of the rights of the Indemnified Party, under this Article IX (except to the extent such failure materially adversely prejudices the Indemnifying Party).  If the Indemnifying Party disputes a claim for indemnification with respect to such Direct Claim or any portion thereof and notifies the Indemnified Party in writing (which writing shall set forth the grounds for such objection) after its receipt of the Claim Notice, the Indemnified Party and the Indemnifying Party shall meet and attempt in good faith to resolve their differences with respect to such Direct Claim or any portion thereof.  If the dispute has not been resolved within twenty (20) Business Days after the Indemnifying Party notifies the Indemnified Party of such dispute (or, if no such notification from the Indemnifying Party has been made within twenty (20) Business Days after the delivery of the Claim Notice, then, upon the twentieth (20th) Business Day after delivery of the Claim Notice), either the Indemnifying Party or the Indemnified Party may proceed with pursuing the remedies provided herein to resolve such dispute.

(c)         Notwithstanding the provisions of Section 10.11, each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third Party Claim is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Action or the matters alleged therein and agrees that process may be served on each Indemnifying Party with respect to such claim anywhere.

(d)         With respect to any Losses for which a Buyer Indemnified Party is entitled to indemnification pursuant to Section 9.2(b), the Buyer agrees that it shall and it shall cause the Buyer Indemnified Parties to first seek recovery in respect of such Losses from the R&W Insurance Policy; provided, however, that a Buyer Indemnified Party shall not be required to submit a claim if such claim is expressly excluded from or not within the scope of coverage under the R&W Insurance Policy.  To the extent the Buyer Indemnified Parties are unable to recover any amount of such Losses from the R&W Insurance Policy or coverage is otherwise denied (whether as a result of any retention amounts, policy exclusions, omissions of coverage, coverage denials, policy caps, or otherwise), the Buyer Indemnified Parties shall have the right to recover such indemnifiable Losses for which coverage is not available directly from the Seller (subject to the limitations set forth in Section 9.4).  For avoidance of doubt, the Buyer shall be entitled to deliver a Claim Notice to the Seller (thereby preserving its rights with respect to such Claim Notice against the Seller in accordance with Section 9.1(c)), without being in breach of the first sentence of this Section 9.5(d), provided that the Buyer concurrently seeks recovery in respect of the applicable Losses from the R&W Insurance Policy.

(e)          If the Indemnifying Party has assumed the defense of any Third Party Claim, the Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in connection with the defense of such Third Party Claim.

Section 9.6          R&W Insurance Policy.  Concurrently with the execution and delivery of this Agreement, the Buyer has obtained the representations and warranties insurance policy attached hereto as Exhibit G with respect to the representations and warranties of the Company and the Seller in this Agreement and the other matters covered by such policy (the “R&W Insurance Policy”).  The Seller shall deliver, or cause to be delivered, to the Buyer a USB drive or DVD containing, in electronic format, all documents posted as of the Closing Date to the Data Room promptly following the Closing (and in any event no later than ten (10) days following the Closing).  Notwithstanding anything to the contrary contained herein, no limitations (including any survival limitations and other limitations set forth in this Article IX), qualifications or procedures in this Agreement shall be deemed to limit or modify the ability of the Buyer to make claims under or recover under the R&W Insurance Policy; it being understood that any matter for which there is coverage available under the R&W Insurance Policy shall be subject to the terms, survival, conditions and limitations, if any, set forth in the R&W Insurance Policy.

Section 9.7          Release.  Except as expressly set forth in this Agreement or in any agreement delivered pursuant to or concurrently in connection with this Agreement, the Seller, on behalf of itself and all of its Affiliates (each, a “Releasing Person”), hereby irrevocably waives, releases and discharges the Company and its successors and assigns, and Representatives (collectively, “Releasees”) from any and all Actions, demands, rights, Losses, Liabilities, debts, dues, sums of money, accounts, reckonings, costs, expenses, responsibilities, covenants, Contracts, controversies, agreements, claims, judgments, and damages to the Releasing Persons of any kind or nature whatsoever (including, without limitation, in respect of rights of contribution or indemnification), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising hereunder or under any other agreement or understanding, at law or equity, or otherwise, in each case, arising from or in connection with the operation and/or ownership of the Company and the Business on or prior to Closing (collectively, the “Released Claims”) and the Releasing Persons shall not seek to recover any amounts in connection therewith or thereunder from the Releasees; provided, however, that, notwithstanding the foregoing, such Releasing Person is not releasing or discharging any Releasee from, and Released Claims expressly exclude, (i) any right or obligation expressly created by this Agreement or Transaction Document or any other agreement or document delivered in connection herewith and (ii) any claim that cannot be released under applicable Law.

Section 9.8          Exclusive Remedies.  Except in the case of (i) any claims for, arising from, or based on Fraud or (ii) any remedies with respect to the purchase price adjustment as contained in Section 2.4, the parties hereto acknowledge and agree that, from and after the Closing, the sole and exclusive remedy of the Indemnified Parties with respect to any and all claims for Losses resulting from or arising out of any breach of or inaccuracy in any representation or warranty or covenant made in this Agreement or in any certificate delivered pursuant to this Agreement shall be pursuant to the indemnification provisions set forth in this Article IX and recovery under the R&W Insurance Policy.  Nothing in this Section 9.8 shall limit any Person’s right to (i) assert any claim or cause of action and obtain any remedy otherwise available to it against any Person arising from, or based on Fraud, or (ii) seek and obtain any equitable relief to which any Person shall be entitled pursuant to this Agreement, including without limitation, pursuant to Section 7.11, Section 10.7, or Section 2.4.

Section 9.9          Indemnification Payment Tax Treatment.  The parties agree that any indemnification payment pursuant to this Article IX shall be treated as an adjustment to the Purchase Price for all Tax purposes.

ARTICLE X

MISCELLANEOUS

Section 10.1        Expenses.  Except as otherwise expressly provided herein, the Seller (with respect to any fees, costs, and expenses of the Seller or prior to the Closing, of the Company) and the Buyer shall each pay all of their own fees, costs and expenses (including attorneys’ and accountants’ fees, costs and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the Contemplated Transactions.

Section 10.2        Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of the Buyer, the Company and the Seller.

Section 10.3        Entire Agreement.  This Agreement and the other Transaction Documents, including all appendices, exhibits and schedules hereto and thereto, together with the Confidentiality Agreement and that certain Clean Team Confidentiality Agreement, dated January 8, 2024, by and between the Seller and the Buyer, contain all of the terms, conditions and representations and warranties agreed to by the parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their Representatives, oral or written, respecting such subject matter.

Section 10.4        Notices.  Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (a) in writing and served by personal delivery upon the party for whom it is intended, upon delivery or refusal of delivery; (b) sent via electronic mail or similar electronic transmission to such party at its email address set forth below, upon confirmation of receipt by the recipient; (c) sent by a nationally recognized overnight delivery service to the party at the address set forth below, upon delivery or refusal of delivery; or (d) if delivered by certified mail, registered mail or courier service, return‑receipt received to the party at the address set forth below, upon delivery or refusal of delivery, to the Persons indicated:

If to the Buyer or, after the Closing, the Company, to:

Booz Allen Hamilton Inc.
Legal, Ethics & Compliance Department
8283 Greensboro Drive
McLean, Virginia 22102
Attention:      Jacob D. Bernstein
E-mail:          Bernstein_jacob@bah.com

with a copy (which shall not constitute notice) to:

King & Spalding LLP
1650 Tysons Boulevard, Suite 400
McLean, Virginia 22102
Attention:        Charles W. Katz
Email: ckatz@kslaw.com
Attention:        Lindsay A. Thomas
Email: lthomas@kslaw.com

If to the Seller or, prior to the Closing, the Company, to:

PAR Technology Corporation
8383 Seneca Turnpike
New Hartford, NY 13413
Attention:  Bryan Menar, Chief Financial Officer
E-mail:  bryan_menar@partech.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention:   Christopher Lang
E-mail:   CLang@gibsondunn.com

and

PAR Technology Corporation
8383 Seneca Turnpike
New Hartford, NY 13413
Attention:  Cathy A. King, Vice President & General Counsel
E-mail:  cathy_king@partech.com

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 10.4.

Section 10.5         Waiver.  Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or a waiver of any other term or condition of this Agreement.

Section 10.6         Binding Effect; Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party without the prior written consent of the Buyer (in the case of any assignment by the Seller or, prior to the Closing, the Company) or the Seller (in the case of any assignment by the Buyer or, from and after the Closing, the Company), and any purported assignment or other transfer without such consent shall be void and unenforceable; provided, however, that without written consent of any party hereto, the Buyer may assign or transfer all or any part of its rights and interests hereunder (i) to any of its Affiliates, (ii) to any successor to all or substantially all of the Business, and (iii) as collateral security to any lender to the Buyer; provided, further, that no assignment shall limit the assignor’s obligations hereunder.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and permitted assigns.

Section 10.7        Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such nonperformance or breach.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled in equity or at law.  Each of the parties hereby further waives any requirement under any Law to post security as a prerequisite to obtaining equitable relief.  This Section 10.7 is in addition to and not in place of the remedies provision in Section 7.11.

Section 10.8        No Third Party Beneficiary.  Except as otherwise set forth in Article IX (which shall be for the benefit of the Indemnified Parties), Section 7.9, and Section 10.19, which shall inure to the benefit of the Persons benefitting therefrom who are intended to be third-party beneficiaries thereof, nothing in this Agreement shall confer any rights, remedies or claims upon any Person not a party or a permitted assignee of a party to this Agreement.

Section 10.9        Schedules.  The parties hereto agree that any reference in a particular Schedule or section of the Disclosure Schedules shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties of the Seller and the Company, on the one hand, or the Buyer, on the other hand, as applicable, that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of the Seller and the Company, on the one hand, or the Buyer, on the other hand, as applicable, that are contained in this Agreement, but only if the relevance to such other representations and warranties would be reasonably apparent on the face of such disclosure.  No disclosure in the Seller and Company Disclosure Schedules hereto relating to any possible breach or violation of any agreement, Order or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, or shall constitute an admission of liability.  The fact that any item of information is disclosed in any Seller and Company Disclosure Schedules shall not be construed to mean that such information is required to be disclosed by this Agreement.  Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 10.10      Governing Law.  This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal laws of the State of Delaware, without regard to conflict of law principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 10.11       Submission to Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party or its successors or assigns against the other party shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court.  Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.12       Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that if such invalid, void or unenforceable provision is so material to the party for whose benefit the provision was originally included so that such party would not have entered into this Agreement without such provision, the parties will attempt in good faith to agree to replace such provision with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other potential purposes of such provision; provided, further, that any such replacement provision shall not be more restrictive upon the party subject thereto than the provision being replaced.  The preceding sentence is in addition to and not in place of the severability provisions in Section 7.11.

Section 10.13       Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.14       No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein.  In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or documents contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement or any other agreements or documents contemplated herein.

 Section 10.15      Counterparts.  This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.  A signature on a copy of this Agreement received by either party by facsimile or portable document format (PDF) is binding upon the other party as an original.  The parties agree that a secured electronic signature process is acceptable and binding.  This Agreement may be executed by providing an electronic signature under the terms of the Electronic Signatures Act, 15 U.S.C. § 7001 et.  seq., and may not be denied legal effect solely because it is in electronic form or permits the completion of the business transaction referenced herein electronically instead of in person.

Section 10.16       Time of Essence.  Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 10.17       Personal Liability; Non-Recourse.  This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Seller or the Buyer or any officer, director, employee, Representative or investor of either party hereto.  No past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney, advisor or other Representative of any party, or affiliate of any of the foregoing (excluding the Buyer or the Seller), shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of or related to this Agreement.  Notwithstanding the foregoing, nothing in this Section 10.17 or otherwise contained in this Agreement shall limit or eliminate, or be construed in any manner or deemed to affect, limit, modify or waive, in any respect, (a) the liability of any Person pursuant to the terms and conditions of any other agreements or documents entered into in connection with this Agreement to which such Person may be party, (b) any party’s available remedies in the event of any Fraud committed by another party or its Affiliates or (c) any of the Buyer’s rights or remedies pursuant to the R&W Insurance Policy.

Section 10.18       Buyer’s Investigation and Reliance.  The Buyer is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the Business and the transactions contemplated hereby, which investigation, review and analysis were conducted by the Buyer together with expert advisors, including legal counsel, that it has engaged for such purpose.  The Buyer and its Representatives have been provided with access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and the Business and other information that they have requested in connection with their investigation of the Company and the Business and the transactions contemplated hereby.  None of the Seller, the Company or any of their respective Affiliates or Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information concerning the Company or the Business contained herein or made available in connection with the Buyer’s investigation of the Company, except as expressly set forth in this Agreement, and the Seller, the Company and their respective Affiliates and Representatives expressly disclaim any and all liability that may be based on such information or errors therein or omissions therefrom, unless any such information is expressly set forth in this Agreement.  The Buyer has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Seller, the Company, or any of their respective Affiliates or Representatives, except as expressly set forth in Article IV, with respect to representations made only by Seller, and Article V, with respect to representations made by the Seller and the Company.  Except as expressly set forth in this Agreement, none of the Seller, the Company or any of their respective Affiliates or Representatives shall have any liability to the Buyer or any of its Affiliates or Representatives resulting from the use of any information, documents or materials made available to the Buyer, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the transactions contemplated by this Agreement.  None of the Seller, the Company or any of their respective Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and its Subsidiaries except as expressly set forth in Article IV, with respect to representations made by Seller, and Article V, with respect to representations made by the Seller and the Company.

Section 10.19       Legal Representation.

(a)          The Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company and its Subsidiaries) acknowledges and agrees that Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) has acted as counsel for the Seller and the Company and its Subsidiaries in connection with this Agreement and the transactions contemplated hereby (the “Acquisition Engagement”), and in connection with this Agreement and the transactions contemplated hereby, Gibson Dunn has not acted as counsel for any other Person, including the Buyer.

(b)          Only the Seller, the Company and its Subsidiaries and their respective Affiliates shall be considered clients of Gibson Dunn in the Acquisition Engagement.  The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company and its Subsidiaries) acknowledges and agrees that all confidential communications between the Seller, the Company and its Subsidiaries and their respective Affiliates, on the one hand, and Gibson Dunn, on the other hand, to the extent relating to the Acquisition Engagement, which, immediately prior to the Closing, constitute attorney-client privileged communications (the “Protected Communications”), shall be deemed to belong solely to the Seller and its Affiliates (other than the Company), and not the Company, and shall not pass to or be claimed, held, or used by the Buyer or the Company upon or after the Closing.  Accordingly, the Buyer shall not have or seek access to any such Protected Communications (and to the extent such access is obtained unintentionally, the Buyer shall promptly discontinue such access), or to the files of Gibson Dunn relating to the Protected Communications, whether or not the Closing occurs.  Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of Gibson Dunn in respect of the Protected Communications constitute property of the client, only the Seller and its Affiliates shall hold such property rights and (ii) Gibson Dunn shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company or the Buyer by reason of any attorney-client relationship between Gibson Dunn and the Company or otherwise; provided, however, that notwithstanding the foregoing, Gibson Dunn shall not disclose any such attorney-client communications or files to any third parties (other than Representatives, accountants and advisors of the Seller and its Affiliates; provided, that such Representatives, accountants and advisors are instructed to maintain the confidence of such attorney-client communications).  If and to the extent that, at any time subsequent to Closing, the Buyer or any of its Affiliates (including after the Closing, the Company) shall have the right to assert or waive any attorney-client privilege with respect to any Protected Communications, the Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) shall be entitled to waive such privilege only with the prior written consent of the Seller.

(c)          The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) acknowledges and agrees that Gibson Dunn has acted as counsel for the Seller, the Company and its Subsidiaries and their respective Affiliates for several years and that the Seller reasonably anticipates that Gibson Dunn will continue to represent it and/or its Affiliates (other than the Company after the Closing) in future matters.  Accordingly, the Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) expressly (i) consents to Gibson Dunn’s representation of the Seller and/or its Affiliates (other than the Company after the Closing) and/or any of their respective agents (if any of the foregoing Persons so desire) in any post-Closing matter in which the interests of the Buyer and the Company, on the one hand, and the Seller or any of its Affiliates, on the other hand, are adverse, in each case, to the extent relating to the transactions contemplated by this Agreement, and whether or not such matter is one in which Gibson Dunn may have previously advised the Seller, the Company and its Subsidiaries or their respective Affiliates and (ii) consents to the disclosure by Gibson Dunn to the Seller or its Affiliates of any Protected Communications in connection with any such representation described in clause (i) of this sentence.

(d)          The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) further covenants and agrees that each shall not assert any claim against Gibson Dunn in respect of legal services provided to the Company or its Affiliates by Gibson Dunn in connection with this Agreement or the transactions contemplated hereby.

(e)          From and after the Closing, the Company shall cease to have any attorney-client relationship with Gibson Dunn, unless and to the extent Gibson Dunn is expressly engaged in writing by the Company to represent the Company after the Closing and either (i) such engagement involves no conflict of interest with respect to the Seller and/or any of its Affiliates or (ii) the Seller or any such Affiliate, as applicable, consent in writing to such engagement.  Any such representation of the Company by Gibson Dunn after the Closing shall not affect the foregoing provisions hereof.  Furthermore, Gibson Dunn, in its sole discretion, shall be permitted to withdraw from representing the Company and its Subsidiaries in order to represent or continue so representing the Seller.

(f)          The Seller and the Buyer consent to the arrangements in this Section 10.19 and waive any actual or potential conflict of interest that may be involved in connection with any representation by Gibson Dunn permitted hereunder.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

BOOZ ALLEN HAMILTON INC.

By:	/s/ Judith Doston
Name: Judith Dotson
Title: Executive Vice President

Signature Page to Stock Purchase Agreement

PAR GOVERNMENT SYSTEMS CORPORATION

By:	/s/ Bryan A. Menar
Name: Bryan A. Menar
Title: Vice President and Treasurer

PAR TECHNOLOGY CORPORATION

By:	/s/ Bryan A. Menar
Name: Bryan A. Menar
Title: Chief Financial Officer

Signature Page to Stock Purchase Agreement